                                                Filed Pursuant To Rule 424(b)(4)
                                                      Registration No. 333-74566

                                3,500,000 Shares

                                [OM GROUP LOGO]

                                 OM GROUP, INC.

                                  Common Stock

                               ------------------

     Our common stock is listed on The New York Stock Exchange under the symbol "OMG". The last reported sale price on January 17, 2002, was $61.00 per share.

     The underwriters have an option to purchase a maximum of 525,000 additional shares to cover over-allotments of shares.

     INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON PAGE 9.

                                                                 UNDERWRITING
                                                                  DISCOUNTS
                                                   PRICE TO          AND         PROCEEDS TO
                                                    PUBLIC       COMMISSIONS       OM GROUP
                                                 ------------    ------------    ------------
Per Share......................................     $59.00          $2.80           $56.20

Total..........................................  $206,500,000    $9,800,000      $196,700,000

     Delivery of the shares of common stock will be made on or about January 24, 2002.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           CREDIT SUISSE FIRST BOSTON
DEUTSCHE BANC ALEX. BROWN
        BANC OF AMERICA SECURITIES LLC
                 JPMORGAN
                           MCDONALD INVESTMENTS INC.
                                   FIRST ANALYSIS SECURITIES CORPORATION

                The date of this prospectus is January 17, 2002.

                                   [PICTURES]


OMG'S metal powders are used in a wide variety of applications.

OMG's electroless nickel concentrates produce thin film coatings for memory disks.

OMG supplies specialized products for the automotive industry including automotive catalysts used in exhaust systems, stainless steel powder used in automotive parts, and cobalt salts used in airbag technology. OMG is also actively involved in development of fuel cell technology for automobiles.

OMG's cobalt oxide, lithium cobalt dioxide, and spherical nickel hydroxide are used in rechargeable batteries for cell phones and other rechargeable battery applications.

OMG's barium, calcium, and zinc heat stabilizers are less toxic and more environmentally friendly than traditional cadmium products and enhance performance of flexible PVC.

OMG's metal oxides are used in the coloring of glass and ceramic products.

OMG's copper and stainless steel powders are used in the production of pressed metal parts.

OMG's nickel briquettes and cathodes are used in a wide variety of stainless steel applications including medical instruments.

OMG's silver alloy ball grid arrays are used in electronic packaging.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
ABOUT THIS PROSPECTUS.................     i
FORWARD-LOOKING STATEMENTS............     i
WHERE YOU CAN FIND MORE INFORMATION...     i
PROSPECTUS SUMMARY....................     1
RISK FACTORS..........................     9
THE TRANSACTIONS......................    15
USE OF PROCEEDS.......................    19
PRICE RANGE OF COMMON STOCK AND
  DIVIDEND HISTORY....................    19
CAPITALIZATION........................    20
SELECTED HISTORICAL FINANCIAL DATA....    21
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................    23
BUSINESS..............................    32
MANAGEMENT............................    45

                                        PAGE
                                        ----
SECURITY OWNERSHIP OF DIRECTORS,
  OFFICERS AND CERTAIN BENEFICIAL
  OWNERS..............................    52
RELATED PARTY TRANSACTIONS............    54
DESCRIPTION OF OUR CAPITAL STOCK......    55
UNDERWRITING..........................    56
NOTICE TO CANADIAN RESIDENTS..........    59
LEGAL MATTERS.........................    60
EXPERTS...............................    60
INDEX TO UNAUDITED PRO FORMA CONDENSED
  COMBINED FINANCIAL STATEMENTS.......   P-1
INDEX TO OM GROUP, INC. FINANCIAL
  STATEMENTS..........................   F-1
INDEX TO dmc(2) DEGUSSA METALS
  CATALYSTS CERDEC AG FINANCIAL
  STATEMENTS..........................   A-1

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. This prospectus provides you with a general description of our common stock and specific information about the terms of this offering, together with a description of our business. You should read this prospectus, the additional information described under the heading "Where You Can Find More Information" and any additional information you may need to make your investment decision.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains statements that we believe may be "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not historical facts and generally can be identified by use of statements that include phrases such as "believe," "expect," "anticipate," "intend," "plan," "foresee" or other words or phrases of similar import. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those currently anticipated. Factors that could materially affect these forward-looking statements can be found in this prospectus, including immediately below and as described under "Risk Factors." Potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. The forward-looking statements included in this document are made only as of the date of this prospectus and we undertake no obligation to publicly update these forward-looking statements to reflect new information, future events or otherwise.

     Important facts that may affect our expectations, estimates or projections include:

     - the price and supply of raw materials, particularly cobalt, copper, nickel, platinum, palladium, gold and silver;

     - the demand for metal-based specialty chemicals and products in our markets;

     - the effect of non-currency risks of investing in and conducting operations in foreign countries, including political, social, economic and regulatory factors;

     - the effects of the substantial debt we have incurred in connection with our acquisition of the operations of dmc(2) and our ability to refinance or repay that debt; or

     - the effect of fluctuations in currency exchange rates on our international operations.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference rooms at the following locations:

Public Reference Room   Northeast Regional Office  Chicago Regional Office
450 Fifth Street, N.W.  233 Broadway               Citicorp Center
Room 1024               New York, NY 10279         500 West Madison Street, Suite 1400
Washington, D.C. 20549                             Chicago, Illinois 60661-2511

     Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference rooms. Our SEC filings also are available to the public at the SEC's web site at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange under the symbol "OMG" and all such reports, proxy statements and other information filed by us with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005.

     We have filed a registration statement on Form S-1, of which this prospectus is a part, covering the common stock offered by this prospectus. As allowed by SEC rules, this prospectus does not contain all the information set forth in the registration statement and the related exhibits and financial statements. We refer you to the registration statement, and the related exhibits and financial statements for further information. This prospectus is qualified in its entirety by such other information.

                               PROSPECTUS SUMMARY

     This summary contains basic information about this offering. It may not contain all of the information that is important to you in making a decision to invest in our common stock. Financial information we designate as "pro forma" gives effect to this offering and to the transactions described under "The Transactions" as if they had occurred on the first day of the periods specified as relates to statement of operations data and gives effect to this offering as if it had occurred on September 30, 2001 as relates to balance sheet data. For a more complete understanding of this offering, we encourage you to read this entire document and the other documents to which we refer in this prospectus.

                              ABOUT OM GROUP, INC.

OVERVIEW

     We are a leading, vertically integrated international producer and marketer of value-added, metal-based specialty chemicals and related materials. We apply proprietary technology to a wide variety of raw material feedstocks to manufacture, market and supply more than 625 different product offerings to more than 1,700 customers in over 30 industries. Our products typically represent a small portion of the customer's total manufacturing or processing costs and are often essential ingredients for superior product performance. For the twelve months ended September 30, 2001, on a pro forma basis, our net sales were $6,227.2 million and our net income before interest, taxes, depreciation and amortization (EBITDA) was $287.2 million.

     We believe we are the world's leading producer of cobalt-based specialty chemicals and a leading producer of nickel-based specialty chemicals and platinum group metal catalysts and products. During 2000, on a pro forma basis, and excluding net sales of our Metal Management segment, we derived approximately 64% of our net sales from customers in Europe, 25% from customers in the Americas and 11% from customers in Asia-Pacific. We operate 36 manufacturing facilities worldwide, including 14 in the Americas, 12 in Europe, 8 in Asia-Pacific and 2 in Africa, and employ approximately 4,900 employees in 24 countries.

     Our business is conducted through three segments: Base Metal Chemistry, Precious Metal Chemistry and Metal Management.

                            OM GROUP
                                |
    --------------------------------------------------------
    |                           |                          |
BASE METAL                  PRECIOUS METAL              METAL
CHEMISTRY                   CHEMISTRY                   MANAGEMENT

(DOLLARS IN MILLIONS)
     NET SALES (1)            $887.7                    $  1,666.8                  $  3,889.1
                              ------                    ----------                  ----------
     EBITDA (1)               $176.6                    $     31.1                  $     26.3
                              ------                    ----------                  ----------

---------------

(1) Pro forma for the year ended December 31, 2000

     Our BASE METAL CHEMISTRY segment develops, processes, manufactures and markets specialty chemicals, powders and related products from various base metals. We emphasize products that leverage our production capabilities and bring value to our customers through superior product performance. These products frequently are essential components in chemical and industrial processes where they facilitate a chemical or physical reaction and/or enhance the physical properties of end-products. Our base metal chemistry products can be found in a variety of applications for catalysts, coatings, colorants, hard metal tools, jet engines, lubricants, fuel and petroleum additives, magnetic media, metal finishing agents, petrochemicals, plastics, printed circuit boards, rechargeable batteries, stainless steel, super alloys and tires. In 2000, we sold these products to over 1,500 customers serving more than 30 industries. Specific examples of applications using our base metal chemistry products include the following:

     - RECHARGEABLE BATTERIES -- battery-grade mixed metal oxides, low sodium cobalt oxides, cobalt lithium dioxides and spherical nickel hydroxides improve electrical conductivity and extend battery life between charges;

     - HARD METAL TOOLS -- extra-fine cobalt and tungsten powders enhance strength and durability of diamond-cutting tools and microtools for printed circuit boards and construction applications;

     - PETROCHEMICALS -- cobalt catalysts remove impurities from oil before refining in order to reduce pollutants;

     - PLASTICS -- nontoxic mixed-metal, phenol-free stabilizers boost flexibility and allow greater use of polyvinyl chloride in medical applications; and

     - COLORANTS -- cobalt oxides provide color for pigments, earthenware and glass.

     We use more than 15 metals as raw materials in this segment, with the most widely used metals being cobalt, nickel and copper. Our base metal chemistry products are generally categorized as organics (produced by reacting metals with organic acids), inorganics (produced by reacting metals with inorganic acids), powders (produced by chemical reactions using heat and/or water-based technologies) and metals (produced by refining metal feedstock). These products are sold in various forms such as solutions, crystals, powders, cathodes and briquettes.

     Our PRECIOUS METAL CHEMISTRY segment develops, produces and markets specialty chemicals and materials, predominantly from precious metals such as platinum, palladium, rhodium, gold and silver. We also offer a variety of refining and processing services to users of precious metals. Our precious metal chemistry products are used in a variety of applications for automotive catalysts, fuel cells and fuel processing catalysts, chemical catalysts, electronics packaging and electroplating products, jewelry and glass manufacturing for high-definition televisions. In 2000, on a pro forma basis, we sold these products to over 200 customers serving more than a dozen industries. Specific examples of applications using our precious metal chemistry products include the following:

     - AUTOMOTIVE CATALYSTS -- platinum group metal, or PGM, catalysts reduce toxic emissions of internal combustion engines in order to meet increasingly strict environmental legislation for a wide range of fuels, including gasoline, diesel, natural gas and alternate fuels;

     - FUEL CELLS -- PGM-based catalysts for membrane electrode assemblies and fuel processing catalysts increase the efficiency of fuel cells and fuel processing systems; and

     - ELECTRONICS -- silver-based, hermetic sealing materials and ball-grid arrays used in packaging of microelectronic components enable a large number of interconnections and provide package integration.

     Our METAL MANAGEMENT segment acts as a metal sourcing operation for our other business segments and for our customers, primarily procuring precious metals. The Metal Management segment centrally manages metal purchases and sales by providing the necessary precious metal liquidity, financing and hedging for our other segments.

STRATEGY

     TARGET HIGH GROWTH APPLICATIONS AND VALUE-ADDED PRODUCTS. We target applications that we believe have high growth and high margin potential for our products. For example, we have targeted the growing rechargeable battery and nickel catalyst markets through our acquisition of a nickel refinery in Harjavalta, Finland in April 2000. This acquisition has provided us with a solid base from which to vertically integrate production of nickel chemicals and powders. Other examples of value-added products used in targeted applications include stainless steel powders for automotive pressed metal parts, cobalt salts and powders for rechargeable batteries used in laptop computers and mobile phones, PGM-based catalysts for membrane electrode assemblies and fuel processing catalysts for fuel cells used in stationary and mobile applications.

     APPLY METAL TECHNOLOGY TO MEET CUSTOMER NEEDS AND DEVELOP NEW PRODUCTS. We are focused on increasing sales of value-added products through our emphasis on research, technology and customer service. For example, we have increased our sales of cobalt extra-fine powders and created new market opportunities in tungsten powders by applying our recycling technology to the needs of our customers in the hard metal tool industry. We also have developed several products, such as electroless nickel-gold for printed circuit boards, through continued responsiveness to customer needs and through joint product development efforts.

     Through our acquisition of the dmc(2) operations, we have obtained leading technology positions in the development of fuel cell components and automotive catalysts. For example, the flexibility derived from advances in catalyst technology has enabled us to significantly grow the North American sales of the dmc(2) operations by providing customers with automotive catalyst solutions based on multiple precious metals. These new technologies allow our customers the flexibility to choose the most advantageous or cost-effective catalyst solution.

     CONTINUE TO IMPROVE OUR COST POSITION. We have undertaken several initiatives to improve the leading cost positions we have developed in nickel and cobalt procurement and processing as a result of our vertical integration strategy. Our majority-owned Big Hill smelter facility, which we expect to reach full-scale production by mid-year 2002, will expand our base of long-term, low-cost cobalt and copper raw material feedstocks. The conversion of our Harjavalta, Finland nickel refinery from the processing of commodity products to higher value-added products is designed to result in the cost-efficient, vertically integrated production of nickel inorganics and powders. We intend to continue to improve our cost positions in our other product lines as we begin to integrate base metal and precious metal separation and processing technologies.

     INTEGRATE dmc(2) BUSINESS AND CAPITALIZE ON ACQUISITION-RELATED OPPORTUNITIES. As part of our plan to integrate the dmc(2) business with our other operations, we are focused on combining the best practices of each organization to drive top-line growth, increase manufacturing efficiency and leverage our common technology platforms. The acquisition of the dmc(2) operations will allow us to:

     - use our combined experience and technical expertise in base metal and precious metal chemistry to develop new products and improve processing technology;

     - use the combined strength of our respective sales forces to drive growth of precious metal chemistry products in North America, accelerate the growth of our base metal chemistry products in Europe and enhance our presence in Asia;

     - cross-sell products to existing customers that have both base metal and precious metal chemistry needs; and

     - enhance our metal management operation by integrating the expertise and scale of our base metal and precious metal procurement capabilities.

COMPETITIVE STRENGTHS

     LEADERSHIP POSITION IN EACH OF OUR CORE PRODUCTS. We believe that as a result of our high quality products, technological capabilities and focus on providing customer service and support, we have achieved leading market positions in the production of metal-based specialty chemicals, materials and powders. We believe we are the world's leading producer, refiner and marketer of cobalt and a leading worldwide producer of cobalt organics, cobalt inorganics, cobalt powders, nickel inorganics, copper powders, automotive catalysts and PGM compounds.

     DIVERSE GEOGRAPHIC AND CUSTOMER BASE. Following our recent acquisition of the operations of dmc(2), we offer more than 625 products to over 1,700 customers in over 30 industries, including automotive, chemicals, electronics, industrial products and stainless steel. The diversity of the metals used in our products and our worldwide presence are reflected in the following charts:

2000 PRO FORMA PRODUCT SALES                                  2000 PRO FORMA SALES
BY METAL CONTAINED (1)                                        BY GEOGRAPHY (1)(2)

                                              Percent                                                       Percent
                                              -------                                                       -------
Precious Metals.............................    65%           Americas....................................    25%
Copper......................................     4%           Asia-Pacific................................    11%
Nickel......................................    16%           Europe......................................    64%
Cobalt......................................    11%
Other Base Metals...........................     4%

---------------

(1) Excludes net sales of the Metal Management segment

(2) Sales based on customer location

     TECHNOLOGICAL LEADERSHIP. Our research and new product development program is an integral part of our business. New products introduced in the last five years, including new chemical formulations and new concentrations of components, accounted for over 20% of our pro forma 2000 net sales (excluding net sales of the Metal Management segment). Examples of new products that we have developed and introduced to the marketplace over the last five years include the following:

     - an electroless nickel-gold process used in printed circuit boards to increase performance and improve product yields;

     - stainless steel powders used in automotive metal parts to prevent corrosion;

     - cobalt catalysts used in air bags to provide safety and enhance performance; and

     - automotive catalysts used in diesel and gasoline direct-injection engines to improve emission control.

     LEADING RAW MATERIAL SOURCING AND PRODUCTION CAPABILITY. We believe we are the leading producer, refiner and marketer of cobalt and the fifth largest producer of nickel in the world as a result, in part, of our vertical integration strategy. We also believe we are among the world's largest processors of PGMs. Our leading industry positions and long-term relationships with our suppliers provide us with reliable sources of key raw materials. Our major manufacturing plants, all of which have received ISO 9002 certification, are capable of efficiently producing a broad range of metals, specialty chemicals and powders. Our leading refining and metal separation capabilities give us the flexibility to work with a variety of raw materials, including low-grade feedstocks such as slag, concentrates and recycled materials, and transform them into high-quality finished products. The ability to refine and recycle these materials enables us to source many grades of feedstocks at competitive prices and offer recycling services to our customers, giving us a significant advantage in the marketplace. Through our Metal Management segment, we are one of the world's leading precious metals sourcing businesses.

     EXPERIENCED AND INCENTIVIZED MANAGEMENT TEAM. Our senior management team has an average of over twenty years experience in the chemical industry. Led by Chairman and Chief Executive Officer James P. Mooney, President and Chief Operating Officer Edward "Bud" Kissel and Chief Financial Officer James M. Materna, we have consistently delivered strong operating and financial performance. Our senior management team also has significant experience in executing and integrating acquisitions. Since our initial public offering in 1993, we have successfully integrated thirteen acquisitions. Our management team collectively holds roughly 6% of our common shares on a fully diluted basis, with a significant number of these shares issuable under stock option programs.

                              RECENT DEVELOPMENTS

ACQUISITION OF dmc(2) OPERATIONS AND SALE OF BUSINESSES TO FERRO

     On August 10, 2001, we acquired all of the operations of dmc(2) Degussa Metals Catalysts Cerdec AG from Degussa AG for E1,200.0 million, or approximately $1,072.0 million based on the exchange rate at closing. dmc(2) was a worldwide provider of metal-based functional materials for a wide variety of high-growth end markets and was a leading producer of PGM catalysts and products. On September 7, 2001, we sold the Electronic Materials and Cerdec divisions of dmc(2) to Ferro Corporation for approximately $525.5 million.

AMENDMENT TO CREDIT FACILITIES AND ISSUANCE OF BRIDGE NOTES

     On August 10, 2001, we amended and restated our existing senior secured credit facilities to fund the acquisition of the dmc(2) operations, reduce certain borrowings under our existing revolving credit facility and provide for our ongoing working capital and other financing requirements. The amended credit facilities include $325.0 million in aggregate revolving credit facility commitments and $985.0 million in term loans. We repaid $350.0 million of term loan borrowings with proceeds from the sale of the dmc(2) divisions to Ferro and permanently reduced the related commitment under the credit facilities.

     In connection with the acquisition of the dmc(2) operations, we also issued $550.0 million of senior subordinated bridge notes. We repaid $173.0 million of the bridge notes with proceeds from the sale of the dmc(2) divisions to Ferro. We repaid the remaining amounts outstanding under the bridge notes with the proceeds from the debt offering described below.

DEBT OFFERING

     On December 12, 2001, we issued $400.0 million of senior subordinated notes due 2011. The net proceeds from this debt offering were used to repay the remaining amounts outstanding under the bridge notes and to repay a portion of the outstanding indebtedness under our credit facilities.

     The acquisition of the dmc(2) operations, the sale of the dmc(2) divisions to Ferro, the amendments to the credit facilities, the issuance of the bridge notes and the issuance of the senior subordinated notes are collectively referred to in this prospectus as the "Transactions."

OTHER ACQUISITIONS

     On December 21, 2001, we acquired the metal organics business from Rhodia Holdings Limited, including two manufacturing facilities in Bethlehem, Pennsylvania and Manchester, England. The acquisition complements our existing Base Metal Chemistry product offering. We financed the acquisition with debt incurred under our credit facilities.

     On December 27, 2001, we acquired the mineral rights and chemical processing capabilities of Centaur Mining and Exploration Ltd.'s Cawse operation in Western Australia. This will provide us with approximately 8,000 tonnes per annum of nickel feedstock and approximately 800 tonnes per annum of cobalt feedstock. We funded the acquisition with debt incurred under our credit facilities.

                                  THE OFFERING

Issuer...............................     OM Group, Inc.

Common stock offered.................     3,500,000 shares(1)

Common stock outstanding after the
offering.............................     27,647,273 shares(1)(2)

Use of proceeds......................     We expect to use the net proceeds from
                                          this offering to repay a portion of
                                          our outstanding indebtedness under our
                                          credit facilities. See "Use of
                                          Proceeds."

NYSE Symbol..........................     OMG
---------------

(1) Does not include the over-allotment option we have granted to the underwriters for an aggregate of 525,000 shares of common stock.

(2) Excludes 2,099,300 shares of common stock issuable pursuant to awards outstanding on December 31, 2001 under our stock option plans.

                                  RISK FACTORS

     See "Risk Factors" immediately following this summary for a discussion of risks relating to an investment in our common stock.

                             ADDITIONAL INFORMATION

     We are incorporated in the State of Delaware and our executive offices are located at 50 Public Square, Suite 3500, Cleveland, Ohio 44113. Our telephone number is (216) 781-0083.

     SUMMARY CONSOLIDATED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

     The following table displays our summary financial data for the periods ended and as of the dates indicated. We derived the historical data for the years ended 1998, 1999 and 2000 from our audited consolidated financial statements. We derived the historical data for the nine-month periods ended September 30, 2000 and 2001 from our unaudited consolidated financial statements, which include all adjustments, consisting of normal recurring accruals, that management considers necessary for a fair presentation of the financial position and results of operations for these periods. The historical data for the results of operations for the nine months ended September 30, 2001 are not necessarily indicative of results that may be expected for any other interim period or for the full year ending December 31, 2001. The summary unaudited pro forma income statement data give effect to the Transactions and the use of proceeds from this offering as if they occurred on the first day of the periods specified. The summary unaudited pro forma balance sheet data give effect to this offering as if it had occurred on September 30, 2001. See "Index to Unaudited Pro Forma Combined Condensed Financial Statements." The summary financial data should be read in conjunction with "Use of Proceeds," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements (and related notes) of OM Group, Inc., or "OMG," contained elsewhere in this prospectus. The pro forma financial data are not intended to represent our results of operations or financial position had this offering and the Transactions been completed as of the first day or the last day of the periods specified or to project our results of operations or financial condition for any future period or date.

                                                 HISTORICAL                               PRO FORMA
                              ------------------------------------------------   ----------------------------
                                                            NINE MONTHS ENDED                    NINE MONTHS
                                YEAR ENDED DECEMBER 31,       SEPTEMBER 30,       YEAR ENDED        ENDED
                              ---------------------------   ------------------   DECEMBER 31,   SEPTEMBER 30,
                               1998      1999      2000      2000       2001         2000           2001
                              -------   -------   -------   -------   --------   ------------   -------------
                                                               (UNAUDITED)               (UNAUDITED)
                                                  (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net sales...................  $ 521.2   $ 507.0   $ 887.7   $ 655.2   $1,285.5     $6,443.6       $4,605.7
Cost of products sold.......    376.3     347.5     673.9     501.0    1,067.4      6,046.1        4,280.5
                              -------   -------   -------   -------   --------     --------       --------
Gross profit................    144.9     159.5     213.8     154.2      218.1        397.5          325.2
Selling, general and
  administrative expenses...     58.0      60.8      75.4      52.7       94.2        220.6          159.4
                              -------   -------   -------   -------   --------     --------       --------
Income from operations......     86.9      98.7     138.4     101.5      123.9        176.9          165.8
Interest expense, net.......    (15.4)    (18.9)    (37.4)    (26.8)     (37.9)       (66.3)         (55.9)
Other income (expense),
  net.......................     (0.2)      0.5      (1.1)     (0.6)      (1.4)        (6.8)           2.4
                              -------   -------   -------   -------   --------     --------       --------
Income before income
  taxes.....................     71.3      80.3      99.9      74.1       84.6        103.8          112.3
Income taxes................     22.9      24.5      28.4      21.9       24.3         29.7           30.2
                              -------   -------   -------   -------   --------     --------       --------
Net income..................  $  48.4   $  55.8   $  71.5   $  52.2   $   60.3     $   74.1       $   82.1
                              =======   =======   =======   =======   ========     ========       ========
Net income per common
  share.....................  $  2.11   $  2.35   $  2.99   $  2.19   $   2.51     $   2.71       $   2.99
Net income per common
  share -- assuming
  dilution..................  $  2.05   $  2.30   $  2.95   $  2.15   $   2.47     $   2.67       $   2.94
Weighted average shares
  outstanding...............     22.9      23.8      23.8      23.8       24.0         27.3           27.5
Weighted average shares
  outstanding  -- assuming
  dilution..................     23.5      24.3      24.3      24.2       24.4         27.8           27.9
OTHER DATA:
EBITDA (1)..................  $ 112.1   $ 126.1   $ 176.6   $ 130.2   $  166.4     $  234.0       $  226.5
Cash flow from operations...     (1.1)     12.4      81.0      45.6       16.6           --             --
Depreciation and
  amortization..............  $  25.4   $  26.9   $  39.3   $  29.3   $   43.9     $   63.9       $   58.3
Capital expenditures........     91.9      70.2      55.0      33.6       63.3         91.0           92.0

                                                                                                UNAUDITED AS OF
                                                                                                 SEPTEMBER 30,
                                              AS OF DECEMBER 31,         AS OF SEPTEMBER 30,         2001
                                         ----------------------------   ---------------------   ---------------
                                          1998      1999       2000       2000        2001         PRO FORMA
                                         ------   --------   --------   ---------   ---------   ---------------
                                                                             (UNAUDITED)
                                                                        (DOLLARS IN MILLIONS)
BALANCE SHEET DATA (AS OF END OF
  PERIOD):
Cash and cash equivalents..............  $  7.8   $    9.4   $   13.5   $   15.7    $   36.4       $   36.4
Working capital, net (2)...............   294.9      359.1      411.8      466.5       974.7          974.7
Total assets...........................   870.7    1,012.5    1,357.5    1,307.9     2,578.1        2,589.1
Total debt (including current
  portion).............................   312.1      384.9      571.9      583.6     1,269.2        1,087.3
Stockholders' equity...................   404.1      449.2      506.1      489.5       557.0          753.2

---------------

(1) EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA is not a measure of operating income, operating performance or liquidity under GAAP. We include EBITDA and related credit statistics because we understand these data are used by some investors to determine our historical ability to service our indebtedness. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income (as determined in accordance with GAAP) as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented for us may not be comparable to EBITDA reported by other companies. See the audited consolidated financial statements and related notes included elsewhere in this prospectus for the cash used in and provided by operating activities.

(2) Working capital, net is defined as current assets excluding cash and cash equivalents minus current liabilities excluding short-term debt and the current portion of long-term debt.

                                  RISK FACTORS

     You should consider carefully the following risk factors, in addition to the other information contained in this prospectus, before making an investment in our common stock.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE THE dmc(2) OPERATIONS INTO OUR BUSINESS.

     The process of integrating the retained dmc(2) businesses into our existing businesses may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of existing operations. We cannot assure you that we will realize all of the anticipated benefits of the acquisition. Some of the integration difficulties or costs associated with the acquisition of the dmc(2) operations may arise from:

     - unexpected losses of key employees or customers of dmc(2);

     - conforming dmc(2) standards, processes, procedures and controls with our operations;

     - coordinating new product and process development;

     - hiring additional management and other critical personnel;

     - negotiating with labor unions;

     - statutory liabilities associated with a health care fund covering Degussa AG and dmc(2) employees if the fund is closed or liquidated; and

     - increasing the scope, geographic diversity and complexity of our operations.

     In addition, we may encounter unforeseen obstacles, liabilities or costs associated with the dmc(2) integration, including those related to the renewal of insurance covering some dmc(2) operations. The presence of one or more material liabilities related to the dmc(2) operations that were unknown to us at the time of the acquisition of those operations may have a material adverse effect on our business, financial condition or results of operations.

     Historically, we have not been engaged to a significant extent in the precious metals businesses that we have acquired from dmc(2). The precious metals businesses involve risks related to price fluctuations, as discussed in the next risk factor. We will be dependent on the former dmc(2) management team to operate those businesses, and our ability to operate those businesses profitably may be impaired if we are unable to retain that management team. Additionally, the acquisition of the dmc(2) operations has significantly increased the complexity of our internal financial and accounting processes, including accounting period closing and auditing processes.

WE ARE AT RISK FROM FLUCTUATIONS IN THE PRICE OF OUR PRINCIPAL RAW MATERIALS, INCLUDING OUR PRECIOUS METALS INVENTORY, AND FROM OUR PRECIOUS METAL MANAGEMENT ACTIVITIES.

     The primary raw materials we use in manufacturing base metal chemistry products are cobalt, nickel and copper. The cost of raw materials fluctuates due to actual or perceived changes in supply and demand. Generally, we are able to pass increases and decreases in raw material prices through to our customers by increasing or decreasing, respectively, the prices of our products. The extent of our profitability depends, in part, on our ability to maintain the differential between our product prices and raw material prices, and we cannot guarantee that we will be able to maintain an appropriate differential at all times.

     In manufacturing precious metal chemistry products, we primarily use platinum, palladium, gold and silver. We intend to continue the dmc(2) practice of protecting against precious metal price volatility, to the extent possible, by pricing agreements with customers and by hedging through derivative financial instruments such as forward or futures contracts. These pricing agreements and hedging strategies may not be adequate to protect us fully from fluctuations in precious metal prices, and those fluctuations could materially and adversely affect the results of the precious metals businesses we have acquired from dmc(2).

     dmc(2) historically obtained a portion of its precious metal inventory through short-term and medium-term leases, rather than by purchasing the metals, and we intend to continue this practice. We will be exposed to the risk that changes in lease rates will increase our lease expense on those leases. Degussa AG has agreed to lease us precious metals up to an aggregate amount of DM 650.0 million until August 10, 2002 if we are otherwise unable to lease precious metals. After this period expires, we may not be able to enter into metal leases on terms comparable to those historically obtained by dmc(2).

WE ARE AT RISK FROM UNCERTAINTIES IN THE SUPPLY OF SOME OF OUR PRINCIPAL RAW MATERIALS.

     While copper, gold and silver are worldwide commodities and generally available, we can be less certain of the availability of cobalt, nickel and platinum group metals, including platinum, palladium and rhodium. Historically, we have sourced our supply of cobalt primarily from the Democratic Republic of the Congo (DRC), Australia, Finland and Zambia. Although we have never experienced a material shortage of cobalt, production problems or political or civil instability in specific supplier countries may affect the supply and market price of cobalt. In particular, political and civil instability in the DRC may affect the availability of raw materials from that country. If a substantial interruption should occur in the supply of cobalt from the DRC or elsewhere, we may not be able to obtain as much cobalt from other sources as would be necessary to satisfy our requirements at prices comparable to our current arrangements.

     Historically, we have sourced our supply of nickel primarily from Australia and Brazil. Although we have never experienced a material shortage of nickel, if a substantial interruption should occur in the supply of nickel, we may not be able to obtain as much nickel from other sources as would be necessary to satisfy our requirements at prices comparable to our current arrangements.

     Historically, we have sourced our supply of platinum group metals primarily from South Africa, where they are found in primary deposits, and from Russia and Canada, where they are by-products of copper and nickel mining. We source a significant portion of our PGM feedstock from one of the largest global suppliers of platinum group metals, primarily under contract, and obtain the remainder through a variety of channels. Although we have never experienced a material shortage of platinum group metals, if a substantial interruption should occur in the supply of platinum group metals, we may not be able to obtain as much platinum group metals from other sources as would be necessary to satisfy our requirements at prices comparable to our current arrangements.

WE INCURRED SUBSTANTIAL INDEBTEDNESS IN CONNECTION WITH THE ACQUISITION OF THE dmc(2) OPERATIONS, AND OUR INDEBTEDNESS COULD RESTRICT OUR OPERATIONS AND MAKE US MORE VULNERABLE TO ADVERSE ECONOMIC CONDITIONS.

     As a result of the Transactions, we have substantial indebtedness and significant debt service and other obligations. As of September 30, 2001, and for the twelve months then ended, on a pro forma basis, we would have had total debt, stockholders' equity and EBITDA as follows:

                                                              (DOLLARS IN MILLIONS)
                                                              ---------------------
Total debt..................................................        $1,087.3
Stockholders' equity........................................           753.2
EBITDA......................................................           287.2

We also may have significant post-closing obligations in connection with the acquisition of the dmc(2) operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Our high level of debt and debt service requirements could have important consequences for our business. For example, it could:

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and research and development efforts, and for other general corporate purposes;

     - limit our ability to obtain additional funds for working capital, capital expenditures, acquisitions and general corporate purposes;

     - increase our vulnerability to interest rate increases to the extent our variable-rate debt is not effectively hedged;

     - restrict our ability to dispose of assets or to pay cash dividends on, or repurchase, preferred or common stock;

     - increase our vulnerability to adverse economic and industry conditions and competition;

     - limit our flexibility in planning for, or reacting to, changes in our business and our industry; and

     - place us at a competitive disadvantage compared to our competitors that have less debt.

Any of the foregoing consequences could have a material adverse effect on us.

     Our ability to make principal and interest payments, or to refinance our indebtedness, depends on our future performance. Our future performance is, to a certain extent, subject to economic, financial, competitive and other factors beyond our control. We cannot guarantee that our business will generate sufficient cash flow from operations in the future to service our debt and fund necessary capital expenditures. If we are unable to generate sufficient cash flow, we may be required to refinance all or a portion of our existing debt, sell assets or obtain additional financing. We cannot guarantee that any refinancing or sale of assets or additional financing would be possible on terms reasonably favorable to us, or at all. Some of our competitors currently operate on a less leveraged basis and may have greater operating and financial flexibility.

WE MAY INCUR MORE DEBT, WHICH COULD EXACERBATE THE RISKS DESCRIBED ABOVE.

     We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Our credit facilities and the indenture for our senior subordinated notes will limit us from incurring additional indebtedness but will not fully prohibit us or our subsidiaries from doing so. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. See "Capitalization" and "Selected Historical Financial Data."

THE OPERATING AND FINANCIAL RESTRICTIONS IMPOSED BY OUR DEBT AGREEMENTS, INCLUDING OUR CREDIT FACILITIES AND THE INDENTURE RELATING TO OUR SENIOR SUBORDINATED NOTES, LIMIT OUR ABILITY TO FINANCE OPERATIONS AND CAPITAL NEEDS OR ENGAGE IN OTHER BUSINESS ACTIVITIES.

     Our debt agreements contain covenants that restrict our ability to:

     - incur additional indebtedness (including guarantees);

     - incur liens;

     - dispose of assets;

     - make some acquisitions;

     - pay dividends and make other restricted payments;

     - issue preferred stock containing redemption provisions requiring a payment before the maturity of our senior subordinated notes or, in the case of our subsidiaries, issue capital stock;

     - enter into sale and leaseback transactions;

     - make loans and investments;

     - enter into new lines of business;

     - enter into some leases; and

     - engage in some transactions with affiliates.

     In addition, our credit facilities require us to comply with specified financial covenants including minimum interest coverage ratios, maximum leverage ratios and minimum fixed charge coverage ratios.

     Our ability to meet these covenants and requirements in the future may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Our breach or failure to comply with any of these covenants could result in a default under our credit facilities or the indenture governing our senior subordinated notes. If we default under our credit facilities, the lenders could cease to make further extensions of credit, cause all of our outstanding debt obligations under these credit facilities to become due and payable, require us to apply all of our available cash to repay the indebtedness under these credit facilities, prevent us from making debt service payments on any other indebtedness we owe and/or proceed against the collateral granted to them to secure repayment of those amounts. If a default under the indenture occurs, the holders of our senior subordinated notes could elect to declare those notes immediately due and payable. If the indebtedness under our credit facilities or our senior subordinated notes is accelerated, we may not have sufficient assets to repay amounts due under these existing debt agreements or on other debt securities then outstanding.

WE MAY NOT BE ABLE TO RESPOND EFFECTIVELY TO TECHNOLOGICAL CHANGES IN OUR INDUSTRY OR IN OUR CUSTOMERS' PRODUCTS.

     Our future business success will depend in part upon our ability to maintain and enhance our technological capabilities, develop and market products and applications that meet changing customer needs and successfully anticipate or respond to technological changes on a cost-effective and timely basis. Our inability to anticipate, respond to or utilize changing technologies could have an adverse effect on our business, financial condition or results of operations. Moreover, technological and other changes in our customers' products or processes may render some of our specialty chemicals unnecessary, which would reduce the demand for those chemicals.

WE OPERATE IN A VERY COMPETITIVE INDUSTRY.

     We have many competitors. Some of our principal competitors have greater financial and other resources, less leverage and greater brand recognition than we have. Accordingly, these competitors may be better able to withstand changes in conditions within the industries in which we operate and may have significantly greater operating and financial flexibility than we do. As a result of the competitive environment in the markets in which we operate, we currently face and will continue to face pressure on the sales prices of our products from competitors and large customers. With these pricing pressures, we may experience future reductions in the profit margins on our sales, or may be unable to pass on future raw material price or labor cost increases to our customers, which also would reduce profit margins. In addition, we cannot guarantee that we will not encounter increased competition in the future, which could have a material adverse effect on our business. Since we conduct our business mainly on a purchase order basis, with few long-term commitments from our customers, this competitive environment could give rise to a sudden loss of business.

IF WE LOSE KEY PERSONNEL, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

     Our success depends to a large degree on a number of key employees, and the loss of their services could have a material adverse effect on our business. In particular, the loss of James P. Mooney, our Chairman of the Board and Chief Executive Officer, could have a material adverse effect on our business. We have entered into employment agreements with some of our key employees, including Mr. Mooney. We cannot guarantee, however, that any of these employment agreements will prevent us from losing the services of any of our key employees, including Mr. Mooney.

WE ARE SUBJECT TO STRINGENT ENVIRONMENTAL REGULATION AND MAY INCUR UNANTICIPATED COSTS OR LIABILITIES ARISING OUT OF ENVIRONMENTAL MATTERS.

     We are subject to stringent laws and regulations relating to the storage, handling, disposal, emission and discharge of materials into the environment, and we have expended, and may be required to expend in the future, substantial funds for compliance with such laws and regulations. In addition, we may from time to time be subjected to claims for personal injury, property damages or natural resource damages made by third parties or regulators. Our annual environmental compliance costs approximated $5.0 million in 2000. In addition, we made capital expenditures of approximately $2.1 million in 2000 in connection with environmental compliance. We expect that these expenditures will increase as a result of our acquisition of the dmc(2) operations.

     Some risk of environmental liability is inherent in the nature of our business and in the ownership and operation of real property, and we can provide no assurance that additional environmental costs, which may be material, will not arise in the future. In addition, we have not previously operated the 20 plants acquired as part of the dmc(2) operations and have limited information regarding their environmental condition and compliance. Environmental considerations may affect customer acceptance of some of our products.

WE ARE EXPOSED TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES, WHICH MAY ADVERSELY AFFECT OUR OPERATING RESULTS AND NET INCOME.

     We have manufacturing and other facilities in the Americas, Europe, Asia-Pacific and Africa, and we market our products worldwide. Although most of our raw material purchases and product sales are transacted in U.S. dollars, liabilities for non-U.S. operating expenses and income taxes are denominated in local currencies. In addition, fluctuations in exchange rates may affect product demand and may adversely affect the profitability in U.S. dollars of products and services provided by us in foreign markets where payment for our products and services is made in the local currency. Accordingly, fluctuations in currency rates may affect our operating results and net income. In order to partially hedge our balance sheet exposure to fluctuating rates, we enter into forward contracts to purchase euros. Such transactions cannot, however, eliminate all of the risks associated with currency fluctuations.

OUR SUBSTANTIAL INTERNATIONAL OPERATIONS SUBJECT US TO RISKS NOT FACED BY DOMESTIC COMPETITORS, WHICH MAY INCLUDE UNFAVORABLE POLITICAL, REGULATORY, LABOR AND TAX CONDITIONS IN OTHER COUNTRIES.

     About 64% of our net sales in 2000 were derived from our foreign facilities. As a result of our acquisition of the dmc(2) operations, we estimate that our sales from our foreign facilities will increase to more than 70% of our net sales (excluding net sales of the Metal Management segment). Accordingly, our business is subject to risks related to the differing legal and regulatory requirements and the social, political and economic conditions of many jurisdictions. In addition to risks associated with fluctuations in foreign exchange rates, risks inherent in international operations include the following:

     - agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system;

     - foreign customers may have longer payment cycles;

     - foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs or adopt other restrictions on foreign trade or investment, including currency exchange controls;

     - U.S. export licenses may be difficult to obtain;

     - intellectual property rights may be more difficult to enforce in foreign countries;

     - general economic conditions in the countries in which we operate could have an adverse effect on our earnings from operations in those countries;

     - unexpected adverse changes in foreign laws or regulatory requirements may occur, including with respect to export duties and quotas;

     - compliance with a variety of foreign laws and regulations may be difficult; and

     - overlap of different tax structures may subject us to additional taxes.

     Our business in emerging markets requires us to respond to rapid changes in market conditions in these countries. Our overall success as a global business depends, in part, upon our ability to succeed in differing legal, regulatory, economic, social and political conditions. We cannot assure you that we will continue to succeed in developing and implementing policies and strategies which will be effective in each location where we do business. Furthermore, we cannot be sure that any of the foregoing factors will not have a material adverse effect on our business, financial condition or results of operations.

BECAUSE WE ARE A HOLDING COMPANY, OUR INCOME COMES ENTIRELY FROM DISTRIBUTIONS FROM OUR SUBSIDIARIES.

     We are a holding company with no significant assets other than our investments in our subsidiaries. Accordingly, we rely entirely upon distributions from our subsidiaries to generate the funds necessary to meet our obligations, including the payment of principal and interest on our indebtedness. The indenture governing our senior subordinated notes and our credit facilities limit the ability of our subsidiaries to contractually restrict the payment of dividends and other payments to us, although these limitations are subject to a number of significant qualifications.

OUR CERTIFICATE OF INCORPORATION AND BYLAWS CONTAIN SOME PROVISIONS THAT MAY PREVENT OR MAKE MORE DIFFICULT AN ATTEMPT TO ACQUIRE US.

     Our certificate of incorporation and bylaws contain some provisions that may be deemed to have anti-takeover effects. These provisions include a classified board of directors, the elimination of the ability of stockholders to act by written consent in lieu of a meeting and the ability of the board to establish one or more series of preferred stock, having such number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as the board may fix, without further stockholder approval. In addition, in 1996 our board of directors adopted a Stockholder Rights Agreement pursuant to which it declared a dividend distribution of one stock purchase right for each outstanding share of common stock. The Stockholder Rights Agreement and the other provisions discussed above may have anti-takeover effects because they may delay, defer or prevent an unsolicited acquisition proposal that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their common stock over the then market price of such shares.

                                THE TRANSACTIONS

     This offering follows a series of transactions in which:

     - We acquired all of the operations of dmc(2) from Degussa AG for E1,200.0 million in cash, or approximately $1,072.0 million based on the exchange rate at closing.

     - We amended and restated our existing senior secured credit facilities to partially fund the acquisition of the dmc(2) operations, reduce certain borrowings under our existing revolving credit facility and provide for our ongoing working capital and other financing requirements.

     - We issued $550.0 million of senior subordinated bridge notes to partially fund the acquisition of the dmc(2) operations.

     - We sold the Electronic Materials and Cerdec divisions of dmc(2) to Ferro Corporation for approximately $525.5 million in cash, the proceeds of which were used to repay a portion of the borrowings under the credit facilities and a portion of the bridge notes.

     - We issued $400.0 million of senior subordinated notes to repay the remaining amounts outstanding under the bridge notes and to repay a portion of the outstanding indebtedness under our credit facilities.

     We refer to these events collectively in this offering circular as the "Transactions."

                         PURCHASE OF dmc(2) OPERATIONS

     The following is a summary of the material terms of the purchase agreement among Degussa AG, dmc(2) and OMG dated August 10, 2001, regarding the purchase of the dmc(2) operations. This summary describes only some provisions of the purchase agreement and may not describe all terms that may be important to you. See "Where You Can Find More Information."

REPRESENTATIONS AND WARRANTIES

     The purchase agreement contains customary representations and warranties from dmc(2). However, our ability to recover damages for breach of these representations and warranties is subject to restrictions, including the following:

     - we can assert claims only if the total amount of claims exceeds E10.0 million and, except for certain claims, any recovery is limited to a total of 25% of the purchase price prior to any adjustment;

     - we may not receive consequential damages or damages for loss of profit;

     - we may not recover damages that have been addressed through an adjustment of the purchase price or a specific reserve in the dmc(2) balance sheet; and

     - we have to assert most claims within 18 months from the closing of the purchase.

INDEMNIFICATION

     Degussa AG and dmc(2) have agreed to indemnify us for specific environmental as well as contingent liabilities. These are described below:

     Environmental Liabilities. In general, dmc(2) agreed to indemnify us against non-compliance liabilities and cleanup obligations relating to environmental conditions existing at the date of purchase, subject to specified conditions and limitations. Limitations on the indemnity obligations of dmc(2) include the following:

     - we may assert environmental claims only if the total amount of claims exceeds E10.0 million, but upon exceeding such threshold, we may claim the entire amount;

     - the aggregate exposure of dmc(2) for all claims under the purchase agreement, including environmental claims, is capped at 25% of the purchase price prior to any adjustment; and

     - environmental claims are subject to a cost-sharing formula under which we share an increasing percentage of costs over time, depending on when notice is given; accordingly, we pay 10% of claims asserted in the first year, 20% in the second year, 30% in the third year, 40% in the fourth year, 50% in the fifth year, 60% in the sixth year, 75% in the seventh year, 90% in the eighth year, and 100% of claims afterward.

     The indemnity obligations of dmc(2) are also subject to various conditions designed to exclude payment for work not required by applicable environmental laws and to avoid double recovery. For example, our claims may be reduced to the extent such claims have been provided for through a specific reserve in the dmc(2) balance sheet, or to the extent we have received payments from a third party or a tax benefit.

     Contingent Liabilities. Degussa AG has agreed to indemnify us for various claims brought by any third party for any obligation of dmc(2) or Degussa AG created prior to the date the businesses of dmc(2) were separated from Degussa AG and transferred to dmc(2). In addition, dmc(2) has agreed to indemnify us for any losses arising from claims relating to the National Socialist Era and World War II, including claims in connection with formal forced labor.

POST-CLOSING ADJUSTMENT

     The purchase price will be adjusted by any difference between the amount of net debt (debt less cash) of dmc(2) on December 31, 2000 compared to the net debt of dmc(2) on June 30, 2001. The purchase price is subject to further adjustment based on changes in the net working capital of dmc(2) over the same measurement period. Any amounts we receive as a result of a downward adjustment of the purchase price may be used to reduce our debt under our credit facilities.

OTHER PROVISIONS

     Guarantee and Non-Compete. Degussa AG has guaranteed all of the obligations of dmc(2) under the purchase agreement. Degussa AG has further agreed not to engage or participate in a competing business for five years from the closing date of the purchase. A competing business does not include the dental alloy business or any publicly held entity provided Degussa AG holds less than 25% of the voting shares of such entity. Degussa AG can acquire a business that includes a competing business as long as the competing business represents not more than 30% of the aggregate value of the acquired business and Degussa AG sells the competing business within two years. If the competing business is not sold, we have the right to purchase the competing business from Degussa AG. Degussa AG also agreed not to solicit our employees for a period of two years after the closing.

     Employees. We are obligated to continue the employment of employees of dmc(2) after the closing on terms and conditions that are at least as favorable to them as the terms and conditions in effect prior to the closing.

     Maintenance of Partnership Structure and dmc(2). Prior to the closing, the German operations of dmc(2) were separated from Degussa AG and transferred to an entity established as a partnership under German law. We purchased all outstanding interests of this entity at closing. We are obligated to maintain the entity as a German partnership until December 31, 2004. Degussa AG may not dissolve or liquidate dmc(2) prior to December 31, 2005.

     Precious Metals Lease Facility. We entered into a precious metals lease facility with Degussa AG at closing. Under this facility, Degussa AG agreed to lease to us a maximum of DM 650.0 million in gold, silver, platinum and palladium. We may draw on this facility, which matures on August 10, 2002, if and to the extent we are unable to otherwise lease precious metals. Any drawings under this facility will be secured by liens on assets and real property located in Germany.

                                   FINANCING

     The primary sources of financing for the acquisition of the dmc(2) operations included our existing credit facilities (which were increased from $658.0 million to $1,310.0 million) and $550.0 million in bridge notes. In addition to funding the purchase price, approximately $139.2 million of the proceeds from borrowings under the credit facilities and from the bridge notes were used to reduce outstanding amounts under our existing revolving credit facility and to pay fees and expenses incurred in connection with the transaction.

CREDIT FACILITIES

     The amended and restated credit facilities made available to us are outlined below:

FACILITIES                                                     AMOUNT             MATURITY
----------                                              ---------------------   -------------
                                                        (DOLLARS IN MILLIONS)
Revolver..............................................        $  325.0          April 1, 2006
Term Loan A...........................................           135.0          April 1, 2006
Term Loan B...........................................           500.0          April 1, 2007
Asset Sale Term Loan..................................           350.0                 Repaid
                                                              --------
          TOTAL.......................................        $1,310.0

     At our option, the loans will bear interest at either the lender's alternate base rate or LIBOR plus an applicable margin. The initial LIBOR margin will be 3.0%. The applicable margin for the Revolver, Term Loan A and Term Loan B will be subject to performance-based adjustments commencing with the fiscal quarter ended on or nearest to December 31, 2001.

     A portion of the Revolver has been made available in euros. Financial covenants governing the credit facilities include minimum fixed charge coverage, maximum leverage, minimum interest coverage and maximum debt to capitalization. The credit facilities provide for a first priority perfected lien on all of our domestic personal property assets and a first priority pledge of 100% of the common stock of our domestic subsidiaries and of 65% of the common stock of our first-tier foreign subsidiaries. The Asset Sale Term Loan was repaid in full with proceeds from the sale of the Electronic Materials and Cerdec divisions of dmc(2) to Ferro.

BRIDGE NOTES

     In conjunction with the acquisition of the dmc(2) operations, we issued $550.0 million of bridge notes. The bridge notes were unsecured obligations and ranked subordinate to the credit facilities. We used $173.0 million of the proceeds from the sale of the dmc(2) divisions to Ferro to repay a portion of the outstanding bridge notes, and we used proceeds from the issuance of our senior subordinated notes to repay the remaining outstanding portion of the bridge notes.

                          SALE OF BUSINESSES TO FERRO

     On September 7, 2001, we sold the Electronic Materials and Cerdec divisions of dmc(2) to Ferro Corporation for approximately $525.5 million in cash, subject to adjustments. The following is a summary of the material terms of the heads of agreement between OMG and Ferro, dated April 23, 2001 and the purchase agreement between OMG and Ferro, dated as of August 31, 2001, relating to the sale and purchase of these businesses. The following summary may not describe all of the terms of the heads of agreement and the purchase agreement that may be important to you.

RIGHTS AND OBLIGATIONS

     We agreed in general to share with Ferro our rights and obligations under the purchase agreement with Degussa AG to the extent applicable to the businesses sold to Ferro. Ferro similarly agreed to comply with any restrictions or limitations imposed by that purchase agreement as regards the businesses sold to Ferro. At Ferro's request, we will enforce our rights or secure the benefits under the purchase agreement with Degussa

AG with respect to the businesses sold to Ferro. Ferro agreed to reimburse us for expenses incurred by us in doing so and to indemnify us for claims relating to these businesses prior to the sale of such businesses to Ferro.

PURCHASE PRICE ADJUSTMENT

     The purchase price for the businesses sold to Ferro will be adjusted to reflect changes in net working capital on December 31, 2000 compared to August 31, 2001 and for net debt and cash as of August 31, 2001. In addition, the purchase price paid by Ferro included an amount reflecting a portion of the investment banking fees and other costs paid by us for this transaction.

OTHER PROVISIONS

     No-Hire. We agreed not to hire any employees transferred with the businesses sold to Ferro for a period of two years from the transfer date. Ferro agreed not to hire any employees of the dmc(2) businesses retained by us for a period of two years from the transfer date.

     Non-Compete. We agreed not to develop, produce, market or sell products or services substantially similar to the products or services sold or provided by the dmc(2) businesses transferred to Ferro for a period of five years from the closing date of the purchase. Ferro also agreed not to develop, produce, market or sell products or services substantially similar to the products or services sold or provided by the dmc(2) businesses retained by us for the same period.

     Shared Services. For a period of time after the closing date, we will share some plants and facilities with Ferro. We entered into service agreements with Ferro for the facilities located in South Plainfield, New Jersey and Hanau, Germany. Under these agreements, each of us has agreed to provide the other specific services necessary for its respective operations at those facilities.

                                 DEBT OFFERING

     On December 12, 2001, we issued $400.0 million of senior subordinated notes due 2011. The net proceeds from this debt offering were used to repay the remaining amounts outstanding under the bridge notes and to repay a portion of the outstanding indebtedness under our credit facilities.

                                USE OF PROCEEDS

     We estimate that the net proceeds from this offering, after deducting applicable underwriting discounts and estimated expenses payable by us, will be approximately $196.2 million (approximately $225.7 million if the over-allotment option is exercised in full). We expect to use the net proceeds from this offering to repay a portion of our outstanding indebtedness incurred under our amended and restated credit facilities in connection with our acquisition of all of the operations of dmc(2). The applicable interest rates and maturities of indebtedness under our credit facilities are described under "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources -- Debt Service" in this prospectus.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND HISTORY

     Our common stock is listed on the New York Stock Exchange under the symbol "OMG." The number of shareholders of record of our common stock was 1,877 as of December 31, 2001. Information relating to the recent price and dividend history of our common stock follows:

                                                       PRICE RANGE OF
                                                        COMMON STOCK        DIVIDENDS
                                                      -----------------    DECLARED PER
                                                       HIGH       LOW         SHARE
                                                       ----       ---      ------------
YEAR ENDED DECEMBER 31, 1999:
  1st Quarter.......................................  $36.563   $26.875       $0.10
  2nd Quarter.......................................   42.500    32.500        0.10
  3rd Quarter.......................................   40.063    33.750        0.10
  4th Quarter.......................................   40.500    31.500        0.10
YEAR ENDED DECEMBER 31, 2000:
  1st Quarter.......................................  $46.250   $33.750       $0.11
  2nd Quarter.......................................   50.875    41.500        0.11
  3rd Quarter.......................................   48.500    40.250        0.11
  4th Quarter.......................................   57.000    40.130        0.11
YEAR ENDED DECEMBER 31, 2001:
  1st Quarter.......................................  $55.200   $46.250       $0.13
  2nd Quarter.......................................   63.980    49.400        0.13
  3rd Quarter.......................................   66.700    49.000        0.13
  4th Quarter.......................................   66.190    54.000        0.13

     Payment of dividends is made at the discretion of our board of directors and depends upon our financial condition, operating results, capital requirements and other factors our board of directors deems relevant. Our amended and restated credit facilities and the indenture governing our senior subordinated notes contain provisions that, in some circumstances, could limit our ability to pay dividends.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 2001 on an actual basis and as adjusted to give pro forma effect to (i) the offering of senior subordinated notes described under the "Transactions" above, and (ii) this offering and the application of the estimated proceeds as described under "Use of Proceeds" above. The table should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes included elsewhere in this prospectus. Total Stockholders' Equity does not include common stock issuable pursuant to awards outstanding under our stock option plans.

                                                                AS OF SEPTEMBER 30, 2001
                                                 -------------------------------------------------------
                                                               AS ADJUSTED FOR THE
                                                               OFFERING OF SENIOR    AS FURTHER ADJUSTED
                                                  ACTUAL       SUBORDINATED NOTES     FOR THIS OFFERING
                                                  ------       -------------------   -------------------
                                                                  (DOLLARS IN MILLIONS)
Cash and Cash Equivalents......................  $   36.4           $   36.4              $   36.4
                                                 ========           ========              ========
Debt:
  Revolving Credit Facility....................  $  227.1           $  227.1              $  129.0
  Term Loan A..................................     135.0              127.2                 107.3(1)
  Term Loan B..................................     500.0              499.1                 420.9(1)
  Senior Subordinated Bridge Notes.............     377.0                 --                    --
  Senior Subordinated Notes....................        --              400.0                 400.0
  Other Debt...................................      30.1               30.1                  30.1
                                                 --------           --------              --------
       Total Debt..............................   1,269.2            1,283.5               1,087.3
Stockholders' Equity:
     Preferred Stock...........................        --                 --                    --
     Common Stock..............................       0.2                0.2                   0.3
  Capital in excess of par value...............     259.0              259.0                 455.1
  Retained earnings............................     303.6              303.6                 303.6
  Treasury stock...............................      (0.6)              (0.6)                 (0.6)
  Accumulated after comprehensive (loss)
     income....................................      (4.9)              (4.9)                 (4.9)
  Unearned compensation........................      (0.3)              (0.3)                 (0.3)
                                                 --------           --------              --------
       Total Stockholders' Equity..............     557.0              557.0                 753.2
                                                 --------           --------              --------
Total Capitalization...........................  $1,826.2           $1,840.5              $1,840.5
                                                 ========           ========              ========

---------------

(1) The allocation of proceeds to Term Loan A and Term Loan B may change depending on whether prepayment is accepted by the Term Loan B lenders.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth our selected historical financial data for each of the five years in the period ended December 31, 2000 and for the nine-month periods ended September 30, 2000 and 2001. We derived our selected historical financial data for the years ended 1998, 1999 and 2000 from our audited consolidated financial statements for the years ended December 31, 1998, 1999 and 2000 included elsewhere in this prospectus. We derived our selected historical financial data for the years ended 1996 and 1997 from our audited consolidated financial statements for the years ended December 31, 1996 and December 31, 1997 that are not included in this prospectus. We derived the selected historical financial data for the nine-month periods ended September 30, 2000 and 2001 from our unaudited consolidated financial statements, which include all adjustments, consisting of normal recurring accruals, that management considers necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations for the nine months ended September 30, 2001 are not necessarily indicative of results that may be expected for any other interim period or for the full year ending December 31, 2001. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements (and the related notes) included elsewhere in this prospectus.

                                                                                                NINE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                              ----------------------------------------------   -------------------
                                               1996     1997     1998      1999       2000       2000       2001
                                              ------   ------   ------   --------   --------   --------   --------
                                                   (DOLLARS IN MILLIONS, EXCEPT RATIOS)            (UNAUDITED)
INCOME STATEMENT DATA:
Net sales...................................  $388.0   $487.3   $521.2   $  507.0   $  887.7   $  655.2   $1,285.5
Cost of products sold.......................   304.0    369.9    376.3      347.5      673.9      501.0    1,067.4
                                              ------   ------   ------   --------   --------   --------   --------
Gross profit................................    84.0    117.4    144.9      159.5      213.8      154.2      218.1
Selling, general and administrative
  expenses..................................    32.6     46.8     58.0       60.8       75.4       52.7       94.2
                                              ------   ------   ------   --------   --------   --------   --------
Income from operations......................    51.4     70.6     86.9       98.7      138.4      101.5      123.9
Interest expense, net.......................    (7.2)   (13.3)   (15.4)     (18.9)     (37.4)     (26.8)     (37.9)
Other income (expense), net.................     0.2      0.7     (0.2)       0.5       (1.1)      (0.6)      (1.4)
                                              ------   ------   ------   --------   --------   --------   --------
Income before income taxes..................    44.4     58.0     71.3       80.3       99.9       74.1       84.6
Income taxes................................    14.4     19.6     22.9       24.5       28.4       21.9       24.3
                                              ------   ------   ------   --------   --------   --------   --------
Net income..................................  $ 30.0   $ 38.4   $ 48.4   $   55.8   $   71.5   $   52.2   $   60.3
                                              ======   ======   ======   ========   ========   ========   ========
Net income per common share.................  $ 1.61   $ 1.84   $ 2.11   $   2.35   $   2.99   $   2.19   $   2.51
Net income per common share -- assuming
  dilution..................................  $ 1.56   $ 1.78   $ 2.05   $   2.30   $   2.95   $   2.15   $   2.47
Weighted average shares outstanding (000)...  18,624   20,929   22,874     23,767     23,843     23,839     23,980
Weighted average shares outstanding (000) --
  assuming dilution.........................  19,266   21,654   23,546     24,324     24,251     24,240     24,432
RATIO OF EARNINGS TO FIXED CHARGES (1)......     6.8x     5.3x     5.0x       3.8x       2.7x       2.6x       2.8x
BALANCE SHEET DATA:
Cash and cash equivalents...................  $  7.8   $ 13.2   $  7.8   $    9.4   $   13.5   $   15.7   $   36.4
Working capital, net (2)....................   169.7    210.8    294.9      359.1      411.8      466.5      974.7
Property, plant and equipment, net..........   110.6    150.2    245.3      318.8      485.4      457.4      707.2
Total assets................................   443.5    601.1    870.7    1,012.5    1,357.5    1,307.9    2,578.1
Total debt..................................   112.9    170.6    312.1      384.9      571.9      583.6    1,269.2
Stockholders' equity........................   185.3    301.2    404.1      449.2      506.1      489.5      557.0
OTHER DATA:
EBITDA (3)..................................  $ 67.4   $ 92.5   $112.1   $  126.1   $  176.6   $  130.2   $  166.4
Cash flow from operations...................    15.8     29.9     (1.1)      12.4       81.0       45.6       16.6
Depreciation and amortization...............    15.8     21.2     25.4       26.9       39.3       29.3       43.9
Capital expenditures........................    28.1     34.8     91.9       70.2       55.0       33.6       63.3

---------------

(1) The ratio of earnings to fixed charges is computed by dividing earnings available for fixed charges by fixed charges. Earnings available for fixed charges consist of earnings before income taxes plus fixed charges, less capitalized interest. Fixed charges consist of interest, whether expensed or capitalized, amortized capitalized expenses related to indebtedness, and the portion of operating lease rental expense that represents the interest factor.

(2) Working capital, net is defined as current assets excluding cash and cash equivalents minus current liabilities excluding short-term debt and the current portion of long-term debt.

(3) EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA is not a measure of operating income, operating performance or liquidity under GAAP. We include EBITDA data because we understand these data are used by some investors to determine our historical ability to service our indebtedness. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income (as determined in accordance with GAAP) as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. In addition, it should be noted that companies calculate EBITDA differently and therefore EBITDA as presented for us may not be comparable to EBITDA reported by other companies. See the audited consolidated financial statements and related notes included elsewhere in this prospectus for the cash used in and provided by operating activities.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following management's discussion and analysis of financial condition and results of operations should be read in conjunction with our pro forma financial information and our historical financial statements and the related notes appearing elsewhere in this prospectus.

OVERVIEW

     We are a leading, vertically integrated international producer and marketer of value-added, metal-based specialty chemicals and related materials. We apply proprietary technology to a wide variety of raw material feedstocks to manufacture, market and supply more than 625 different product offerings to more than 1,700 customers in over 30 industries. Our products typically represent a small portion of the customer's total manufacturing or processing costs and are often essential ingredients for superior product performance. For the twelve months ended September 30, 2001, on a pro forma basis, our net sales were $6,227.2 million and our EBITDA was $287.2 million.

     We believe we are the world's leading producer of cobalt-based specialty chemicals and a leading producer of nickel-based specialty chemicals and platinum group metal catalysts and products. During 2000, on a pro forma basis, and excluding net sales of our Metal Management segment, we derived approximately 64% of our net sales from customers in Europe, 25% from customers in the Americas and 11% from customers in Asia-Pacific. We operate 36 manufacturing facilities worldwide, including 14 in the Americas, 12 in Europe, 8 in Asia-Pacific and 2 in Africa, and employ approximately 4,900 employees in 24 countries. Our business is conducted through three segments: Base Metal Chemistry, Precious Metal Chemistry and Metal Management.

PRIMARY FACTORS AFFECTING OUR BUSINESS

     The primary factors that affect our results are:

     Economic conditions in the geographic regions in which we operate. We have operations in a variety of foreign countries. Economic conditions and growth rates historically have varied in the geographic regions in which we operate and may do so in the future.

     Raw materials availability. The primary raw materials we use in manufacturing products are cobalt, nickel, copper, gold, silver, platinum and palladium. Copper, gold and silver are worldwide commodities and are generally available. We source our other raw materials from various countries in which localized events or conditions could affect the supply or price of metals, although historically we have not experienced shortages in these raw materials. Our refining and metal separation capabilities that allow us to transform lower-grade feedstocks into high-quality finished products are an important aspect of our business.

     Metal price volatility. The cost of our raw materials fluctuates due to actual or perceived changes in supply and demand. Generally, we are able to pass through to our customers increases or decreases in raw material prices by increasing or decreasing, respectively, the prices of our products or by invoicing the customer directly for the cost of the raw material.

     Effects of currency fluctuations. Our worldwide results of operations are subject to both currency transaction and translation risk. We incur currency transaction risk whenever we enter into either a purchase or sale transaction using a currency other than the local currency of the entity. We incur currency translation risk because we measure and record the financial condition and results of operations for many of our subsidiaries in local currencies before translating these results into U.S. dollars and including them in our historical consolidated financial statements. Exchange rates between these currencies and the U.S. dollar in recent years have fluctuated significantly and may do so in the future. Although raw material purchases and product sales are predominantly based on U.S. dollars or U.S. dollar quoted prices, we are exposed to fluctuations in foreign currency exchange rates. Accordingly, fluctuations in currency rates will affect our operating results and net income. Forward contracts are utilized to partially hedge our exposures to fluctuating foreign exchange rates. Such transactions cannot, however, eliminate all of the risks associated with currency fluctuations.

     New product development. The continuing development of new products is an integral focus of our business. New products developed in the last five years accounted for more than one-fifth of our pro forma 2000 net sales (excluding net sales of our Metal Management segment). We develop new products through continued responsiveness to customer needs and through joint product development programs.

     Acquisitions. We have completed thirteen acquisitions since our initial public offering in 1993, including our recent acquisition of the operations of dmc(2). Most of these acquisitions have occurred during the last five years. See "Business -- History."

ACQUISITION OF dmc(2) OPERATIONS AND SALE OF BUSINESSES TO FERRO

     On August 10, 2001, we acquired all of the operations of dmc(2) Degussa Metals Catalysts Cerdec AG from Degussa AG for E1,200.0 million, or approximately $1,072.0 million based on the exchange rate at closing. dmc(2) was a worldwide provider of metal-based functional materials for a wide variety of high-growth end markets and was a leading producer of PGM catalysts and products. On September 7, 2001, we sold the Electronic Materials and Cerdec divisions of dmc(2) to Ferro Corporation for approximately $525.5 million. The acquisition of the dmc(2) operations and the subsequent divestiture of dmc(2) businesses to Ferro were recorded using the purchase method of accounting.

                    RESULTS OF OPERATIONS -- OMG HISTORICAL

     Set forth below is summary consolidated information for the years ended December 31, 1998, 1999 and 2000 and for the nine-month periods ended September 30, 2000 and 2001.

                                                                              NINE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                                   ------------------------   -----------------
                                                    1998     1999     2000     2000      2001
                                                   ------   ------   ------   ------   --------
                                                              (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
Net sales........................................  $521.2   $507.0   $887.7   $655.2   $1,285.5
Gross profit.....................................   144.9    159.5    213.8    154.2      218.1
Selling, general and administrative expenses.....    58.0     60.8     75.4     52.7       94.2
                                                   ------   ------   ------   ------   --------
Income from operations...........................    86.9     98.7    138.4    101.5      123.9
Other expense -- net.............................   (15.6)   (18.4)   (38.5)   (27.4)     (39.3)
Income taxes.....................................    22.9     24.5     28.4     21.9       24.3
                                                   ------   ------   ------   ------   --------
Net income.......................................  $ 48.4   $ 55.8   $ 71.5   $ 52.2   $   60.3
                                                   ======   ======   ======   ======   ========

NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2000

     Net sales for the nine months ended September 30, 2001 were $1,285.5 million, an increase of 96.2% compared to the same period for 2000. The increase in sales was primarily due to the acquisition of the dmc(2) operations.

     Gross profit increased to $218.1 million for the nine-month period ended September 30, 2001, a 41.4% increase over the same period in 2000. The increase in gross profit was primarily due to the acquisition of the dmc(2) operations. Cost of products sold increased to 83.0% of net sales for the nine months ended September 30, 2001 from 76.5% of net sales during the same period of 2000, primarily as a result of the acquisition of the dmc(2) operations with its high cost of precious metals relative to revenues.

     Selling, general and administrative expenses increased by $41.5 million in the nine-month period ended September 30, 2001, from the same period in 2000, resulting primarily from the acquisition of the dmc(2) operations, which resulted in approximately $27.5 million of additional expenses.

     As a result of the above factors, EBITDA increased $36.2 million, or 27.8%, from $130.2 million for the nine-month period ended September 30, 2000 to $166.4 million for the same period in 2001.

     Other expense - net for the nine-month period ended September 30, 2001 was $39.3 million, an increase of 43.4%, due primarily to the additional interest expense incurred on the additional debt to finance the acquisition of the dmc(2) operations.

     Income taxes as a percentage of income before income taxes, minority interests and equity in income of affiliates decreased to 28.7% for the first nine months of 2001 from 29.6% in the same period in 2000. The effective tax rate is lower than the U.S. statutory tax rate due to higher income earned in the relatively low statutory tax country of Finland and a tax holiday in Malaysia.

     Net income for the nine-month period ended September 30, 2001 was $60.3 million, an increase of $8.1 million from the same period in 2000, due to the aforementioned factors.

  BASE METAL CHEMISTRY SEGMENT

     The following table shows market price fluctuations on the primary raw materials used by our Base Metal Chemistry segment:

                                                             MARKET PRICE RANGES
                                                       NINE MONTHS ENDED SEPTEMBER 30,
                                                      ----------------------------------
                                                            2000              2001
                                                      ----------------   ---------------
                                                             (DOLLARS PER POUND)
Cobalt - 99.3% Grade................................  $11.55 to $15.25   $8.41 to $12.35
Nickel..............................................  $ 3.43 to $ 4.75   $2.20 to $ 3.35
Copper..............................................  $ 0.75 to $ 0.92   $0.65 to $ 0.85

     The following table shows the physical product volumes sold by our Base Metal Chemistry segment during each period:

                                                              NINE MONTHS
                                                                 ENDED
                                                             SEPTEMBER 30,
                                                             -------------   PERCENTAGE
                                                             2000    2001      CHANGE
                                                             -----   -----   ----------
                                                              (POUNDS IN
                                                               MILLIONS)
Organics...................................................   58.7    56.7      -3.4%
Inorganics.................................................   79.8    73.6      -7.8%
Powders....................................................   35.2    33.0      -6.3%
Metals.....................................................   50.8    90.0      77.2%
                                                             -----   -----      ----
                                                             224.5   253.3      12.8%
                                                             =====   =====      ====

     Operating profit for the nine months ended September 30, 2001 was $122.3 million, an increase of 6% compared to the same period for 2000. The increase was primarily the result of the full impact in 2001 of the results of the Harjavalta nickel refinery, which was acquired in April 2000. Net sales were $627.2 million, a decline of 4.3%, resulting principally from lower prices, as cobalt, nickel and copper raw material market prices decreased compared to the same period in 2000. Physical sales volumes were up overall by 12.8% primarily due to the full impact of the Harjavalta nickel refinery operations.

  PRECIOUS METAL CHEMISTRY SEGMENT

     Our Precious Metal Chemistry segment includes the platinum group and other precious metals manufacturing businesses that were acquired in the acquisition of the dmc(2) operations (the results of operations exclude the businesses divested in September 2001). This segment develops, produces and markets a variety of products, predominantly from precious metals such as platinum, palladium, rhodium, gold and silver. Operating profit for this segment was $12.3 million for the three months ended September 30, 2001, primarily as a result of strong sales of auto catalysts to the European diesel market. Net sales for that period were $243.9 million.

  METAL MANAGEMENT SEGMENT

     Our Metal Management segment was acquired in the acquisition of the dmc(2) operations. This segment acts as a metal sourcing operation for our other business segments and for our customers, primarily procuring precious metals such as platinum, palladium, rhodium, gold and silver. The Metal Management segment also centrally manages metal purchases and sales by providing the necessary precious metal liquidity, financing and hedging for our other segments. Net sales for this segment were $414.4 million for the three months ended September 30, 2001. Operating profit for that period was $5.2 million and was positively affected by increased volatility in the precious metal markets.

2000 COMPARED TO 1999

     Net sales for 2000 were $887.7 million, an increase of 75.1% compared to 1999. The increase in sales resulted principally through an increase in physical volume of products sold, primarily due to the acquisition of Outokumpu Nickel Oy.

     The following table shows market price fluctuations on the primary raw materials we used in manufacturing our products:

                                                             MARKET PRICE RANGES
                                                           YEAR ENDED DECEMBER 31,
                                                      ----------------------------------
                                                           1999               2000
                                                      ---------------   ----------------
                                                             (DOLLARS PER POUND)
Cobalt - 99.3% Grade................................  $6.70 to $20.00   $10.68 to $15.25
Nickel..............................................  $1.81 to $ 3.81   $ 3.25 to $ 4.75
Copper..............................................  $0.61 to $ 0.85   $ 0.75 to $ 0.92

     The following table shows the physical product volumes sold during each period:

                                                                             PERCENTAGE
                                                             1999    2000      CHANGE
                                                             -----   -----   ----------
                                                              (POUNDS IN
                                                               MILLIONS)
Organics...................................................   70.2    76.5       9.0%
Inorganics.................................................   96.1   105.6       9.9%
Powders....................................................   43.1    46.9       8.8%
Metals.....................................................     --    78.2        NA
                                                             -----   -----      ----
  Total....................................................  209.4   307.2      46.7%
                                                             =====   =====      ====

     We sold 307.2 million pounds of product during 2000, an increase of 46.7% compared to 209.4 million pounds in 1999. The increase in physical volume of organic products sold was primarily due to generally stronger cobalt catalyst sales in all geographic regions and increased sales of plastic additives in Asia-Pacific. In the inorganics category, the increase in physical volume of products sold reflects increased volume of electronics chemicals, strong demand for nickel catalyst products in the United States and higher sales of battery grade chemicals in Asia-Pacific. The increase in physical volume of powder products reflects increases in sales of cobalt powder to the Asia-Pacific battery industry, and increased sales of cobalt extra fine, cobalt briquettes and tungsten powders to the hard metal and alloy markets, offsetting a decrease in copper powders used in automotive applications. The increase in physical volume of metal products sold is a result of the acquisition of Outokumpu Nickel Oy and the resulting sales of nickel briquettes and cathodes to the European steel industry.

     Gross profit increased to $213.8 million in 2000, a 34.0% increase from 1999. The increase in gross profit was primarily the result of the acquisition of Outokumpu Nickel Oy and the increased volumes of product sold. Cost of products sold increased to 75.9% of net sales for the year ended 2000 from 68.5% of net sales in 1999 as a result of the acquisition of Outokumpu Nickel Oy with lower value-added nickel products and higher sales of lower value-added cobalt containing products.

     Selling, general and administrative expenses increased by $14.6 million in 2000 from 1999, resulting primarily from general increases in administrative costs due to our growth and the Outokumpu Nickel Oy acquisition. Due to the relatively low incremental selling, general and administrative expenses required to support Outokumpu Nickel Oy and relatively high nickel prices, selling, general and administrative expenses decreased to 8.5% of net sales in 2000 compared to 12.0% of net sales in 1999.

     As a result of the above factors, EBITDA increased $50.5 million, or 40.0%, from $126.1 million in 1999 to $176.6 million in 2000.

     Other expense - net was $38.5 million in 2000 compared to $18.4 million in 1999 due primarily to increased interest expense on higher outstanding borrowings, primarily as a result of the Outokumpu Nickel Oy acquisition, and high interest rates.

     Income taxes as a percentage of income before income taxes decreased to 28.4% in 2000 from 30.5% in 1999. The lower effective tax rate was due primarily to a higher percentage of income earned in the relatively low statutory tax country of Finland and a tax holiday in Malaysia.

     Net income for 2000 was $71.5 million, an increase of $15.7 million from 1999, primarily due to the aforementioned factors.

1999 COMPARED TO 1998

     Net sales for 1999 were $507.0 million, a decrease of 2.7% compared to 1998. The decrease in sales resulted principally from lower cobalt raw material prices, which more than offset an increase in physical volume.

     The following table shows market price fluctuations on the primary raw materials we used in manufacturing our products:

                                                              MARKET PRICE RANGES
                                                            YEAR ENDED DECEMBER 31,
                                                       ---------------------------------
                                                            1998              1999
                                                       ---------------   ---------------
                                                              (DOLLARS PER POUND)
Cobalt - 99.3% Grade.................................  $8.85 to $21.18   $6.70 to $20.00
Nickel...............................................  $1.71 to $ 2.69   $1.81 to $ 3.81
Copper...............................................  $0.65 to $ 0.85   $0.61 to $ 0.85

     The following table shows the physical product volumes sold during each period:

                                                                             PERCENTAGE
                                                             1998    1999      CHANGE
                                                             -----   -----   ----------
                                                              (POUNDS IN
                                                               MILLIONS)
Organics...................................................   60.5    70.2      16.0%
Inorganics.................................................   89.3    96.1       7.6%
Powders....................................................   40.4    43.1       6.7%
Metals.....................................................     --      --        NA
                                                             -----   -----      ----
  Total....................................................  190.2   209.4      10.1%
                                                             =====   =====      ====

     We sold 209.4 million pounds of product during 1999 compared to 190.2 million pounds in 1998, an increase of 10.1%. The increase in physical volume of organic products sold was primarily the result of an increase in sales of cobalt organics and PVC plastic additives, both in Europe and Asia-Pacific. In the inorganic category, the increase in physical volume of products sold reflects higher sales of memory disk and battery grade chemicals in Asia-Pacific. The increase in physical volume of powder products reflects continued strong growth in sales of cobalt fine powder to the hard metal tool industry, coarse grade powders to the rechargeable battery market and stainless steel alloy powders in automotive applications.

     Gross profit increased to $159.5 million in 1999, a 10.1% increase from 1998. The improvement in gross profit was primarily the result of increased volumes and an improved product mix increasing contribution from higher value-added products. Cost of products sold decreased to 68.5% of net sales for the year ended 1999 from 72.2% of net sales in 1998 as a result of lower cobalt pricing and improved product mix.

     Selling, general and administrative expenses increased to 12.0% of net sales in 1999 from 11.1% of net sales in 1998, resulting from general increases in administrative costs due to our growth.

     As a result of the above factors, EBITDA increased $14.0 million, or 12.5%, from $112.1 million in 1998 to $126.1 million in 1999.

     Other expense - net was $18.4 million in 1999 compared to $15.6 million in 1998 due primarily to increased interest expense on higher outstanding borrowings, primarily as a result of provisional payments made on cobalt-copper concentrate and capital expenditures.

     Income taxes as a percentage of income before income taxes decreased to 30.5% in 1999 from 32.1% in 1998. The lower effective tax rate was due primarily to a higher percentage of income earned in the relatively low statutory tax country of Finland and a tax holiday in Malaysia.

     Net income for 1999 was $55.8 million, an increase of $7.4 million from 1998, primarily due to the aforementioned factors.

LIQUIDITY AND CAPITAL RESOURCES

     Our principal sources of liquidity are cash flows from operations and borrowings under our amended and restated credit facilities. Our principal non-operational uses of cash are for debt service and capital expenditures.

  DEBT SERVICE

     As of September 30, 2001, on a pro forma basis, we had approximately $1,087.3 million of indebtedness outstanding. Our principal debt obligations will include borrowings under our amended and restated credit facilities and the senior subordinated notes, as described below.

     Amended and Restated Credit Facilities. Our amended and restated credit facilities provide for a $325.0 million revolving credit facility and $635.0 million in term loans. Up to $50.0 million of the Revolver will be available to permit the issuance of letters of credit. The Revolver will terminate on April 1, 2006. The term loans will mature on April 1, 2006 with respect to the $135.0 million Term Loan A and on April 1, 2007 with respect to the $500.0 million Term Loan B. Under some circumstances, we may be required to prepay the term loans out of the proceeds of asset sales, debt and equity issuances and casualty events.

     We are required to pay a facility fee on the Revolver at a rate of 0.5% per year. Borrowings under the Term Loan A, the Term Loan B and the Revolver bear interest at a rate equal to, at our option, either (1) the base rate (which is based on the greater of the prime rate most recently announced by the agent for the credit facilities or the Federal Funds rate plus one-half of 1%) or (2) the applicable London interbank rate, in each case plus an applicable margin determined by reference to the ratio of our Consolidated Total Debt to Consolidated EBITDA (as each is defined in the credit facilities); provided that borrowings of swing line loans under the Revolver portion of the amended and restated credit facilities bear interest at a rate equal to either (1) the money market rate or (2) the base rate plus an applicable margin determined by reference to the ratio of our Consolidated Total Debt to Consolidated EBITDA.

     Our obligations under the amended and restated credit facilities are unconditionally guaranteed, jointly and severally, by all of our material domestic direct and indirect subsidiaries. Our obligations and the obligations of our guaranteeing subsidiaries under the amended and restated credit facilities are secured primarily by a first priority perfected lien on all of our domestic personal property assets and a first priority pledge of 100% of the common stock of our domestic subsidiaries and of 65% of the common stock of our first-tier foreign subsidiaries. The amended and restated credit facilities contain customary covenants and events of default.

     Senior Subordinated Notes. In conjunction with the acquisition of the dmc(2) operations, on December 12, 2001 we issued $400.0 million of senior subordinated notes. The senior subordinated notes are unsecured obligations and rank subordinate to borrowings under our amended and restated credit facilities. The interest rate on the senior subordinated notes is 9 1/4% per annum and the senior subordinated notes will mature on December 15, 2011, unless extended pursuant to their terms. We may redeem up to 35% of the aggregate principal amount of the senior subordinated notes on or prior to December 15, 2004 with the net proceeds of equity offerings. If such redemption is prior to April 12, 2002, the redemption price will be 104% of the principal amount of the senior subordinated notes redeemed. The indenture governing the senior subordinated notes contains operating and financial restrictions limiting our ability to finance operations and capital needs or engage in other business activities.

     Metal Leases. In addition to our debt obligations, we also have entered into several agreements under which we lease precious metals. For purposes of our financial statements, we account for these as operating leases, and expenses incurred under these leases are recorded as an operating expense in our income statement. Our total metal lease expense may range from approximately $5.0 million to $10.0 million annually, depending upon the prices and lease rates of precious metals. Degussa AG has agreed to lease us precious metals up to an aggregate amount of DM 650.0 million until August 10, 2002 if we are otherwise unable to lease precious metals.

     Other Obligations. As of September 30, 2001, we had $30.1 million of other borrowings and commitments of $19.9 million associated with an off-balance sheet lease obligation.

  CAPITAL EXPENDITURES

     We have ongoing capital expenditure programs to improve our processing technology and plant and equipment, and to expand capacity to accommodate future growth. We anticipate that capital spending, exclusive of acquisitions or joint ventures, will approximate $95.0 million in 2001 and $90.0 million in 2002.

     We believe we will have sufficient cash generated by our operations and available through our credit facilities to provide for our future working capital and capital expenditure requirements, to pay interest on the senior subordinated notes, and to pay, subject to the board's discretion and limitations under our credit facilities, quarterly dividends on our common stock. Subject to several limitations in our credit facilities and the indenture governing the senior subordinated notes, we may incur additional borrowings under our credit facilities to finance working capital and capital expenditures, including the purchase of additional raw materials.

ACCOUNTING STANDARDS

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 42, Goodwill and Other Intangible Assets. The statement will be effective for our calendar year 2002. Under SFAS No. 142, amortization of goodwill to earnings will be discontinued. However, goodwill will be reviewed for impairment at least annually and whenever events indicate an impairment may have occurred. A benchmark assessment of potential impairment also must be completed within six months of adopting SFAS No. 142. As of September 30, 2001, we carried approximately $210.2 million of goodwill on our balance sheet. Historically, goodwill has been amortized at an annual rate of approximately $5.0 million. We are currently evaluating the effect that implementation of SFAS No. 142 will have on our financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     As a result of our global operating and financial activities, we are exposed to changes in commodity prices, interest rates and foreign currency exchange rates which may adversely affect our results of operations and financial position. In seeking to minimize the risks and/or costs associated with such activities, we manage exposures to changes in commodity prices, interest rates and foreign currency exchange rates through our regular operating and financial activities.

     The primary raw materials used in manufacturing our products are cobalt, nickel, copper, platinum, palladium, gold and silver. Our supply of cobalt historically has been sourced primarily from the DRC, Australia, Finland and Zambia. Nickel historically has been sourced primarily from Australia and Brazil. Platinum group metals, including platinum and palladium, historically have been sourced from South Africa, where they are found in primary deposits, and from Russia and Canada, where they are by-products of copper and nickel mining. Copper, gold and silver are worldwide commodities and generally available. Although we have never experienced a significant shortage of raw materials, production problems and political and civil instability in certain supplier countries may affect their supply and market price. If a substantial interruption should occur in supply from a primary source, there is no assurance that we would be able to obtain as much from other sources as would be necessary to satisfy our requirements or at prices comparable to our current arrangements.

     We are exposed to risks of precious metals price fluctuations with respect to our precious metal inventory and with respect to our precious metal trading activities. Our precious metal inventories are partially protected from precious metal price decreases by pricing agreements with customers or, if necessary, by hedging through derivative financial instruments, such as forward or futures contracts. All of our precious metal trading activities are carried out pursuant to exposure limits set by management.

     We attempt to mitigate changes in prices and availability by maintaining adequate inventories and long-term supply relationships with a variety of producers. The cost of raw materials fluctuates due to both actual and perceived changes in supply and demand. Generally, we are able to pass through to our customers increases and decreases in raw material prices by increasing or decreasing, respectively, the prices of our products. The degree of our profitability principally depends on our ability to maintain the differential between our product prices and product costs. Substantial, sustained reductions in the price of raw materials also could result in our inventory being written down to a lower market value.

     We are exposed to interest rate risk primarily through our borrowing activities. We predominantly utilize U.S. dollar denomination borrowings to fund our working capital and investment needs. The majority of our borrowings are in variable rate instruments. We enter into interest rate swap agreements to convert a portion of the variable-rate instruments to fixed-rate contracts typically over a two-year period. There is an inherent refinancing risk for borrowings as they mature and are renewed at current market rates. The extent of this risk is not quantifiable or predictable because of the variability of future interest rates and business financing requirements. The following tables present principal cash flows and related weighted-average interest rates by expected maturity dates of our long term-debt.

                                                        EXPECTED MATURITY DATE
                          ----------------------------------------------------------------------------------
                                                                             THERE-                  FAIR
                           2001      2002      2003      2004      2005      AFTER      TOTAL       VALUE
                          -------   -------   -------   -------   -------   --------   --------   ----------
                                                        (DOLLARS IN THOUSANDS)
AS OF DECEMBER 31, 2000
Long-term debt,
  including current
  portion
  Fixed rate............  $   115   $    30   $    84   $   210   $   208   $    397   $  1,044    $  1,044
  Average interest
    rate................      2.1%      4.3%      2.2%      1.5%      1.5%       1.3%        --          --
  Variable rate.........  $20,750   $29,500   $39,500   $45,750   $13,250   $422,150   $570,900    $570,900
  Average interest
    rate................      8.8%      8.8%      8.8%      8.8%      8.8%       8.8%        --          --

                                                        EXPECTED MATURITY DATE
                          ----------------------------------------------------------------------------------
                                                                             THERE-                  FAIR
                           2000      2001      2002      2003       2004      AFTER     TOTAL       VALUE
                          -------   -------   -------   -------   --------   -------   --------   ----------
                                                        (DOLLARS IN THOUSANDS)
AS OF DECEMBER 31, 1999
Long-term debt,
  including current
  portion
  Fixed rate............  $    25   $    24   $    20   $    20   $     20   $60,054   $ 60,163    $ 60,163
  Average interest
    rate................      4.4%      4.3%      4.0%      4.0%       4.0%      7.1%        --          --
  Variable rate.........       --        --        --        --   $324,750        --   $324,750    $324,750
  Average interest
    rate................       --        --        --        --       7.38%       --         --          --

     We have manufacturing and other facilities in the Americas, Europe, Asia-Pacific and Africa, and we market our products worldwide. Although raw material purchases and product sales are predominantly based on U.S. dollars or U.S. dollar quoted prices, liabilities for non-U.S. operating expenses and income taxes are denominated in local currencies. In addition, fluctuations in exchange rates may affect product demand and may adversely affect the profitability in U.S. dollars of products and services provided by us in foreign markets where payment for our products and services is made in the local currency. Accordingly, fluctuations in currency rates may affect our operating results and net income. The acquisition of the operations of dmc(2) increased our exposure to fluctuations in foreign currency exchange rates. In order to partially hedge our balance sheet exposure to fluctuating rates, we enter into forward contracts to purchase euros. Such transactions cannot, however, eliminate all of the risks associated with currency fluctuations.

                                    BUSINESS

HISTORY

     OMG was formed in 1991 through the merger of Mooney Chemicals, Inc., Kokkola Chemicals Oy and Vasset, S.A. Mooney Chemicals, Inc. (now known as OMG Americas, Inc.), founded in 1946, was a family-owned specialty chemical company and has been led by James P. Mooney, our current Chairman and Chief Executive Officer, since the 1970's. Kokkola had been a wholly-owned subsidiary of Outokumpu Oyj, producing primarily cobalt products since 1967. The strategy in merging these businesses was to take advantage of the combined technical and manufacturing strengths, niche market positions, high value and diverse product ranges and low cost raw material sources to create an integrated specialty chemical company offering high value-added chemicals and powders with advantages in process capabilities and raw materials procurement.

     We grew primarily organically until early 1997, when we purchased SCM Metals from U.S. Industries. SCM's annual sales of $94.0 million were predominantly focused on specialty powders. This transaction extended our product line in copper, iron and stainless steel products.

     In early 1998, we purchased Auric Fidelity and Dussek Campbell. Fidelity, with annual sales of approximately $48.0 million, increased our exposure to the electronics industry through its electroless nickel product line used in the manufacturing of hard drives. The Dussek transaction provided geographic expansion via its Canadian metal organics business. Total sales for Dussek in 1997 were approximately $12.0 million. In addition, in April 1998, we purchased a specialized metal powder production technology from Dow Chemical.

     In April 2000, we acquired Outokumpu Nickel Oy, a nickel refinery located in Harjavalta, Finland with annual production capacity of 53,000 tons per annum, from Outokumpu Oyj. The Outokumpu Nickel Oy acquisition was complementary to our previous business, adding to our nickel inorganics product portfolio and expanding our raw materials vertical integration.

     In August 2001, we acquired all of the operations of dmc(2). dmc(2), a worldwide provider of metal-based functional materials for a wide variety of high-growth end markets, was one of the three largest producers of precious metal containing catalysts and functional materials worldwide. As described elsewhere in this prospectus, in September 2001, we sold the Electronic Materials and Cerdec divisions of dmc(2) to Ferro Corporation.

     In December 2001, we acquired the metal organics business from Rhodia Holdings Limited, including two manufacturing facilities in Bethlehem, Pennsylvania and Manchester, England. The acquisition complements our existing Base Metal Chemistry product offering. Also in December 2001, we acquired the mineral rights and chemical processing capabilities of Centaur Mining and Exploration Ltd.'s Cawse operation in Western Australia. This will provide us with approximately 8,000 tonnes per annum of nickel feedstock and approximately 800 tonnes per annum of cobalt feedstock.

OVERVIEW

     We are a leading, vertically integrated international producer and marketer of value-added, metal-based specialty chemicals and related materials. We apply proprietary technology to a wide variety of raw material feedstocks to manufacture, market and supply more than 625 different product offerings to more than 1,700 customers in over 30 industries. Our products typically represent a small portion of the customer's total manufacturing or processing costs and are often essential ingredients for superior product performance. For the twelve months ended September 30, 2001, on a pro forma basis, our net sales were $6,227.2 million and our EBITDA was $287.2 million.

     We believe we are the world's leading producer of cobalt-based specialty chemicals and a leading producer of nickel-based specialty chemicals and platinum group metal catalysts and products. During 2000, on a pro forma basis, and excluding net sales of our Metal Management segment, we derived approximately 64% of our net sales from customers in Europe, 25% from customers in the Americas and 11% from customers in Asia-Pacific. We operate 36 manufacturing facilities worldwide, including 14 in the Americas, 12 in Europe, 8 in Asia-Pacific and 2 in Africa, and employ approximately 4,900 employees in 24 countries.

STRATEGY

     TARGET HIGH GROWTH APPLICATIONS AND VALUE-ADDED PRODUCTS. We target applications that we believe have high growth and high margin potential for our products. For example, we have targeted the growing rechargeable battery and nickel catalyst markets through our acquisition of a nickel refinery in Harjavalta, Finland in April 2000. This acquisition has provided us with a solid base from which to vertically integrate production of nickel chemicals and powders. Other examples of value-added products used in targeted applications include stainless steel powders for automotive pressed metal parts, cobalt salts and powders for rechargeable batteries used in laptop computers and mobile phones, PGM-based catalysts for membrane electrode assemblies and fuel processing catalysts for fuel cells used in stationary and mobile applications.

     APPLY METAL TECHNOLOGY TO MEET CUSTOMER NEEDS AND DEVELOP NEW PRODUCTS. We are focused on increasing sales of value-added products through our emphasis on research, technology and customer service. For example, we have increased our sales of cobalt extra-fine powders and created new market opportunities in tungsten powders by applying our recycling technology to the needs of our customers in the hard metal tool industry. We also have developed several products, such as electroless nickel-gold for printed circuit boards, through continued responsiveness to customer needs and through joint product development efforts.

     Through our acquisition of the dmc(2) operations, we have obtained leading technology positions in the development of fuel cell components and automotive catalysts. For example, the flexibility derived from advances in catalyst technology has enabled us to significantly grow the North American sales of the dmc(2) operations by providing customers with automotive catalyst solutions based on multiple precious metals. These new technologies allow our customers the flexibility to choose the most advantageous or cost-effective catalyst solution.

     CONTINUE TO IMPROVE OUR COST POSITION. We have undertaken several initiatives to improve the leading cost positions we have developed in nickel and cobalt procurement and processing as a result of our vertical integration strategy. Our majority-owned Big Hill smelter facility, which we expect to reach full-scale production by mid-year 2002, will expand our base of long-term, low-cost cobalt and copper raw material feedstocks. The conversion of our Harjavalta, Finland nickel refinery from the processing of commodity products to higher value-added products is designed to result in the cost-efficient, vertically integrated production of nickel inorganics and powders. We intend to continue to improve our cost positions in our other product lines as we begin to integrate base metal and precious metal separation and processing technologies.

     INTEGRATE dmc(2) BUSINESS AND CAPITALIZE ON ACQUISITION-RELATED OPPORTUNITIES. As part of our plan to integrate the dmc(2) business with our other operations, we are focused on combining the best practices of each organization to drive top-line growth, increase manufacturing efficiency and leverage our common technology platforms. The acquisition of the dmc(2) operations will allow us to:

     - use our combined experience and technical expertise in base metal and precious metal chemistry to develop new products and improve processing technology;

     - use the combined strength of our respective sales forces to drive growth of precious metal chemistry products in North America, accelerate the growth of our base metal chemistry products in Europe and enhance our presence in Asia;

     - cross-sell products to existing customers that have both base metal and precious metal chemistry needs; and

     - enhance our metal management operation by integrating the expertise and scale of our base metal and precious metal procurement capabilities.

COMPETITIVE STRENGTHS

     LEADERSHIP POSITION IN EACH OF OUR CORE PRODUCTS. We believe that as a result of our high quality products, technological capabilities and focus on providing customer service and support, we have achieved leading market positions in the production of metal-based specialty chemicals, materials and powders. We believe we are the world's leading producer, refiner and marketer of cobalt and a leading worldwide producer of cobalt organics, cobalt inorganics, cobalt powders, nickel inorganics, copper powders, automotive catalysts and PGM compounds.

     DIVERSE GEOGRAPHIC AND CUSTOMER BASE. Following our recent acquisition of the operations of dmc(2), we offer more than 625 products to over 1,700 customers in over 30 industries, including automotive, chemicals, electronics, industrial products and stainless steel. The diversity of the metals used in our products and our worldwide presence are reflected in the following charts:

2000 PRO FORMA PRODUCT SALES                                  2000 PRO FORMA SALES
BY METAL CONTAINED (1)                                        BY GEOGRAPHY (1)(2)

                                              Percent                                                       Percent
                                              -------                                                       -------
Precious Metals.............................    65%           Americas....................................    25%
Copper......................................     4%           Asia-Pacific................................    11%
Nickel......................................    16%           Europe......................................    64%
Cobalt......................................    11%
Other Base Metals...........................     4%

---------------

(1) Excludes net sales of the Metal Management segment

(2) Sales based on customer location

     TECHNOLOGICAL LEADERSHIP. Our research and new product development program is an integral part of our business. New products introduced in the last five years, including new chemical formulations and new concentrations of components, accounted for over 20% of our pro forma 2000 net sales (excluding net sales of the Metal Management segment). Examples of new products that we have developed and introduced to the marketplace over the last five years include the following:

     - an electroless nickel-gold process used in printed circuit boards to increase performance and improve product yields;

     - stainless steel powders used in automotive metal parts to prevent corrosion;

     - cobalt catalysts used in air bags to provide safety and enhance performance; and

     - automotive catalysts used in diesel and gasoline direct-injection engines to improve emission control.

     LEADING RAW MATERIAL SOURCING AND PRODUCTION CAPABILITY. We believe we are the leading producer, refiner and marketer of cobalt and the fifth largest producer of nickel in the world as a result, in part, of our vertical integration strategy. We also believe we are among the world's largest processors of PGMs. Our leading industry positions and long-term relationships with our suppliers provide us with reliable sources of key raw materials. Our major manufacturing plants, all of which have received ISO 9002 certification, are capable of efficiently producing a broad range of metals, specialty chemicals and powders. Our leading refining and metal separation capabilities give us the flexibility to work with a variety of raw materials, including low-grade feedstocks such as slag, concentrates and recycled materials, and transform them into high-quality finished products. The ability to refine and recycle these materials enables us to source many grades of feedstocks at competitive prices and offer recycling services to our customers, giving us a significant advantage in the marketplace. Through our Metal Management segment, we are one of the world's leading precious metals sourcing businesses.

     EXPERIENCED AND INCENTIVIZED MANAGEMENT TEAM. Our senior management team has an average of over twenty years experience in the chemical industry. Led by Chairman and Chief Executive Officer James P. Mooney, President and Chief Operating Officer Edward "Bud" Kissel and Chief Financial Officer James M. Materna, we have consistently delivered strong operating and financial performance. Our senior management team also has significant experience in executing and integrating acquisitions. Since our initial public offering in 1993, we have successfully integrated thirteen acquisitions. Our management team collectively holds roughly 6% of our common shares on a fully diluted basis, with a significant number of these shares issuable under stock option programs.

PRODUCTS AND MARKETS

     Our business is conducted through three segments: Base Metal Chemistry, Precious Metal Chemistry and Metal Management.

                            OM GROUP
                                |
    -------------------------------------------------------
    |                           |                         |
BASE METAL                  PRECIOUS METAL              METAL
CHEMISTRY                   CHEMISTRY                   MANAGEMENT

  BASE METAL CHEMISTRY

     Our Base Metal Chemistry segment develops, processes, manufactures and markets specialty chemicals, powders and related products from various base metals. We emphasize products that leverage our production capabilities and bring value to our customers through superior product performance. These products frequently are essential components in chemical and industrial processes where they facilitate a chemical or physical reaction and/or enhance the physical properties of end-products. Our base metal chemistry products can be found in a variety of applications for catalysts, coatings, colorants, hard metal tools, jet engines, lubricants, fuel and petroleum additives, magnetic media, metal finishing agents, petrochemicals, plastics, printed circuit boards, rechargeable batteries, stainless steel, super alloys and tires. We use more than 15 metals as raw materials in this segment, with the most widely used metals being cobalt, nickel and copper.

     The following table sets forth our historical sales by primary metals used in our Base Metal Chemistry segment:

                                                         HISTORICAL SALES
                                            ------------------------------------------
                                             1996     1997     1998     1999     2000
                                            ------   ------   ------   ------   ------
                                                      (DOLLARS IN MILLIONS)
Cobalt....................................  $285.2   $282.1   $286.2   $251.5   $283.2
Nickel....................................    59.8     64.1     82.3     87.6    403.9
Copper....................................     5.8     91.0     91.7     91.2     95.0
Other.....................................    37.2     50.1     61.0     76.7    105.6
                                            ------   ------   ------   ------   ------
                                            $388.0   $487.3   $521.2   $507.0   $887.7
                                            ======   ======   ======   ======   ======

     Our base metal chemistry products are generally categorized as organics, inorganics, powders and metals and are sold in various forms such as solutions, crystals, powders, cathodes and briquettes.

     Organics are produced from the reaction of metals with organic acids (e.g., acetic acid). Organics are primarily sold in the form of solutions and crystals. We use a variety of metals that include barium, calcium, cobalt, iron, manganese, potassium, rare earth, zinc and zirconium, with cobalt being the predominant metal.

     Inorganics are the products of reactions between metals and inorganic acids (e.g., sulfuric acid). Inorganics are sold in solutions, crystals and powders. We use primarily cobalt and nickel metals in our inorganics products. Other metals used are lithium, copper and manganese.

     Powders are produced by separating metal from ores and ore concentrates by chemical reactions involving heat or water, using several different metal feedstocks with particle sizes and structures tailored for customer applications. We believe we are the world's leading producer of cobalt powder and a leading producer of copper and stainless steel powders. Other metals used include nickel, iron, lithium, tin, bronze and brass.

     Metals are produced from several different nickel concentrate feedstocks through nickel reduction and an electrowinning process. We are a leading producer of nickel briquettes and cathodes that are designed to meet exact customer analysis requirements.

     The following table sets forth our historical product volumes as classified by chemistry:

                                               HISTORICAL PRODUCT VOLUMES
                                      --------------------------------------------
                                      1996     1997      1998      1999      2000
                                      ----     -----     -----     -----     -----
                                                  (POUNDS IN MILLIONS)
Organics............................  43.1      50.3      60.5      70.2      76.5
Inorganics..........................  50.7      61.0      89.3      96.1     105.6
Powders.............................   2.9      38.6      40.4      43.1      46.9
Metals..............................    --        --        --        --      78.2
                                      ----     -----     -----     -----     -----
                                      96.7     149.9     190.2     209.4     307.2
                                      ====     =====     =====     =====     =====

     The following table sets forth key applications for our base metal chemistry products:

         APPLICATIONS                     METALS USED                      PRODUCT ATTRIBUTES
         ------------                     -----------                      ------------------
BUSHINGS AND BEARINGS             Copper, Tin                   Enhances performance through porous,
                                                                self-lubricating bronze bearings for
                                                                electric motors and other industrial
                                                                applications

CERAMICS AND GLASSWARE            Cobalt, Nickel                Provides color for pigments, earthenware
                                                                and glass and facilitates adhesion of
                                                                porcelain to metal

COATINGS                          Cobalt, Manganese, Calcium,   Promotes faster drying in such products
                                  Zirconium                     as house paints (exterior and interior)
                                                                and industrial and marine coatings

CONSTRUCTION EQUIPMENT            Cobalt, Tungsten              Strengthens and adds durability to
                                                                diamond cutting and drilling equipment
                                                                used in construction and quarrying

CUTTING TOOLS                     Cobalt, Tungsten              Strengthens and adds durability to mining
                                                                and machine cutting tools, as well as oil
                                                                and gas drilling equipment

HIGH-TECH ALLOYS                  Nickel, Cobalt                Prevents corrosion of and strengthens
                                                                high-performance alloyed materials

HOUSEHOLD APPLIANCES              Cobalt                        Enhances metal-glass bonding in a variety
                                                                of household appliances

         APPLICATIONS                     METALS USED                      PRODUCT ATTRIBUTES
         ------------                     -----------                      ------------------
LUBRICATING OILS                  Copper, Lead, Zinc, Bismuth   Enhances the performance of various
                                                                lubricating oils used in automobile
                                                                engines, generators and mining equipment
                                                                by reducing sludge build-up, preventing
                                                                oxidation under high pressure and
                                                                reducing friction

MAGNETIC MEDIA                    Cobalt                        Improves the recording quality of video
                                                                and audio tapes, and enhances the high
                                                                screen resolution properties in
                                                                television sets

MEMORY DISKS                      Nickel                        Enhances information storage on disks and
                                                                computers

MICROELECTRONICS                  Tin, Lead, Silver             Reduces the solder bridging and enhances
                                                                solder joint strength for circuit boards
                                                                and brazing

PAINTS                            Cobalt, Aluminium, Manganese  Enhances antifouling in marine paints

PETROCHEMICAL REFINING            Cobalt                        Reduces sulfur dioxide and nitrogen
                                                                emissions

POLYESTER RESINS                  Cobalt, Copper, Zinc          Accelerates the curing of polyester
                                                                resins found in reinforced fiberglass
                                                                boats, storage tanks, bathrooms, sports
                                                                equipment, automobile and truck
                                                                components

POLYVINYL CHLORIDE (PVC)          Barium, Calcium, Zinc         Mitigates the effect of heat on flexible
                                                                PVC in such products as medical tubing,
                                                                garden hoses, resilient flooring and
                                                                shower curtains

PRESSED METAL PARTS               Stainless Steel, Copper,      Prevents corrosion in automotive exhaust
                                  Iron                          systems

PRINTING INKS                     Cobalt, Manganese             Promotes faster drying in various
                                                                printing inks

RECHARGEABLE BATTERIES            Cobalt, Nickel                Improves the electrical conduction of
                                                                rechargeable batteries used in cellular
                                                                phones, video cameras, portable computers
                                                                and power tools

STAINLESS STEEL                   Nickel                        Improves rust resistance in demanding
                                                                plating applications

STEEL                             Nickel                        Improves rust resistance in auto and
                                                                truck bodies

SYNTHETIC FIBERS                  Cobalt                        Improves the efficiency of chemical
                                                                processes used to manufacture synthetic
                                                                fibers

TIRES                             Cobalt                        Promotes bonding of metal-to-rubber in
                                                                radial tires

     Our Base Metal Chemistry segment serves over 1,500 customers. Sales to AvestaPolarit, a Finnish stainless steel manufacturer, represented approximately 18% of segment net sales in 2000, with no other customer accounting for more than 4% of segment net sales. Sales to our ten largest customers (including AvestaPolarit) accounted for approximately 32% of 2000 segment net sales. This segment's major customers include AvestaPolarit, BASF, Bayer, DuPont, Ferro, General Electric, Goodyear Tire, Kennametal, Komag, Nippon, Sandvik, Seido, Sherwin Williams and Tanaka.

PRECIOUS METAL CHEMISTRY

     Our Precious Metal Chemistry segment develops, produces and markets specialty chemicals and materials, predominantly from precious metals such as platinum, palladium, rhodium, gold and silver. We also offer a variety of refining and processing services to users of precious metals. Our precious metal chemistry products are used in a variety of applications for automotive catalysts, fuel cells and fuel processing catalysts, chemical catalysts, electronics packaging and electroplating products, jewelry and glass manufacturing for high-definition televisions.

     Automotive catalysts are produced by coating a ceramic piece in a process with a washcoat containing performance chemicals and precious metals. We provide a full-service operation by recycling spent automotive catalysts. Automotive catalysts represent the largest application for this segment, accounting for over 54% of 2000 segment net sales.

     Membrane electrode assemblies, the core components of fuel cells and fuel processing catalysts, are produced by coating a membrane with a catalyst that contains precious metals.

     Organic and inorganic heterogenous and homogenous chemical catalysts are produced from platinum group metals, or PGMs, by chemical or metallurgical processes.

     Electronics packaging is produced from special alloys that contain high purity materials such as silver. These alloys generally are melted under a protective atmosphere and then mechanically processed into various delivery forms and customized products. Electrolytes for electroplating products are produced by mixing precious metal preparations with alloying metal salts, conducting salts, complexing agents and other additives.

     Jewelry semi-finished materials are produced from gold, silver and platinum by melting and by mechanical processing. Special chemical and metallurgical processes are used in the refining stages.

     Glass manufacturing components are produced from special high heat-resistant and corrosion-resistant materials. Using a unique process, we produce fine grain-stabilized platinum engineered materials made of platinum group metals. These materials are well suited for manufacturing glass used in high-tech applications such as flat-screen panels.

     The following table sets forth key applications for our precious metal chemistry products:

APPLICATION                               METALS USED                      PRODUCT ATTRIBUTES
-----------                               -----------                      ------------------
AUTOMOTIVE CATALYSTS              Platinum, Palladium, Rhodium  Improves emission control for gasoline and diesel passenger cars, heavy duty
                                                                trucks and motorcycles
FUEL CELLS                        Platinum, Palladium,          Increases efficiency of fuel processing
                                  Rhodium, Ruthenium            systems for stationary, automotive and
                                                                portable applications
ELECTRONICS PACKAGING             Silver                        Provides high-purity packaging materials
                                                                for micro and power electronics
GLASS                             Platinum                      Enhances the resistance and recyclability
                                                                of glass and the integration of
                                                                electronic circuits on glass
JEWELRY                           Gold, Silver, Platinum,       Provides semi-finished precious metals
                                  Palladium                     for jewelry and for various industrial
                                                                applications (e.g., sputtering targets
                                                                for CD-Roms and DVDs)
ELECTROPLATING                    Gold, Silver, Platinum,       Provides electrolytes and precious metal
                                  Palladium, Rhodium,           salts for technical and decorative
                                  Ruthenium                     applications in various industries (e.g.,
                                                                printed circuit boards and connectors)

     Our Precious Metal Chemistry segment serves over 200 customers. This segment's major customers include BMW, DaimlerChrysler, Fiat, General Motors, Kyocera, Mitsubishi, Montblanc, Motorola, Opel/Saab (affiliate of General Motors) and Volkswagen. The four largest customers of this segment are BMW, DaimlerChrysler, General Motors and Volkswagen, and the loss of this group of customers would have a material adverse effect on this segment.

  METAL MANAGEMENT

     Our Metal Management segment acts as a metal sourcing operation for our other business segments and for our customers, primarily procuring precious metals. This segment also provides a centralized operation to manage price risk associated with metal raw material purchases and sales. Its activities include the following:

     - provision of the necessary precious metal liquidity and financing for our other segments;

     - hedging and risk-pooling for the purchase and sale of precious metals for our other segments;

     - purchasing and selling of precious metals;

     - proprietary precious metals trading on a limited scale; and

     - precious metal management consulting services.

     Our exposure from our proprietary trading activities is reduced by limitations on both metal quantities and the value of open positions. We also require our traders to close positions if mark-to-market valuation reaches specified loss realization limits. Adherence to limits is strictly supervised by our controlling department.

     In addition to purchasing metals, this segment leases precious metals, primarily gold and silver. The metals primarily are leased from a variety of financial institutions that have access to large physical inventories of gold and silver. The metal leases usually allow for return of the metal at the end of the lease agreement. However, leases are customarily extended at the end of a lease term or metal is re-leased under a new agreement. We also lease precious metals to selected customers to support our product business. Our total metal lease expense may range from approximately $5.0 million to $10.0 million annually, depending upon the prices and lease rates of precious metals.

     In order to support the ownership transition to us, Degussa AG has agreed to provide us with a lease backstop facility until August 10, 2002. Under the terms of the facility, if we are not able to otherwise lease precious metals, Degussa AG will lease precious metals to us up to an aggregate amount of DM
650.0 million.

SALES AND MARKETING

     We believe that one of our key strengths is our sales and marketing team. Our sales force of more than 250 professionals consists of separate teams dedicated to the Base Metal Chemistry and the Precious Metal Chemistry segments. Our salespeople are highly knowledgeable about our customers' manufacturing processes and end-uses, which enables them to add significant value for our customers. Our salespeople focus primarily on end-users and there is a strong cooperative interaction among salespeople, technical staff and customers.

     We sell and support our products in dozens of countries throughout the world. Our sales network is primarily segment focused, with global direction provided for each segment and regional coverage provided as appropriate. For the year ended December 31, 2000, on a pro forma basis, and excluding net sales of our Metal Management segment, we derived approximately 64% of our net sales from customers in Europe, 25% from customers in the Americas and 11% from customers in Asia-Pacific.

COMPETITION

     We encounter a variety of competitors in each of our product lines, but no single company competes with us across all of our existing product lines. The value-added, metal-based specialty chemicals industry is highly fragmented and its participants offer a broad array of product lines and categories, representing many different products designed to meet specific customer requirements. We compete in all product lines primarily on the basis of product quality, supply reliability, price, service and technical support capabilities. Individual products compete on a global, regional and local level due to the nature of the businesses and products, as well as the end-use applications and customers served. The following chart sets forth our primary competitors within each segment:

               SEGMENT                                PRIMARY COMPETITORS
               -------                                -------------------
Base Metal Chemistry                    American ChemMet, Bayer, Degussa, Eurotungstene-
                                        Poudres, Hoeganaas, MacDermid, Rohm & Haas,
                                        Rhodia, Sheperd, Sumitomo, Umicore
Precious Metal Chemistry                Delphi, Engelhard, Johnson Matthey, Tanaka
                                        Precious Metals, W.C. Heraeus
Metal Management                        Engelhard, Johnson Matthey, W.C. Heraeus,
                                        various bullion banks

RAW MATERIALS

     The primary raw materials used in manufacturing our products are cobalt, nickel, copper, platinum, palladium, gold and silver, which are either purchased, leased or provided by our customers on consignment for processing.

     The cost of metals we use as raw materials fluctuates due to actual or perceived changes in supply and demand and changes in availability from suppliers. We generally are able to pass through fluctuations in raw material costs to our customers. Our supply of cobalt historically has been sourced primarily from the DRC, Australia, Finland and Zambia. Nickel historically has been sourced primarily from Australia and Brazil. Platinum group metals historically have been sourced from South Africa and, to a lesser extent, from Russia and Canada. We source a significant portion of our PGM feedstock from one of the world's largest global suppliers of platinum group metals, primarily under contract, and obtain the remainder through a variety of channels. Although we have never experienced a significant shortage of these raw materials, production problems or political or civil instability in specific supplier countries may in the future affect their supply and market price. We attempt to mitigate changes in prices and availability by entering into long-term supply contracts with a variety of producers. We do not anticipate any substantial interruption in our cobalt, nickel or PGM supply that would have a material adverse effect on our operations. Copper, gold and silver are worldwide commodities and are generally available.

     The following graphs set forth the average quarterly published market prices of cobalt, nickel and copper, and platinum, palladium, gold and silver, respectively, from January 1, 1998 to September 30, 2001:

BASE METAL PRICES

DATE                                                          COBALT   COPPER   NICKEL
----                                                          ------   ------   ------
1Q98                                                          19.32     0.77     2.48
2Q98                                                          20.75     0.78     2.27
3Q98                                                          18.58     0.75     1.90
4Q98                                                          13.10     0.70     1.79
1Q99                                                          13.51     0.64     2.09
2Q99                                                          15.50     0.67     2.35
3Q99                                                          17.79     0.77     2.87
4Q99                                                          14.11     0.80     3.52
1Q00                                                          13.52     0.82     4.28
2Q00                                                          14.27     0.81     4.27
3Q00                                                          13.13     0.87     3.75
4Q00                                                          12.01     0.86     3.38
1Q01                                                          11.27     0.82     2.98
2Q01                                                          10.45     0.75     3.03
3Q01                                                           9.26     0.67     2.50

PRECIOUS METAL PRICES

DATE                                                           GOLD    PLATINUM   PALLADIUM   SILVER
----                                                          ------   --------   ---------   ------
1Q98                                                          294.21    386.91     241.98      6.31
2Q98                                                          299.67    385.05     319.31      5.71
3Q98                                                          288.82    369.33     292.65      5.22
4Q98                                                          294.06    346.42     283.76      4.95
1Q99                                                          286.86    363.43     342.47      5.28
2Q99                                                          273.10    356.68     342.20      5.12
3Q99                                                          259.22    357.04     344.70      5.23
4Q99                                                          296.25    431.98     403.58      5.24
1Q00                                                          290.42    479.68     589.16      5.16
2Q00                                                          280.31    529.77     599.11      5.01
3Q00                                                          276.65    576.88     731.10      4.91
4Q00                                                          269.14    593.41     806.01      4.72
1Q01                                                          263.65    602.61     930.38      4.54
2Q01                                                          268.00    594.74     654.00      4.39
3Q01                                                          274.10    480.96     475.84      4.27

RESEARCH AND DEVELOPMENT

     Our research and new product development program is an integral part of our business. Research and development focuses on adapting proprietary technologies to develop new products and working with customers to meet their specific requirements, including joint development arrangements with customers that involve innovative products. New products include new chemical formulations, metal-containing compounds, concentrations of various components, product forms and packaging methods. Research and development expenses were approximately $13.3 million for 2000, $11.3 million for 1999 and $10.4 million for 1998. Expenses for research and development are expected to increase due to the acquisition of the dmc(2) operations.

     Our research staff of approximately 360 full-time personnel conducts research and development at our laboratories located in Cleveland, Ohio; Westlake, Ohio; Research Triangle Park, North Carolina; Newark, New Jersey; Auburn Hills, Michigan; Kokkola, Finland; Hanau, Germany; Schwabisch-Gmund, Germany; and Himeji, Japan. Our Kokkola facility also maintains a research agreement with Outokumpu Research Oy.

PATENTS AND TRADEMARKS

     We hold approximately 870 patents and have pending approximately 780 patent applications, including approximately 720 patents and 650 patent applications from the former dmc(2) operations, related to the manufacturing, processing and use of metallo-organic and metal-based compounds. In addition, we have the right to use, and in certain instances to license and sell, technology covered by approximately 40 patents, including 21 patents from the former dmc(2) operations, in the areas of hydrometallurgical processes, solvent extraction, agitators and metal powders. We do not consider any single patent or group of patents to be material to our business as a whole.

EMPLOYEES

     We have approximately 4,900 full-time employees with 1,500 located in the Americas, 2,600 in Europe, 400 in Africa and 400 in Asia-Pacific. We believe relations with our employees are good. Approximately 1,375 of our employees are nonunionized and are located at our production facilities in Newark, New Jersey; Research Triangle Park, North Carolina; Franklin, Pennsylvania; St. George, Utah; South Plainfield, New Jersey; Newark, Delaware; Bethlehem, Pennsylvania; Burlington, Canada; Lubumbashi, the DRC; Kuching, Malaysia; Amsterdam, Netherlands; Vienna, Austria; Vicenza, Italy; Himeji, Japan; Seoul and Onsan, Korea; Bangkok, Thailand; and Kalgoorlie, Australia.

     Europe. Employees at our facilities in Harjavalta and Kokkola, Finland are members of several national workers' unions under various union agreements. Generally, these union agreements have two-year terms. Employees at our Karlskoga, Sweden facility are members of industrial employees' and workers' unions with three-year terms, expiring in February 2003. Employees at our facilities in Hanau, Rheinfelden, Pforzheim and Schwabisch-Gmund, Germany, are members of several national workers' unions. At these facilities, general working conditions are set forth in long-term agreements, whereas wage agreements usually are negotiated annually between the unions and the employers' associations. Employees at our facilities in Manchester, England are members of various trade unions under a recognition agreement. This recognition agreement has an indefinite term.

     Americas. Employees at our Johnstown, Pennsylvania facility are members of the United Steelworkers of America Union, and the current Johnstown union agreement has a term of five years, expiring in June 2003. Employees at the Belleville, Canada facility are members of the Communications, Energy and Paperworkers Union of Canada and the current Belleville union agreement has a term of five years expiring in May 2003. The Calvert City, Kentucky, facility is operated under a service contract with Degussa AG, which employs two-thirds of the site's employees. The Calvert City contract with the Paper, Allied Industrial, Chemical, Energy Workers' International Union was renegotiated in January 2001. This union has been notified that as a consequence of the change in ownership resulting from our acquisition of the dmc(2) operations, we will separate our workforce and these employees will become employees of one of our subsidiaries. We anticipate having discussions with this union concerning the workforce separation before the end of 2001 and we do not expect any material adverse consequences as a result of these discussions. Employees of our Port Elizabeth, South Africa facility are members of the Chemical Energy Paper and Printing Allied Workers' Union and the applicable union agreement has no defined term. Employees in our facilities in Guarulhos, Americana and Manaus, Brazil are members of the Metalworkers' Union or of the

Chemical Workers' Union. The terms of these agreements are valid for one year and expire in October 2002 in Guarulhos and Americana, and in August 2002 in Manaus. Employees at our facility in Buenos Aires, Argentina are members of the Union Obrera Metalurgica. The terms of the Buenos Aires agreement do not provide for an expiration date and the agreement may be terminated by us at any time.

PROPERTIES

     We believe that our plants and facilities, which are of varying ages and of different construction types, have been satisfactorily maintained, are in good condition, are suitable for our operations and generally provide sufficient capacity to meet our production requirements. The land on which the Kokkola plant is located is leased with a remaining term of 90 years. The land on which the Harjavalta, Finland plant is located is leased with a remaining term of 49 years. The land on which the St. George, Utah plant is located is leased with a remaining term, including options, of 44 years. Portions of the land on which the Hanau, Germany plant is located are leased with a remaining term, including an option, of 41 years. Otherwise, we own the real properties comprising our manufacturing facilities. The transfer of ownership and some hereditary building rights have not yet been completed with respect to some facilities located in Germany that were acquired as part of the dmc(2) operations.

     Our Kokkola, Finland production facility (KCO) is situated on property owned by Outokumpu Zinc Oy. KCO and Outokumpu Zinc Oy share certain physical facilities, services and utilities under agreements with varying expiration dates. Utilities and raw material purchase assistance contracts provide that KCO jointly purchase with, or pay a fee to, affiliates of Outokumpu Oyj for assistance in negotiating contracts and securing bulk quantity discounts. Our Harjavalta, Finland production facility is situated on land owned by Outokumpu Harjavalta Metals Oy. The Harjavalta, Finland facility also shares certain physical facilities and has contracts in place for waste disposal, tolling, utilities, laboratory services and raw material supply with varying expiration dates.

     Information regarding our primary offices, research and product development and manufacturing facilities is set forth below:

                                                   FACILITY      APPROXIMATE            LEASED/
LOCATION                            SEGMENT        FUNCTION*    SQUARE FOOTAGE           OWNED
--------                            -------        ---------    --------------          -------
AFRICA:
Lubumbashi, the DRC...........  Base Metal         M                116,000       joint venture (55%)
Port Elizabeth, South           Precious Metal     M                              joint venture (55%)
  Africa......................                                      181,800

AMERICAS:
Newark, NJ....................  Base Metal         M, A, R           32,000       owned
Edison, NJ....................  Base Metal         A, W              47,000       leased
Research Triangle Park, NC....  Base Metal         M, A, R          148,500       owned
Cleveland, OH.................  Base Metal         A, R, W           51,400       leased
Westlake, OH..................  Base Metal         A, R              35,200       owned
Belleville, Ontario...........  Base Metal         M                 38,000       owned
Bethlehem, PA.................  Base Metal         M                 14,085       owned
Franklin, PA..................  Base Metal         M                331,500       owned
Johnstown, PA.................  Base Metal         M                168,000       owned
St. George, UT................  Base Metal         M                193,000       owned
Burlington, Canada............  Precious Metal     M              1,550,000       owned
South Plainfield, NJ..........  Precious Metal     M, A              71,400       owned/leased
Newark, DE....................  Precious Metal     M, A              49,500       leased
Auburn Hills, MI..............  Precious Metal     R, A             138,400       owned
Calvert City, KY..............  Precious Metal     M                 30,900       joint venture (50%)
Manaus, Brazil................  Precious Metal     M, A, W          132,500       owned

                                                   FACILITY      APPROXIMATE            LEASED/
LOCATION                            SEGMENT        FUNCTION*    SQUARE FOOTAGE           OWNED
--------                            -------        ---------    --------------          -------
Americana, Brazil.............  Precious Metal     M                290,600       owned
Sao Paulo, Brazil.............  Precious Metal     M, A             215,400       owned/leased

ASIA-PACIFIC:
Kalgoorlie, Australia.........  Base Metal         M                294,400       owned
Tokyo, Japan..................  Base Metal         A                  2,300       leased
Kuching, Malaysia.............  Base Metal         M, A              25,000       owned
Taipei, Taiwan................  Base Metal         A                  4,000       leased
Bangkok, Thailand.............  Base Metal         M, A             107,400       owned
Bangkok, Thailand.............  Precious Metal     M, A              18,200       leased
Singapore.....................  Base Metal         M                  2,100       joint venture (70%)
Singapore.....................  Precious Metal     M, A               4,200       leased
Himeji, Japan.................  Precious Metal     M, A, R           48,200       joint venture (50%)
Onsan, Korea..................  Precious Metal     M                 89,500       joint venture (50%)

EUROPE:
Manchester, England...........  Base Metal         M                 73,300       owned
Espoo, Finland................  Base Metal         A                  3,000       leased
Harjavalta, Finland...........  Base Metal         M, A             280,900       owned
Kokkola, Finland..............  Base Metal         M, A, R          470,000       owned
Ezanville, France.............  Base Metal         M, A              50,000       owned
Dusseldorf, Germany...........  Base Metal         A                  4,800       leased
Hanau, Germany................  Precious Metal     M, A, R        1,643,400       owned/leased
Pforzheim, Germany............  Precious Metal     M, A, W          196,300       owned/leased
Rheinfelden, Germany..........  Precious Metal     M                131,200       owned
Schwabisch-Gmund, Germany.....  Precious Metal     M, A, R          276,200       owned
Karlskoga, Sweden.............  Precious Metal     M                123,700       leased
Amsterdam, Netherlands........  Precious Metal     M, A              38,900       owned
Vienna, Austria...............  Precious Metal     M, A, W          107,900       owned
Vicenza, Italy................  Precious Metal     M                 31,900       owned

---------------

* M - Manufacturing; A - Administrative; R - Research and Development; W - Warehouse

ENVIRONMENTAL MATTERS

     We are subject to a wide variety of environmental laws and regulations in the United States and in foreign countries as a result of our operations and use of certain substances that are, or have been, used, produced or discharged by our plants. In addition, soil and/or groundwater contamination presently exists and may in the future be discovered at levels that require remediation under environmental laws at properties now or previously owned, operated or used by us.

     Environmental compliance costs were approximately $5.0 million in 2000. Ongoing expenses include costs relating to waste water analysis and disposal, hazardous and nonhazardous solid waste analysis and disposal, sea water control, air emissions control, soil and groundwater clean-up and monitoring and related staffing. We anticipate that we will continue to incur costs and make expenditures at increasing levels for the foreseeable future as environmental laws and regulations are becoming increasingly stringent and as we include the expenditures related to the acquired operations of dmc(2).

     We also incurred capital expenditures of approximately $2.1 million in 2000 in connection with environmental compliance. We anticipate that capital expenditure levels for these purposes will increase to approximately $3.1 million in 2001, as we continue to modify some of our processes that may have an environmental impact. We also anticipate that capital expenditures for these purposes will increase due to the acquisition of the dmc(2) operations.

     In preparation for the sale of the dmc(2) businesses to us, Degussa AG engaged independent environmental consultants to conduct a "desktop" survey of potential environmental liabilities. According to the results of the survey, the high end of the estimated range of costs for the dmc(2) businesses retained by us subsequent to the sale to Ferro is approximately $7.5 million. dmc(2) has agreed to indemnify us against environmental liabilities relating to conditions existing at the date of purchase, subject to a cap of 25% of the purchase price, if such damages exceed E10.0 million for all of the former dmc(2) sites together, including those sites that were sold to Ferro as part of the sale of the dmc(2) divisions to Ferro (and then for the entire amount of damages). The environmental liabilities are subject to a cost-sharing formula under which we share an increasing percentage of costs over time, depending on when notice is given. Accordingly, we pay 10% of claims asserted in the first year, 20% in the second year, 30% in the third year, 40% in the fourth year, 50% in the fifth year, 60% in the sixth year, 75% in the seventh year, 90% in the eighth year, and 100% of all claims afterward. All of dmc(2)'s indemnification obligations are guaranteed by Degussa AG.

     Due to the ongoing development and understanding of facts and remedial options and the possibility of unanticipated regulatory developments, the amount and timing of future environmental expenditures could vary significantly from those currently anticipated. Although it is difficult to quantify the potential impact of compliance with or liability under environmental protection laws, based on presently available information, we believe that our ultimate aggregate cost of environmental remediation should not result in a material adverse effect upon our financial condition or results of operations.

LEGAL PROCEEDINGS

     We are subject to various legal and administrative proceedings incidental to our business. We believe that the disposition of all pending suits and claims, as relates to our business other than the dmc(2) operations, should not in the aggregate have a material adverse effect on our business or financial position. We did not assume any material liabilities relating to any pending suits or claims adverse to dmc(2) as part of the acquisition of the dmc(2) operations. dmc(2) has agreed to indemnify us for breaches of representations and warranties made by dmc(2) for an amount up to 25% of the purchase price, subject to a E10.0 million deductible. dmc(2) has also agreed to indemnify us against World War II and National Socialist Era claims. All of the indemnification obligations of dmc(2) are guaranteed by Degussa AG.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the names, ages and positions of our directors and executive officers.

                    NAME                       AGE                       POSITION
                    ----                       ---                       --------
James P. Mooney..............................  53    Chairman of the Board and Chief Executive
                                                     Officer
Edward W. Kissel.............................  59    President, Chief Operating Officer and Director
James M. Materna.............................  56    Chief Financial Officer
Lee R. Brodeur...............................  74    Director
Frank E. Butler..............................  66    Director
Thomas A. Miklich............................  54    Director
John E. Mooney...............................  51    Director
Markku Toivanen..............................  60    Director

     The authorized number of directors is presently fixed at seven, divided into three classes with each designated to serve three-year terms. Two classes have two members and one class has three members. The term of the Class I directors expires at the annual stockholders' meeting for election of directors in 2003, the term of the Class II directors expires at the annual stockholders' meeting for election of directors in 2004, and the term of the Class III directors expires at the annual stockholders' meeting for the election of directors in 2002. Officers are chosen by and serve at the discretion of the board of directors. A summary of the background and experience of each officer and director is set forth below.

     JAMES P. MOONEY is Chairman of the Board and has been a director and Chief Executive Officer of OMG since 1991. From 1991 to 1994, Mr. Mooney was President of OMG. From 1979 to 1991, Mr. Mooney was President and Chief Executive Officer of Mooney Chemicals, Inc. Mr. Mooney is a member of the Supervisory Board of Directors of Norddeutsche Affinerie AG and a member of the Board of Trustees of The Cleveland Clinic Foundation. Mr. Mooney received a B.A. degree in history from Quincy University. Mr. Mooney is John E. Mooney's brother. Mr. Mooney's term expires in 2002.

     EDWARD W. KISSEL was appointed as a director of OMG in 1999 to fill a vacancy. Mr. Kissel has been President and Chief Operating Officer of OMG since June, 1999. Since 1993, he has been Chief Executive Officer of Kissel Group, Ltd., a holding company with interests in Kissel Group, a consulting business specializing in strategic business issues and RotoCast Technologies, Inc., a specialty cast aluminum mold manufacturer. Previously, he was President of the Passenger and Light Truck Division of Continental-General Tire, Inc. From 1987 to 1990, he was Vice President of manufacturing and engineering for Engelhard Corporation and previously spent 24 years with the Goodyear Tire & Rubber Co. Mr. Kissel is a member of the Board of Directors of Myers Industries, Inc. and Weda Bay Minerals, Inc., Toronto, Ontario. Mr. Kissel's term expires in 2004.

     JAMES M. MATERNA has been the Chief Financial Officer of OMG since 1992. Prior to such time, he was a principal in Ashley Management, a financial management services and private investment firm, for six years. From 1981 to 1986, Mr. Materna was a partner with the accounting firm of KPMG Peat Marwick in New York and Cleveland. Mr. Materna received a B.S. degree in chemical engineering from the University of Pittsburgh and an MBA degree from the Graduate School of Business of Stanford University. Mr. Materna is a certified public accountant.

     LEE R. BRODEUR has been a director of OMG since 1991 and a director of Mooney Chemicals, Inc. since 1987. Mr. Brodeur was employed by the Firestone Tire & Rubber Company in Akron, Ohio from 1951 until his retirement as Vice Chairman of that company in 1986. Mr. Brodeur's term expires in 2002.

     FRANK E. BUTLER has been a director of OMG since 1996. From 1992 until his retirement in 1997, Mr. Butler was President and General Manager of the Coatings Division of The Sherwin-Williams Company, a manufacturer, distributor and retailer of coatings and related products. From 1957 to 1992, Mr. Butler held various engineering positions in the Chemical Division of Sherwin-Williams. Mr. Butler received a masters degree in chemistry from Iowa State University. Mr. Butler's term expires in 2004.

     THOMAS R. MIKLICH has been a director of OMG since 1993. Mr. Miklich has been employed by Invacare Corporation as Chief Financial Officer and General Counsel since 1993. Prior to joining Invacare, Mr. Miklich was Executive Vice President, Chief Financial Officer and a Director of Van Dorn Company. For 22 years prior to that, Mr. Miklich was employed with The Sherwin-Williams Company where he held several financial positions, culminating as Senior Vice President and Chief Financial Officer. Mr. Miklich's term expires in 2002.

     JOHN E. MOONEY has been a director of OMG since 1995. For the past 13 years, Mr. Mooney has been Chief Executive Officer of Sachem, Inc., a specialty chemicals manufacturer. Mr. Mooney received a B.A. in Economics from the University of Toronto. Mr. Mooney is James P. Mooney's brother. Mr. Mooney's term as director will expire in 2003.

     MARKKU TOIVANEN has been a director of OMG since 1991 and is currently a consultant in the base metals industry. During 2000 and until October 2001, Mr. Toivanen served as Senior Vice President of New Business Ventures of Outokumpu Oyj. From 1996 to 2000, Mr. Toivanen served as Senior Vice President Corporate Strategic Development of Outokumpu Oyj. From 1993 to 1996, Mr. Toivanen served as President and Chief Executive Officer of Outokumpu Metals & Resources Oy. Mr. Toivanen and Antti Aaltonen, Vice President of Operations for OMG Kokkola Chemicals Oy, are brothers-in-law. Mr. Toivanen's term as director will expire in 2003.

DIRECTOR COMPENSATION

     Directors who are also officers of OMG receive no additional compensation for serving as directors. Outside directors receive an annual director's fee of $36,000 and an annual fee of $5,000 per committee for service on our Audit and Finance Committee or our Compensation Committee. Committee chairmen also receive an additional $5,000 per annum. In addition, each outside director receives a fee of $1,500 for each board meeting he attends. Directors may elect to receive their compensation in the form of cash, stock options or restricted stock under our Non-Employee Directors' Equity Compensation Plan. Under this plan, directors may purchase stock options for a price equal to the difference between the exercise price (75% of fair market value on date of grant) and the fair market value per share. Restricted shares may be purchased at a price equal to fair market value per share. Also, directors electing to receive restricted stock receive additional restricted stock equal to 5% of cash compensation. Directors are reimbursed for their travel and other expenses incurred in attending board and committee meetings.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth all compensation awarded to, earned by or paid to OMG's Chief Executive Officer and OMG's other two executive officers for services rendered during 1999, 2000 and 2001.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM COMPENSATION AWARDS
                                  ANNUAL COMPENSATION               -------------------------------------------
                       ------------------------------------------   SECURITIES AND
                                                       RESTRICTED     UNDERLYING
      NAME AND                                           STOCK      STOCK OPTIONS      LTIP        ALL OTHER
 PRINCIPAL POSITION    YEAR   SALARY(1)    BONUS(2)    AWARDS(3)       (SHARES)      PAYOUTS    COMPENSATION(4)
 ------------------    ----   ---------   ----------   ----------   --------------   --------   ---------------
James P. Mooney......  2001   $785,500            (5)  $1,776,000       10,000       $      0      $274,200
  Chairman & CEO       2000   $640,500    $1,123,000   $        0      100,000       $      0      $178,500
                       1999   $580,000    $  630,000   $        0       85,000       $      0      $161,000

Edward W. Kissel.....  2001   $540,500            (5)  $1,184,000       20,000       $      0      $168,750
  President & COO      2000   $485,500    $  665,000   $        0       65,000       $      0      $ 92,929
                       1999   $240,208    $  207,813   $  570,000       70,000       $      0      $ 28,125

James M. Materna.....  2001   $339,500            (5)  $  592,000       20,000       $      0      $ 92,850
  CFO                  2000   $296,500    $  360,000   $        0       50,000       $      0      $ 68,940
                       1999   $270,000    $  243,000   $        0       37,000       $      0      $ 62,150

---------------

(1) Salary amounts include $10,500 401(k) deferral.

(2) Amounts awarded to each officer under OMG's Bonus Program for Key Executives and Middle Management.

(3) Restricted stock awards granted in 2001 were as follows: Mr.
    Mooney -- 30,000 shares; Mr. Kissel -- 20,000 shares; and Mr.
    Materna -- 10,000 shares. Dollar amounts shown for each officer in 2001 equal the number of shares of restricted stock granted multiplied by the stock price on the grant date ($59.20). The dollar amount shown for Mr. Kissel in 1999 equals the number of shares of restricted stock granted (15,000) multiplied by the stock price on the grant date ($38.00). The valuations shown do not take into account the diminution in value attributable to the restriction applicable to the shares. Dividends will be paid on all restricted stock shown above. As of December 31, 2001, Mr. Mooney's 30,000 shares of restricted stock had a value of $1,985,700, Mr. Kissel's 35,000 shares of restricted stock had a value of $2,316,650 and Mr. Materna's 10,000 shares of restricted stock had a value of $661,900. The restricted stock awards granted in 2001 to Mr. Mooney, Mr. Kissel and Mr. Materna will vest in equal increments over a three-year period on each of December 31, 2002, 2003 and 2004. As it relates to the restricted stock award of 15,000 shares granted to Mr. Kissel in 1999, on the three-year anniversary, June 1, 2002, 5,000 shares will vest and an amount equal to accrued dividends will be paid and on the five-year anniversary, June 1, 2004, 10,000 shares will vest together with an amount equal to accrued dividends.

(4) This amount represents amounts contributed for each officer under OMG's qualified Profit-sharing Plan and amounts accrued under the OM Group, Inc. Benefit Restoration Plan. The amount OMG contributed during 2001 for the named executive officers for the Profit Sharing Plan was $15,000 each. For the Benefit Restoration Plan during 2001 OMG contributed the following amounts: Mr. Mooney, $259,200; Mr. Kissel, $153,750; and Mr. Materna, $77,850.

(5) As of the date of this prospectus, bonus amounts for 2001 have not yet been determined.

     Option Grant Table. The following table sets forth additional information concerning individual grants of stock options pursuant to OMG's Long-term Incentive Compensation Plan made by OMG during 2001 to the named executive officers, which options are included in the Summary Compensation Table above. Stock options granted under the plan have a 10-year term and become fully exercisable at December 31 of the year following the year in which granted. The option price for stock options granted under the plan is the closing sale price of OMG common stock on the date of grant.

                               OPTION GRANT TABLE

                                  INDIVIDUAL GRANTS                                      POTENTIAL REALIZABLE VALUE
--------------------------------------------------------------------------------------     AT ASSUMED ANNUAL RATES
                              NUMBER OF        PERCENTAGE OF                              OF STOCK APPRECIATION FOR
                             SECURITIES        TOTAL OPTIONS     EXERCISE                        OPTION TERM
                             UNDERLYING         GRANTED TO       OR BASE    EXPIRATION   ---------------------------
          NAME             OPTIONS GRANTED   EMPLOYEES IN 2001    PRICE        DATE          5%             10%
          ----             ---------------   -----------------   --------   ----------   -----------   -------------
James P. Mooney..........      10,000                 4%          $59.20    11/05/2011    $372,300      $  943,500
Edward W. Kissel.........      20,000                 8%          $59.20    11/05/2011    $744,600      $1,887,000
James M. Materna.........      20,000                 8%          $59.20    11/05/2011    $744,600      $1,887,000

                        AGGREGATED OPTION EXERCISES AND
                          FISCAL YEAR-END OPTION VALUE

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                             OPTIONS AT 12/31/01         OPTIONS AT 12/31/01(2)
                         SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
         NAME              ON EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            ---------------   -----------   -----------   -------------   -----------   -------------
James P. Mooney........      177,161       $9,080,387      548,065(3)      10,000      $19,346,983     $ 69,000
Edward W. Kissel.......           --               --      135,000         20,000      $ 3,333,150     $139,800
James M. Materna.......       19,049       $  757,177      191,100         20,000      $ 5,855,810     $139,800

---------------

(1) Market value of stock at date and time of exercise less exercise price.

(2) Based on fair market value at December 31, 2001 of $66.19.

(3) Includes 448,065 stock options transferred in accordance with the terms of OMG's Long-Term Incentive Compensation Plan to a limited partnership in which Mr. Mooney is a general partner.

REPORT OF THE COMPENSATION COMMITTEE

     The following Report of the Compensation Committee discusses our compensation policies relating to our executive officers and CEO, with a focus upon compensation for 2000. Our compensation policies for 2001 were not materially different from those discussed below; however, final compensation for 2001 has not yet been determined.

     Executive Compensation Policy. The Compensation Committee of the Board of Directors, comprised solely of outside directors of OMG, is responsible for setting the policies and approving the practices of OMG in its compensation to executive officers of OMG and its subsidiaries, including those executive officers named in the compensation tables in this prospectus. The Committee's general policy on executive compensation is to provide a significant incentive to management to achieve annual profit goals and to increase the value of OMG's stock. The policy is intended to cause a significant portion of total executive compensation to be contingent upon OMG performance and in the form of annual and longer-term incentives.

     In carrying out its responsibilities in 2000, the Committee considered the following:

     1. OMG's financial performance;

     2. OMG's general policies and practices for compensation of employees;

     3. The recommendations of OMG's management concerning compensation of individual key employees; and

     4. Advice from independent compensation consultants concerning all aspects of OMG's compensation policies, including how its policies and practices compare to the policies and practices of other comparable companies.

     The three major components of OMG's executive officer compensation program are (1) base compensation and annual adjustments thereto paid pursuant to employment contracts with executive officers, (2) annual bonuses paid pursuant to the Bonus Program for Key Executives and Middle Management, and (3) stock options issued at fair market value pursuant to OMG's 1998 Long-Term Incentive Compensation Plan.

     Employment Contracts with Executive Officers. OMG has entered into employment contracts with each of its executive officers. The employment contracts establish the position of each executive officer and provide that the executive officer will devote his full professional attention to OMG and that OMG will not materially decrease his level of responsibility. Each contract provides for automatic yearly renewals unless the contract is terminated by either party upon six months' prior notice.

     Each contract provides for base compensation which may be increased annually, but not decreased. In considering annual adjustments to an executive officer's base compensation, the Committee considers both OMG and individual performance. In addition, executive officers' base salaries are targeted between the median and 75th percentile of comparably sized companies in the chemical and non-durable goods manufacturing industries. Each contract also provides for annual bonuses paid pursuant to OMG's Bonus Program for Key Executives and Middle Management described below.

     OMG may terminate each contract at any time with or without cause. If terminated for cause, an officer is entitled to compensation accrued up to the time of termination. If terminated without cause, the officer is entitled to accrued compensation and to receive all base compensation, incentive bonuses and fringe benefits due under his contract for the later of the expiration of the current contract term or two years after delivery of notice of termination with respect to James P. Mooney and James M. Materna. If the officer resigns for any reason, he is entitled to accrued compensation and to receive all base compensation for three months following the effective date of termination of his employment.

     Mr. Kissel has a three-year employment contract, renewable for two year periods on six months notice. The contract provides for severance pay in the amount of base and incentive compensation for the remainder of any portion of the term not served, unless executive is dismissed for Cause as defined in the contract.

     Bonus Program for Key Executives and Middle Management. OMG pays annual bonuses to certain employees, including executive officers, based primarily on OMG's operating profit. In deciding annual bonus amounts, the Committee reviews OMG's performance against a predetermined consolidated operating profit goal, approved annually by the board of directors as part of OMG's financial budgeting process. Annual bonuses are then paid pursuant to a schedule approved by the board of directors which sets forth specified percentages of base compensation payable as annual bonuses based upon the level of attainment of the predetermined operating profit goal. Based on this performance, executive officers, other than the CEO, received annual bonuses ranging from 60% to 84% of their annual base salaries in 2000 plus discretionary bonuses in recognition of the OMG's and their individual performances in 2000.

     1998 Long-Term Incentive Compensation Plan. Executive officers and other key employees also received compensation pursuant to OMG's 1998 Long-Term Incentive Compensation Plan. The Incentive Plan is designed to promote OMG's growth and profitability by providing, through common stock ownership, incentives to attract and retain highly talented persons to provide managerial and administrative services to OMG and to motivate such persons to use their best efforts on OMG's behalf. The Incentive Plan provides for the granting of stock options, stock appreciation rights, restricted stock awards and phantom stock. Under the 1998 Long-Term Incentive Compensation Plan, the total number of shares of common stock subject to the plan each year is 1.5% of the total number of issued and outstanding shares of OMG's common stock as of December 30 of the preceding calendar year.

     The Incentive Plan is administered by the Committee. Subject to the provisions of the Incentive Plan, the Committee is authorized to determine who may participate in the Incentive Plan, the Awards made to each participant and the terms and conditions applicable to each Award. The number of stock options granted to executive officers and key employees during 2000 depended principally upon the individual's level of responsibility within OMG and the Committee's assessment of individual performance and contribution.

     CEO Compensation and Company Performance. In setting Mr. James P. Mooney's compensation for 2000, the Committee considered OMG's financial performance during the previous four quarters, Mr. Mooney's personal performance and comparative data on the salaries for chief executive officers of comparably-sized companies in the chemical and non-durable goods manufacturing industries. The Committee also considered various factors of corporate performance, including profitability, market position, productivity, product leadership and the balancing of short-term and long-term goals. Based on the Committee's review of these factors, Mr. Mooney's base compensation was $640,500 in 2000, reflecting a 10% increase in his 1999 base compensation.

     Mr. Mooney's contract also provides for bonuses in accordance with the Bonus Program for Key Executives and Middle Management. The Committee reviewed OMG's 2000 performance against the predetermined consolidated operating profit goal for 2000. Based upon OMG's level of attainment of this goal, Mr. Mooney's annual bonus for 2000 was $775,000, constituting a bonus greater in amount than his base compensation plus a discretionary bonus in the amount of $348,000 in recognition of OMG's and his individual performance in 2000.

     On November 6, 2000, the Committee approved a grant of 100,000 option shares to Mr. Mooney pursuant to the Incentive Plan. The size of the grant was based on the Committee's consideration of the size of stock option grants to chief executive officers with pay and responsibility comparable to that of Mr. Mooney and its qualitative assessment of Mr. Mooney's performance during 2000.

                                          The Compensation Committee

                                          Lee R. Brodeur, Chairman
                                          Frank E. Butler

PERFORMANCE COMPARED TO CERTAIN STANDARDS

     The chart set forth below compares OMG's cumulative total stockholder return to (a) that of the Standard & Poor's 500 Index, and (b) that of S&P Chemicals (Specialty) Index. In all cases, the information is presented on a dividend reinvested basis.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                             AMONG OM GROUP, INC.,
                  S&P CHEMICALS (SPECIALTY) AND S&P 500 INDEX

                                                     OM GROUP, INC.         S&P CHEMICALS (SPECIALTY)         S&P 500 INDEX
                                                     --------------         -------------------------         -------------
12/31/1996                                                  100                         100                         100
12/31/1997                                               136.99                      123.83                      133.36
12/31/1998                                               137.79                      105.46                      171.47
12/31/1999                                               131.48                      116.74                      207.56
12/29/2000                                                210.7                      103.84                      188.66
12/31/2001                                               257.56                       97.31                      166.24

                     ASSUMES $100 INVESTED ON JAN. 1, 1997
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 2001

                        SECURITY OWNERSHIP OF DIRECTORS,
                     OFFICERS AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of December 31, 2001, information concerning the number of shares of our common stock beneficially owned by each director, nominee and executive officer individually and by all of our executive officers and directors as a group. No executive officer or director other than James P. Mooney owns more than 1% of the outstanding shares of our common stock. Mr. Mooney beneficially owns approximately 4.9% and all executive officers and directors as a group beneficially own approximately 6.4% of our shares. The totals shown below for each person and for the group include shares held personally, shares held by family members, shares held under our profit-sharing plan, and shares acquirable within sixty days of the above date by the exercise of stock options granted under our stock option plan.

                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

NAME OF                                           DIRECTLY   PROFIT-SHARING   EXERCISABLE
BENEFICIAL OWNER(1)                               OWNED(2)        PLAN        OPTIONS(3)      TOTAL
-------------------                               --------   --------------   -----------   ---------
Lee R. Brodeur..................................    5,750           --           23,055        28,805
Frank E. Butler.................................       --           --           18,866        18,866
Edward W. Kissel................................      700           --          135,000       135,700
James M. Materna................................    1,050        2,715          191,100       194,865
Thomas R. Miklich...............................    3,450           --            3,890         7,340
James P. Mooney.................................  655,518          425          548,065     1,204,008
John E. Mooney..................................   10,854           --            7,568        18,422
Markku Toivanen.................................       --           --            3,080         3,080
All directors and executive officers as a group
  (consisting of 8 persons).....................  677,332        3,140          930,624     1,611,086

---------------

(1) Each person has sole voting and investment power with respect to all shares shown except as indicated below.

(2) James P. Mooney's shares include 541,381 shares held by a limited partnership, Lion Investment Co. L.P., for which Mr. Mooney is a general partner.

(3) Represents shares subject to stock options that were exercisable at December 31, 2001 or within 60 days of December 31, 2001. James P. Mooney's options include 448,065 options transferred to a limited partnership in accordance with the terms of OMG's Long-Term Incentive Plan. Mr. Mooney, as a general partner of the limited partnership to which the options have been transferred, continues to have voting and investment power with respect to these shares.

     The following table sets forth information concerning each person known by us to be the beneficial owner of more than 5% of our outstanding common stock or stock convertible into common stock.

                                                                AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                            BENEFICIAL OWNERSHIP    PERCENT OF CLASS
------------------------------------                            --------------------    ----------------
Baron Capital Group, Inc....................................         3,495,450                14.7%
  767 Fifth Avenue
  New York, NY 10153 (1)

Citigroup, Inc..............................................         1,762,845                 7.4%
  399 Park Avenue
  New York, NY 10043
       and
Salomon Smith Barney Holdings, Inc.
  388 Greenwich Street
  New York, NY 10013 (2)

Lord, Abbett & Co...........................................         1,530,285                 6.4%
  90 Hudson Street
  Jersey City, NJ 07302 (3)

---------------

(1) Information regarding share ownership and ownership percentage was obtained from Amendment No. 4 to a Schedule 13G filed on February 15, 2001 by BAMCO, Inc. Baron Capital Group, Inc. is a parent holding company of a group of investment management companies. BAMCO, Inc. and Baron Capital Management, Inc. are subsidiaries of Baron Capital Group, Inc. Baron Asset Fund is an investment advisory client of BAMCO, Inc. Ronald Baron owns a controlling interest in Baron Capital Group, Inc. Baron Capital Group, Inc. and Ronald Baron each have shared voting power with respect to 3,477,950 shares and shared dispositive power with respect to all 3,495,450 shares. BAMCO, Inc. has shared voting and dispositive power with respect to 2,760,000 shares. Baron Capital Management, Inc. has shared voting power with respect to 717,650 shares and shared dispositive power with respect to 735,150 shares. Baron Asset Fund has shared voting and dispositive power with respect to 2,360,300 shares.

(2) Information regarding share ownership and ownership percentage was obtained from the Schedule 13G filed on February 16, 2001 jointly by Citigroup, Inc. and Salomon Smith Barney Holdings, Inc. Citigroup, Inc. and Salomon Smith Barney Holdings, Inc. have shared voting power and dispositive power with respect to all 1,762,845 shares. Citigroup, Inc. is the sole stockholder and parent holding company of Salomon Smith Barney Holdings, Inc.

(3) Information regarding share ownership and ownership percentage was obtained from Amendment No. 1 to a Schedule 13G filed on January 19, 2001 by Lord, Abbett & Co. Lord, Abbett & Co. has sole voting and dispositive power with respect to all 1,530,285 shares.

                           RELATED PARTY TRANSACTIONS

     Mr. Markku Toivanen, a director of OMG, was formerly Senior Vice President of Strategic Development of Outokumpu Oyj, our former majority stockholder. Our Kokkola, Finland production facility (KCO) is situated on property owned by Outokumpu Zinc Oy, an affiliate of Outokumpu Oyj. KCO and Outokumpu Zinc Oy share certain physical facilities, services and utilities under agreements with various expiration dates. Utilities and raw material purchase assistance contracts provide that KCO jointly purchase with, or pay a fee to, affiliates of Outokumpu Oyj for assistance in negotiating contracts and securing bulk quantity discounts. Amounts paid related to these raw material contracts and utilities agreements amounted to approximately $110.0 million and $15.0 million, respectively, in 2000. We have other arrangements with Outokumpu Oyj affiliates relating to a service agreement, a lease, and research and development. The aggregate of the amounts paid by us during 2000 pursuant to these other arrangements amounted to approximately $16.0 million.

                        DESCRIPTION OF OUR CAPITAL STOCK

     For the specific provisions of our capital stock, you should refer to the exhibits to the registration statement for copies of our certificate of incorporation and bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

AUTHORIZED CAPITAL STOCK

     Our certificate of incorporation provides that we may issue up to 60,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share. On December 31, 2001, there were 24,147,273 shares of our common stock issued and outstanding (excluding 2,359 treasury shares) and no shares of our preferred stock were issued and outstanding.

DESCRIPTION OF OUR COMMON STOCK

  GENERAL

     All of our outstanding shares of common stock are, and the shares of common stock being offered by this prospectus will be upon payment, validly issued, fully paid and nonassessable. A holder of our common stock has no conversion rights, redemption rights, exchange rights or preemptive rights to subscribe for any of our securities. The transfer agent and registrar for our common stock is National City Bank, Cleveland, Ohio. Our common stock is listed on the New York Stock Exchange under the trading symbol "OMG."

  DIVIDENDS AND LIQUIDATION RIGHTS

     Subject to the preferential rights of any holders of preferred stock, holders of common stock will be entitled to receive dividends or other distributions on such shares if authorized and declared by our board of directors. Holders of common stock also will be entitled to share ratably in our assets legally available for distribution to the stockholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities and subject to the preferential rights of any holder of preferred stock. All of our shares of common stock rank equally as to their dividend, distribution, liquidation and other rights.

  VOTING RIGHTS

     Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of our stockholders. These matters include the election of directors and, except as otherwise required by law or except as provided with respect to any preferred stock, the holders of such shares will possess exclusive voting power. Our certificate of incorporation provides that our directors are elected by a plurality vote and that there is no cumulative voting in the election of directors. It also provides that the approval of a majority of the votes cast shall be required to approve any other matter submitted to the stockholders for approval, except as otherwise provided by law, the certificate of incorporation, or the bylaws.

ADDITIONAL ISSUANCES OF STOCK

     Our board of directors has the authority to issue shares of common or preferred stock from time to time, in one or more series, without any further action by our stockholders. Issuances of preferred stock could affect the amount of funds available for dividends on common stock and payments to common stockholders upon liquidation, dissolution or winding up. Issuances of additional shares of common stock would dilute the ownership interest of then existing holders of common stock.

     Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Such issuances could have the effect of delaying, deferring or preventing a change of control that might involve a premium price for common stockholders or otherwise be in their best interest and may adversely affect the voting and other rights of holders of the common stock. See "Risk Factors" for a discussion of the provisions of our organizational documents that may delay, defer or prevent a change of control.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated January 17, 2002 we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Deutsche Banc Alex. Brown Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc., McDonald Investments Inc. and First Analysis Securities Corporation are acting as representatives, the following respective numbers of shares of common stock:

                                                                 NUMBER
                        UNDERWRITER                            OF SHARES
                        -----------                            ----------
Credit Suisse First Boston Corporation......................    1,650,000
Deutsche Banc Alex. Brown Inc...............................      495,508
Banc of America Securities LLC..............................      330,000
J.P. Morgan Securities Inc..................................      330,000
McDonald Investments Inc....................................      330,000
First Analysis Securities Corporation.......................      164,492
Salomon Smith Barney Inc....................................      100,000
Commerce Capital Investments, Inc...........................       50,000
First Tennessee Securities Corp.............................       50,000
                                                               ----------
          Total.............................................    3,500,000
                                                               ==========

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or, under some circumstances, the offering may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 525,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $1.68 per share. The underwriters and selling group members may allow a discount of $0.10 per share on sales to other broker/dealers. After the initial public offering the representative may change the public offering price and concession and discount to broker/dealers.

     The following table summarizes the compensation and estimated expenses we will pay:

                                                    PER SHARE                           TOTAL
                                         -------------------------------   -------------------------------
                                            WITHOUT            WITH           WITHOUT            WITH
                                         OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                         --------------   --------------   --------------   --------------
Underwriting Discounts and Commissions
  paid by us...........................      $2.80            $2.80          $9,800,000      $11,270,000
Expenses payable by us.................      $0.14            $0.12          $  500,000      $   500,000

     We may use more than 10% of the net proceeds from the sale of the common stock to repay indebtedness owed by us to affiliates of Credit Suisse First Boston Corporation, Banc of America Securities LLC and J.P. Morgan Securities Inc. Accordingly, the offering is being made in compliance with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. Conduct Rules, relying on the exemption of the existence of a bona fide market for the securities being offered pursuant to Rule 2720(c)(3). We are in compliance with the terms of our amended and restated credit facilities. The decision of Credit Suisse First Boston Corporation, Bank of America Securities LLC and J.P. Morgan Securities Inc. to distribute our shares of common stock was not influenced by their respective affiliates that are lenders under our amended and restated credit facilities and those affiliates had no involvement in determining whether or when to distribute our shares of common stock under this offering or the terms of this offering. Credit Suisse First Boston Corporation, Banc of America Securities LLC and J.P. Morgan Securities Inc. will not receive any benefit from this offering other than the underwriting commissions as paid by us.

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus, other than grants of stock options under our stock option plans and issuances of common stock pursuant to the exercise of stock options outstanding on the date of this prospectus and pursuant to our dividend reinvestment plan.

     Our executive officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock (including shares acquired through the exercise of stock options) or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, without the consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus, other than shares acquired by an executive officer or director in the open market.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments that the underwriters may be required to make in that respect.

     The shares of common stock have been approved for listing on The New York Stock Exchange subject to official notice of issuance, under the symbol "OMG".

     In the ordinary course of business, certain of the underwriters and their respective affiliates have from time to time performed and may in the future perform various financial advisory, commercial banking and investment banking services for us, for which they received or will receive customary fees.

     In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     A prospectus in electronic format will be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Credit Suisse First Boston Corporation may effect an on-line distribution through its affiliate, CSFBdirect Inc., an on-line broker dealer, as a selling group member.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

     - the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

     - where required by law, that the purchaser is purchasing as principal and not as agent, and

     - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION -- ONTARIO PURCHASERS ONLY

     Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the common stock, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares of common stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

ENFORCEMENT OF LEGAL RIGHTS

     All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the common stock offered by this prospectus will be passed upon for us by Squire, Sanders & Dempsey L.L.P., Cleveland, Ohio. Certain legal matters will be passed upon for the underwriters by Latham & Watkins, New York, New York.

                                    EXPERTS

     The consolidated financial statements of OM Group, Inc. at December 31, 1999 and 2000, and for each of the three years in the period ended December 31, 2000, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The combined financial statements of dmc(2) Degussa Catalysts Cerdec AG as of December 31, 2000 and 1999, and September 30, 1999 and for the year ended December 31, 2000, three months ended December 31, 1999, and years ended September 30, 1999 and 1998, have been included herein and in the registration statement in reliance upon the report of KPMG Deutsche Truehand-Gesellschaft Aktiengesellschaft, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

      INDEX TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                                 OM GROUP, INC.

Unaudited Pro Forma Condensed Combined Statement of Income
  for the year ended December 31, 2000......................    P-3
Unaudited Pro Forma Condensed Combined Statement of Income
  for the nine months ended September 30, 2001..............    P-4
Notes to Unaudited Pro Forma Condensed Combined Statements
  of Income.................................................    P-5

                                 OM GROUP, INC.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements have been prepared by OMG's management in accordance with generally accepted accounting principles in the United States. These pro forma financial statements reflect OMG's acquisition of all of the operations of dmc(2) Degussa Metals Catalysts Cerdec AG ("dmc(2) Group") on August 10, 2001 and combine for the periods or date indicated the historical consolidated financial statements of OMG and dmc(2) Group using the purchase method of accounting.

     The unaudited pro forma condensed combined statements of income reflect adjustments as if the acquisition had occurred at the beginning of the period presented. These pro forma financial statements should be read in conjunction with the historical financial statements and related notes of OMG and dmc(2) Group. The pro forma financial statements include preliminary estimates and assumptions that OMG's management believes are reasonable. The pro forma results are not necessarily indicative of the results which would have occurred if the business combination had been in effect on the dates indicated, or which may result in the future, and do not include any adjustments or other effects of the planned integration of OMG and dmc(2) Group not calculated or prepared in accordance with Article 11-02 of Regulation S-X.

     The pro forma financial statements have been prepared using the following facts and assumptions:

          1. OMG acquires all the businesses of dmc(2) Group in exchange for a total cash payment of $1,072.0 million.

          2. OMG sells the electronic materials, performance pigments, glass systems and Cerdec ceramics divisions of dmc(2) Group to Ferro Corporation for a cash purchase price of $525.5 million, the proceeds from which were used to repay a portion of the debt issued to finance the acquisition of dmc(2) Group.

          3. OMG borrows $594.9 million consisting of $546.5 million to finance the acquisition price and $48.4 million for estimated financing and related transaction costs.

          4. OMG issues 3.5 million additional shares of its common stock at $59.00 per share and uses the net proceeds of $196.2 million to pay a portion of the debt issued to finance the acquisition of dmc(2) Group.

          5. The acquired assets and liabilities of dmc(2) Group are recorded at estimated fair values, as determined by OMG's management, based on information currently available and on current tentative assumptions as to the future operations of dmc(2) Group. OMG is in the process of obtaining independent appraisals of the acquired property, plant and equipment, intangible assets, and estimates of their remaining useful lives. OMG is also reviewing and determining the fair value of the other assets acquired and liabilities assumed. Accordingly, the allocation of the purchase price to the acquired assets and liabilities of dmc(2) Group is subject to revision as a result of the final determination of the purchase price and of appraised and other fair values.

           The preliminary allocation of the aggregate purchase price of businesses acquired of dmc(2) Group, and the recognition of the excess of aggregate purchase price over the estimated fair value of net assets acquired, is as follows (in millions):

                Adjust acquired inventories to estimated fair value.........  $ 124.0
                Adjust acquired property, plant and equipment to estimated
                fair value..................................................     22.0
                Record preliminary adjustment for acquired intangible
                assets......................................................     18.0
                Record preliminary estimate of goodwill.....................     45.1
                Eliminate acquired goodwill.................................    (46.4)
                Record estimated financing costs............................     32.0
                Establish environmental accrual.............................     (9.0)
                Establish deferred tax liability resulting from the
                application of purchase accounting..........................    (67.5)
                Eliminate debt not assumed..................................    446.8
                Eliminate net equity acquired...............................     29.9
                                                                              -------
                Aggregate purchase price and related transaction costs......  $ 594.9
                                                                              =======

                                 OM GROUP, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                                                         PRO FORMA
                                                                                                         COMBINED
                                                                                                           AFTER
                                                         PRO FORMA ADJUSTMENTS                OFFERING   OFFERING
                                             DMC(2)     -----------------------                  OF         OF
                                 OMG         GROUP      TRANSACTION   DIVISIONS   PRO FORMA    COMMON     COMMON
                              HISTORICAL   HISTORICAL   ADJUSTMENTS     SOLD      COMBINED     STOCK       STOCK
                              ----------   ----------   -----------   ---------   ---------   --------   ---------
                                                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales...................    $887.7      $6,101.5                   $(545.6)   $6,443.6               $6,443.6
Cost of products sold.......     673.9       5,765.2      $  2.2(a)     (395.2)    6,046.1                6,046.1
                                ------      --------      ------       -------    --------               --------
                                 213.8         336.3        (2.2)       (150.4)      397.5                  397.5
Selling, general and
  administrative expenses...      75.4         282.8        (5.0)(b,c)   (132.6)     220.6                  220.6
                                ------      --------      ------       -------    --------               --------
Income from operations......     138.4          53.5         2.8         (17.8)      176.9                  176.9
Other income (expense)
  Interest expense, net.....     (37.4)        (26.1)      (28.5)(d,e)      9.4      (82.6)     $16.3(i)    (66.3)
  Other.....................      (1.1)         (3.7)                     (2.0)       (6.8)                  (6.8)
                                ------      --------      ------       -------    --------      -----    --------
                                 (38.5)        (29.8)      (28.5)          7.4       (89.4)      16.3       (73.1)
Income before income
  taxes.....................      99.9          23.7       (25.7)        (10.4)       87.5       16.3       103.8
Income taxes................      28.4         (18.8)       19.1(f,g)     (4.7)       24.0        5.7(f)     29.7
                                ------      --------      ------       -------    --------      -----    --------
Net income..................    $ 71.5      $   42.5      $(44.8)      $  (5.7)   $   63.5      $10.6    $   74.1
                                ======      ========      ======       =======    ========      =====    ========

Weighted average number of
  common shares outstanding
  (in millions).............      23.8                                                23.8        3.5(i)     27.3
Net income per common
  share.....................    $ 2.99                                            $   2.67               $   2.71
Weighted average number of
  common shares outstanding
  (in millions) -- assuming
  dilution..................      24.3                                                24.3        3.5(i)     27.8
Net income per common
  share -- assuming
  dilution..................    $ 2.95                                            $   2.61               $   2.67

                                 OM GROUP, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                                                                         PRO FORMA
                                                                                                         COMBINED
                                                                                                           AFTER
                                                         PRO FORMA ADJUSTMENTS                OFFERING   OFFERING
                                             DMC(2)     -----------------------                  OF         OF
                                 OMG         GROUP      TRANSACTION   DIVISIONS   PRO FORMA    COMMON     COMMON
                              HISTORICAL   HISTORICAL   ADJUSTMENTS     SOLD      COMBINED     STOCK       STOCK
                              ----------   ----------   -----------   ---------   ---------   --------   ---------
                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales...................   $1,285.5     $3,614.7                   $(294.5)   $4,605.7               $4,605.7
Cost of products sold.......    1,067.4      3,431.8      $  1.3(a)     (220.0)    4,280.5                4,280.5
                               --------     --------      ------       -------    --------               --------
                                  218.1        182.9        (1.3)        (74.5)      325.2                  325.2
Selling, general and
  administrative expenses...       94.2        144.9        (3.0)(b,c)   (76.7)      159.4                  159.4
                               --------     --------      ------       -------    --------               --------
Income from operations......      123.9         38.0         1.7           2.2       165.8                  165.8
Other income (expense)
  Interest expense, net.....      (37.9)       (19.9)      (12.7)(d,e)     3.9       (66.6)    $10.7(i)     (55.9)
  Other.....................       (1.4)         4.5                       (.7)        2.4                    2.4
                               --------     --------      ------       -------    --------     -----     --------
                                  (39.3)       (15.4)      (12.7)          3.2       (64.2)     10.7        (53.5)
Income before income
  taxes.....................       84.6         22.6       (11.0)          5.4       101.6      10.7        112.3
Income taxes................       24.3         12.6        (9.9)(f,h)    (0.5)       26.5       3.7(f)      30.2
                               --------     --------      ------       -------    --------     -----     --------
Net income..................   $   60.3     $   10.0      $ (1.1)      $   5.9    $   75.1     $ 7.0     $   82.1
                               ========     ========      ======       =======    ========     =====     ========

Weighted average number of
  common shares outstanding
  (in millions).............       24.0                                               24.0       3.5(i)      27.5
Net income per common
  share.....................   $   2.51                                           $   3.13               $   2.99
Weighted average number of
  common shares outstanding
  (in millions) -- assuming
  dilution..................       24.4                                               24.4       3.5(i)      27.9
Net income per common
  share -- assuming
  dilution..................   $   2.47                                           $   3.08               $   2.94

                                 OM GROUP, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

     The adjustments to give pro forma effect to OMG's acquisition of dmc(2) Group are as follows:

           a. Recognize incremental depreciation on the estimated write-up of property, plant and equipment to fair value over an average useful life of ten years.
           b. Recognize reduction in goodwill amortization related to the elimination of acquired goodwill.
           c. Adjust amortization expense for acquired intangible assets over a 15 year life.
           d. Recognize additional interest expense due to $594.9 million increase in consolidated long-term debt to finance the acquisition and related transaction costs, assuming a weighted average interest rate of 9.1% in 2000 and 8.9% in 2001, reduced by the elimination of interest expense associated with debt not assumed, and in 2001 adjusted for the difference in interest rates between the bridge notes and the permanent financing. An increase in the LIBOR of 1/8 of 1% would increase pro forma interest expense by approximately $0.2 million; an increase in the LIBOR of 1/8 of 1% with respect to total pro forma variable rate debt would increase annual pro forma interest expense by approximately $1.1 million.
           e. Amortize the estimated financing costs over the life of the related debt.
           f.   Record the income tax effect assuming a 35% income tax rate.
           g. In 2000, to adjust for the one-time effect of certain non-recurring items, including a reduction in the statutory tax rate in Germany and changes in German tax law regarding unrealized gains on marketable securities.
           h. In 2001, to adjust tax expense for the acquired business to reflect the tax structure of the combined organization.
           i. Reflect the issuance of 3.5 million shares of OMG common stock less underwriting fees and discounts.

                  INDEX TO OM GROUP, INC. FINANCIAL STATEMENTS

                                                               PAGE
                                                               ----
Report of Independent Auditors..............................    F-2
Consolidated Balance Sheets as of December 31, 1999 and
  2000......................................................    F-3
Statements of Consolidated Income for each of the three
  years in the period ended December 31, 2000...............    F-4
Statements of Consolidated Stockholders' Equity for each of
  the three years in the period ended December 31, 2000.....    F-5
Statements of Consolidated Cash Flows for each of the three
  years in the period ended December 31, 2000...............    F-6
Notes to Consolidated Financial Statements..................    F-7
Condensed Consolidated Balance Sheet as of September 30,
  2001 (unaudited)..........................................   F-18
Condensed Statements of Consolidated Income for the nine
  months ended September 30, 2001 and 2000 (unaudited)......   F-19
Condensed Statements of Consolidated Cash Flows for the nine
  months ended September 30, 2001 and 2000 (unaudited)......   F-20
Notes to Condensed Consolidated Interim Financial Statements
  (unaudited)...............................................   F-21

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
OM Group, Inc.

     We have audited the accompanying consolidated balance sheets of OM Group, Inc. as of December 31, 2000 and 1999, and the related statements of consolidated income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of OM Group, Inc. at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Cleveland, Ohio
February 9, 2001

                                 OM GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
                   (THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1999         2000
                                                              ----------   ----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $    9,433   $   13,482
  Accounts receivable, less allowance of $1,131 in 1999 and
     $2,404 in 2000.........................................     100,492      147,618
  Inventories...............................................     332,810      393,849
  Other current assets......................................      52,321       56,792
                                                              ----------   ----------
TOTAL CURRENT ASSETS........................................     495,056      611,741
Property, plant and equipment:
  Land......................................................       6,099        6,794
  Buildings and improvements................................      93,819      128,152
  Machinery and equipment...................................     317,388      481,548
  Furniture and fixtures....................................      14,419       12,860
                                                              ----------   ----------
                                                                 431,725      629,354
  Less accumulated depreciation.............................     112,910      144,002
                                                              ----------   ----------
                                                                 318,815      485,352
Other assets:
  Goodwill and other intangible assets, less accumulated
     amortization of $19,125 in 1999 and $26,683 in 2000....     183,974      192,063
  Other assets..............................................      14,683       68,306
                                                              ----------   ----------
TOTAL ASSETS................................................  $1,012,528   $1,357,462
                                                              ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................  $       25   $   20,865
  Accounts payable..........................................      77,037      103,570
  Deferred income taxes.....................................      25,897       37,776
  Other accrued expenses....................................      23,599       45,044
                                                              ----------   ----------
TOTAL CURRENT LIABILITIES...................................     126,558      207,255
  Long-term debt............................................     384,888      551,079
  Deferred income taxes.....................................      24,339       29,116
  Other long-term liabilities...............................       6,977       14,333
  Minority interest.........................................      20,538       49,549
Stockholders' equity:
  Preferred stock, $.01 par value:
     Authorized 2,000,000 shares; no shares issued or
     outstanding
  Common stock, $.01 par value:
     Authorized 60,000,000 shares; issued 23,959,346
     shares.................................................         240          240
  Capital in excess of par value............................     258,815      258,913
  Retained earnings.........................................     198,047      256,183
  Treasury stock (165,161 shares in 1999 and 105,065 shares
     in 2000, at cost)......................................      (5,537)      (4,853)
  Accumulated other comprehensive loss......................      (1,837)      (3,967)
  Unearned compensation.....................................        (500)        (386)
                                                              ----------   ----------
TOTAL STOCKHOLDERS' EQUITY..................................     449,228      506,130
                                                              ----------   ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $1,012,528   $1,357,462
                                                              ==========   ==========

See accompanying notes to consolidated financial statements.

                                 OM GROUP, INC.

                       STATEMENTS OF CONSOLIDATED INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1998        1999        2000
                                                             --------    --------    --------
Net sales..................................................  $521,226    $506,955    $887,743
Cost of products sold......................................   376,274     347,450     673,877
                                                             --------    --------    --------
                                                              144,952     159,505     213,866
Selling, general and administrative expenses...............    58,028      60,768      75,373
                                                             --------    --------    --------
Income from operations.....................................    86,924      98,737     138,493
Other income (expense)
Interest expense...........................................   (15,560)    (19,081)    (39,829)
Interest income............................................       223         181       2,435
Foreign exchange (loss) gain...............................      (263)        456      (1,123)
                                                             --------    --------    --------
                                                              (15,600)    (18,444)    (38,517)
                                                             --------    --------    --------
Income before income taxes.................................    71,324      80,293      99,976
Income taxes...............................................    22,966      24,468      28,476
                                                             --------    --------    --------
Net income.................................................  $ 48,358    $ 55,825    $ 71,500
                                                             ========    ========    ========
Net income per common share................................  $   2.11    $   2.35    $   2.99
                                                             ========    ========    ========
Net income per common share -- assuming dilution...........  $   2.05    $   2.30    $   2.95
                                                             ========    ========    ========
Cash dividends paid per common share.......................  $    .36    $    .40    $    .44
                                                             ========    ========    ========

See accompanying notes to consolidated financial statements.

                                 OM GROUP, INC.

                STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                         CAPITAL                           ACCUMULATED
                                        IN EXCESS                             OTHER
                               COMMON    OF PAR     RETAINED   TREASURY   COMPREHENSIVE     UNEARNED
                               STOCK      VALUE     EARNINGS    STOCK         LOSS        COMPENSATION    TOTAL
                               ------   ---------   --------   --------   -------------   ------------   --------
BALANCE AT JANUARY 1,
  1998 ......................   $222    $189,281    $117,465   $(4,829)      $  (898)                    $301,241
Net income...................                         48,358                                               48,358
Translation adjustment.......                                                   (481)                        (481)
                                                                                                         --------

Total comprehensive income...                                                                              47,877
Non-employee directors'
  compensation...............                133                                                              133
Dividends paid...............                         (8,246)                                              (8,246)
Treasury stock purchased.....                                   (7,070)                                    (7,070)
Issuance of shares under
  benefit plans, including
  tax benefit................                         (1,886)    3,405                                      1,519
Sale of common stock.........     18      68,671                                                           68,689
                                ----    --------    --------   -------       -------         -----       --------
BALANCE AT DECEMBER 31,
  1998 ......................    240     258,085     155,691    (8,494)       (1,379)                     404,143
Net income...................                         55,825                                               55,825
Translation adjustment.......                                                   (458)                        (458)
                                                                                                         --------

Total comprehensive income...                                                                              55,367
Non-employee directors'
  compensation...............                160                                                              160
Restricted stock grants......                570                                             $(570)
Restricted stock
  compensation...............                                                                   70             70
Dividends paid...............                         (9,517)                                              (9,517)
Treasury stock purchased.....                                   (4,744)                                    (4,744)
Issuance of shares under
  benefit plans, including
  tax benefit................                         (3,952)    7,701                                      3,749
                                ----    --------    --------   -------       -------         -----       --------
BALANCE AT DECEMBER 31,
  1999 ......................    240     258,815     198,047    (5,537)       (1,837)         (500)       449,228
Net income...................                         71,500                                               71,500
Translation adjustment.......                                                 (2,130)                      (2,130)
                                                                                                         --------

Total comprehensive income...                                                                              69,370
Non-employee directors'
  compensation...............                 98                                                               98
Restricted stock
  compensation...............                                                                  114            114
Dividends paid...............                        (10,491)                                             (10,491)
Treasury stock purchased.....                                   (9,650)                                    (9,650)
Issuance of shares under
  benefit plans, including
  tax benefit................                         (2,873)   10,334                                      7,461
                                ----    --------    --------   -------       -------         -----       --------
BALANCE AT DECEMBER 31,
  2000 ......................   $240    $258,913    $256,183   $(4,853)      $(3,967)        $(386)      $506,130
                                ====    ========    ========   =======       =======         =====       ========

See accompanying notes to consolidated financial statements.

                                 OM GROUP, INC.

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1998         1999        2000
                                                             ---------    --------    ---------
OPERATING ACTIVITIES
Net income.................................................  $  48,358    $ 55,825    $  71,500
Items not affecting cash:
  Depreciation and amortization............................     25,435      26,864       39,298
  Foreign exchange loss (gain).............................        263        (456)       1,123
  Deferred income taxes....................................     17,309      13,327          184
Changes in operating assets and liabilities:
  Accounts receivable......................................      5,139     (19,586)      40,044
  Inventories..............................................    (75,976)    (49,521)      (4,296)
  Accounts payable and other accruals......................    (11,387)     (4,850)     (25,461)
  Prepayments, advances and other..........................    (10,283)     (9,247)     (41,436)
                                                             ---------    --------    ---------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES........     (1,142)     12,356       80,956
INVESTING ACTIVITIES
Expenditures for property, plant and equipment -- net......    (91,942)    (70,150)     (55,033)
Acquisitions of businesses.................................   (103,253)     (1,765)    (192,689)
                                                             ---------    --------    ---------
NET CASH USED IN INVESTING ACTIVITIES......................   (195,195)    (71,915)    (247,722)
FINANCING ACTIVITIES
Dividend payments..........................................     (8,246)     (9,517)     (10,491)
Short-term borrowings......................................      2,000
Long-term borrowings.......................................    197,773      74,808      223,750
Payments of short-term debt................................                 (2,000)
Payments of long-term debt.................................    (63,569)                 (37,600)
Purchase of treasury stock.................................     (7,070)     (4,744)      (9,650)
Proceeds from exercise of stock options....................        719       2,755        6,811
Issuance of common stock...................................     68,689
                                                             ---------    --------    ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES..................    190,296      61,302      172,820
Effect of exchange rate changes on cash and cash
  equivalents..............................................        598         (60)      (2,005)
                                                             ---------    --------    ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...........     (5,443)      1,683        4,049
Cash and cash equivalents at beginning of year.............     13,193       7,750        9,433
                                                             ---------    --------    ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR...................  $   7,750    $  9,433    $  13,482
                                                             =========    ========    =========

See accompanying notes to consolidated financial statements.

                                 OM GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1999 AND 2000
                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

A. SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation -- The consolidated financial statements include the accounts of OM Group, Inc. (the Company) and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Inventories -- Inventories are principally stated at the lower of cost or market and valued using the last-in, first-out (LIFO) method.

     Long-Lived Assets -- Property, plant and equipment is recorded at historical cost less accumulated depreciation. Depreciation of plant and equipment is provided by the straight-line method over the useful lives ranging from 5 to 40 years for buildings and improvements and 3 to 15 years for other depreciable assets.

     Goodwill, which represents the excess of the purchase price of businesses acquired over the estimated fair value of the net assets acquired, is amortized on a straight-line basis over 20 to 40 years. Other intangibles represent principally patents, trademarks, technology acquired and capitalized software and are being amortized on a straight-line basis over five to seventeen years.

     Long-lived assets are assessed for impairment when operating profits for the related business indicate that the carrying value may not be recoverable. The asset would be considered impaired when the future net undiscounted cash flows generated by the asset are less than its carrying value. An impairment loss would be recognized based on the amount by which the carrying value of the asset exceeds its fair value.

     Research and Development -- Selling, general and administrative expenses include research and development costs of $10,367, $11,332 and $13,308 in 1998, 1999 and 2000, respectively.

     Income Taxes -- Deferred income taxes are provided to recognize the effect of temporary differences between financial and tax reporting. Deferred income taxes are not provided for undistributed earnings of foreign consolidated subsidiaries, to the extent such earnings are reinvested for an indefinite period of time.

     Foreign Currency Translation -- The functional currency for the Company's Finnish subsidiaries and related African operations is the U.S. Dollar since a majority of their purchases and sales are denominated in U.S. Dollars. Accordingly, foreign exchange gains and losses related to assets, liabilities and transactions which are denominated in other currencies (principally the euro) are included in results of operations. The Company enters into forward contracts to partially hedge its balance sheet exposure to the euro, and accordingly, gains or losses related to the forward contracts are also included in results of operations.

     The functional currency for the Company's other subsidiaries outside of the United States is the applicable local currency. For those operations, financial statements are translated into U.S. Dollars at year-end exchange rates as to assets and liabilities and weighted average exchange rates as to revenues and expenses. The resulting translation adjustments are recorded as a component of stockholders' equity.

     Cash Equivalents -- For purposes of the statements of consolidated cash flows, all highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

     Stock Options and Compensation Plans -- The Company grants stock options for a fixed number of shares to certain employees with an exercise price equal to the fair value of the shares at the date of grant and accounts for stock options using the intrinsic value method. Accordingly, compensation expense is not recognized for the stock option grants.

     Non-employee members of the Board of Directors are eligible to receive their annual retainer in the form of cash, stock options, or restricted stock. If stock options or restricted stock are elected, the acquisition price

                                 OM GROUP, INC.

is 75% of the fair market value and directors' cash compensation is utilized to acquire the options or restricted stock. Also, directors electing to receive restricted stock receive additional restricted stock equal to 5% of their applied cash compensation. Accordingly, compensation expense is recognized for stock option and restricted share grants elected by eligible directors.

     Revenue Recognition -- Revenues are recognized when unaffiliated customers take title and assume ownership of product(s) specified in their purchase agreements with the Company, which generally occurs upon shipment of product or usage of consignment inventories. Shipping and handling are included in cost of product sold and are included in the sales price when billed to customers.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in certain circumstances that affect the amounts reported in the accompanying consolidated financial statements and notes. Actual results could differ from these estimates.

     Recently Issued Accounting Pronouncements -- In June, 1998, SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" was issued. SFAS No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The Company adopted SFAS No. 133 effective January 1, 2001; adoption of this statement did not have a material effect on earnings or the financial position of the Company.

     Financial Presentation Changes -- Certain amounts for prior years have been reclassified to conform to the current year presentations.

B. INVENTORIES

     Inventories consist of the following:

                                                               DECEMBER 31,
                                                            -------------------
                                                              1999       2000
                                                            --------   --------
Raw materials and supplies................................  $137,337   $168,750
Finished goods............................................   138,417    156,159
                                                            --------   --------
                                                             275,754    324,909
LIFO reserve..............................................    57,056     68,940
                                                            --------   --------
          Total inventories...............................  $332,810   $393,849
                                                            ========   ========

C. ACQUISITION AND PRO FORMA EARNINGS PER SHARE

     On April 4, 2000, the Company acquired Outokumpu Nickel Oy (OKN) for a purchase price of $188.1 million, including related financing and transaction costs. OKN manufactures, distributes and sells a broad range of nickel products, principally plating and alloy-grade cathodes and briquettes. The acquisition of OKN, which had fiscal 1999 sales of $341.5 million, was financed through bank borrowings and has been recorded using the purchase method of accounting. Accordingly, the Company's results of operations reflect the impact of OKN from the date of acquisition.

     The assets acquired and liabilities assumed were recorded at estimated fair values as determined by the Company's management based on information currently available and on current assumptions as to future operations. The Company has obtained independent appraisals of the fair values of the acquired property, plant and equipment, and identified intangible assets, and their remaining useful lives. The Company is also completing the review and determination of the fair values of the other assets acquired and liabilities assumed, including its responsibility for any environmental matters at the date of acquisition. In addition, the

                                 OM GROUP, INC.

Company is resolving certain matters with the seller related to the net assets acquired, which may ultimately impact the final purchase price. Accordingly, the allocation of the purchase price is subject to revision, which is not expected to be material, based on the final determination of fair values, and finalization of the purchase price.

     Pro forma net sales, net income and net income per share, for the years ended December 31, 1999 and 2000, as if the acquisition had occurred as of January 1, 1999 and 2000, respectively, were as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                         ------------------------
                                                           1999          2000
                                                         ---------    -----------
Net sales..............................................  $848,455     $1,038,000
Net income.............................................  $ 44,925     $   81,600
Net income per common share............................  $   1.89     $     3.42
Net income per common share -- assuming dilution.......  $   1.85     $     3.36

     The pro forma results include estimates and assumptions which the Company's management believes are reasonable. However, the pro forma results are not necessarily indicative of the results which would have occurred if the acquisition had occurred on the dates indicated, or which may result in the future.

     The aforementioned pro forma information reflects additional amortization of goodwill on a straight-line basis over 20 years; additional amortization of financing costs over 6 years; depreciation for the write-up of property, plant and equipment over 10 years; and an interest cost on the funds borrowed to finance the acquisition.

D. FINANCIAL INSTRUMENTS

     Long-term debt consists of the following:

                                                              DECEMBER 31,
                                                          --------------------
                                                            1999        2000
                                                          --------    --------
Notes payable to financial institutions.................  $324,750    $570,900
Notes payable to insurance companies....................    60,000
Other...................................................       163       1,044
                                                          --------    --------
                                                           384,913     571,944
Less: Current portion...................................        25      20,865
                                                          --------    --------
          Total long-term debt..........................  $384,888    $551,079
                                                          ========    ========

     In conjunction with the acquisition of OKN (see note C), the Company entered into a $675 million senior credit facility with a group of financial institutions including a $30 million limit for issuance of letters of credit. These senior secured credit facilities were comprised of a $325 million revolving credit facility, a $150 million five-year term loan and a $200 million seven-year term loan. Scheduled maturities on the term loans amounted to $12.75 million in 2000. The facilities have variable interest rates based upon either the agent bank's prime lending rate plus a 0% to 1.5% margin or LIBOR plus a 1.25% to 3.0% margin at the Company's option. The margin paid is based upon a defined financial leverage ratio. Under this credit agreement, the Company must meet various financial covenants, and there are restrictions on investments and dividend payments. Further investments in Weda Bay Minerals, Inc. (see Note H) are limited to $18 million. Annual dividends are limited to the greater of $12 million or 25% of consolidated net income.

     The Company has entered into several interest rate swap agreements to convert the variable interest rates on an aggregate contract amount of $60 million to an average fixed rate of 5.65% plus 1.25% to 2.5% for a

                                 OM GROUP, INC.

three year period ending February 9, 2001. The Company has also entered into several interest rate swap agreements to convert the variable interest rates on an aggregate contract amount of $120 million to an average fixed rate of 6.88% plus 1.25% to 2.5% for a three year period ending April 25, 2002.

     At December 31, 2000, the combined effective rate of the Company's bank borrowings and the related swap agreements was 8.82%. The net interest paid or received on interest rate swaps is included in interest expense. The counterparties to the interest rate swaps are international commercial banks. At December 31, 2000, the fair values of the Company's interest rate swaps approximated $1,558 payable.

     Aggregate annual maturities of long-term debt for the five years following December 31, 2000 are as follows: 2001 -- $20,865; 2002 -- $29,530;
2003 -- $39,584 and 2004 -- $45,960; and 2005 -- $13,458. Interest paid, net of capitalized amounts, was $15,660, $19,112 and $39,752 for the years ended December 31, 1998, 1999 and 2000, respectively. Interest capitalized as part of construction of major fixed assets was $1,605 in 1998, $7,057 in 1999 and $10,972 in 2000. At December 31, 2000, the carrying value of the Company's debt approximated its fair value.

     The Company enters into forward contracts to purchase euros to partially hedge its balance sheet exposure and other commitments to rate fluctuations between the euro and the U.S. Dollar. At December 31, 2000, the notional value of these forward contracts approximated $4,712. The fair value of the forward contracts, based on the current settlement price at December 31, 2000, approximated $349 receivable, which was recorded in results of operations.

     The Company also enters into forward contracts to hedge the purchase of nickel raw material and the sale of nickel products. Realized gains and losses on these forward contracts are included as a component of purchases and net sales, as appropriate, and are recognized when the related raw material is purchased or product is sold. At December 31, 2000, the notional value of open contracts approximated $7,300. The fair value of the unrealized gain/loss on these contracts, based on current settlement prices at December 31, 2000, approximated $1,800 payable.

E. INCOME TAXES

     Income (loss) before income taxes consists of the following:

                                                    YEAR ENDED DECEMBER 31,
                                                 ------------------------------
                                                  1998       1999        2000
                                                 -------    -------    --------
United States..................................  $17,998    $(2,715)   $(32,986)
Outside the United States......................   53,326     83,008     132,962
                                                 -------    -------    --------
                                                 $71,324    $80,293    $ 99,976
                                                 =======    =======    ========

                                 OM GROUP, INC.

     Income taxes are summarized as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                  -----------------------------
                                                   1998       1999       2000
                                                  -------    -------    -------
Current:
  United States:
     Federal....................................  $ 1,634    $ 1,281
     State and local............................      860         88
  Outside the United States.....................    3,163      9,772    $28,292
                                                  -------    -------    -------
                                                    5,657     11,141     28,292
Deferred:
  United States.................................    5,426      2,817    (11,414)
  Outside the United States.....................   11,883     10,510     11,598
                                                  -------    -------    -------
                                                   17,309     13,327        184
                                                  -------    -------    -------
                                                  $22,966    $24,468    $28,476
                                                  =======    =======    =======

     A reconciliation of income taxes computed at the United States statutory rate to the effective income tax rate follows:

                                                          YEAR ENDED DECEMBER 31,
                                                          ------------------------
                                                          1998      1999     2000
                                                          -----    ------    -----
Income taxes at the United States statutory rate........  35.0%     35.0%    35.0%
State income taxes, net of federal tax benefit..........    .8        .1      (.8)
Effective tax rate differential of earnings outside of
  the United States.....................................  (6.0)    (10.6)    (7.0)
Adjustment of worldwide tax liabilities.................    .1       4.2
Non-deductible goodwill.................................   2.0       1.9      1.6
Other -- net............................................    .3       (.1)     (.3)
                                                          ----     -----     ----
                                                          32.2%     30.5%    28.5%
                                                          ====     =====     ====

     Significant components of the Company's deferred income taxes are as follows:

                                                              DECEMBER 31,
                                                          --------------------
                                                            1999        2000
                                                          --------    --------
Current asset -- operating accruals.....................  $  1,968    $  2,505
Current liability -- inventories........................   (27,865)    (40,281)
Long-term asset -- benefit accruals.....................     3,425       3,920
Long-term asset -- operating loss carryforwards.........     3,670      20,149
Long-term liability -- accelerated depreciation.........   (31,434)    (53,185)
                                                          --------    --------
                                                          $(50,236)   $(66,892)
                                                          ========    ========

     At December 31, 2000, certain United States subsidiaries had operating loss carryforwards of $50,400. These carryforwards expire in 2019 and 2020.

     The Company has not provided additional United States income taxes on approximately $305,000 of undistributed earnings of consolidated foreign subsidiaries included in stockholders' equity. Such earnings

                                 OM GROUP, INC.

could become taxable upon the sale or liquidation of these foreign subsidiaries or upon dividend repatriation. The Company's intent is for such earnings to be reinvested by the subsidiaries or to be repatriated only when it would be tax effective through the utilization of foreign tax credits. It is not practicable to estimate the amount of unrecognized withholding taxes and deferred tax liability on such earnings.

     The Company conducts business in Malaysia, which attracts industry by granting a "holiday" from income taxes. This agreement, which expires in March 2002, reduced income tax expense by $1,051 or $.04; $1,680 or $.07; and $2,572 or $.11 per common share - assuming dilution, in 1998, 1999 and 2000, respectively.

     Income tax payments were $24,611, $7,355 and $15,867 during the years ended December 31, 1998, 1999 and 2000, respectively.

F. PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

     The Company sponsors several defined contribution plans covering certain employees. Company contributions are determined by the Board of Directors based upon participant compensation. The Company also sponsors a non-contributory, non-qualified supplemental executive retirement plan for certain employees, providing benefits beyond those covered in the defined contribution plans; the Company also maintains a 401(k) plan for certain non-union employees in the United States. Aggregate defined contribution plan expenses were $4,784, $5,351 and $5,565 in 1998, 1999 and 2000, respectively.

     The Company has non-contributory defined benefit pension plans and other postretirement benefit plans, primarily health care and life insurance, for certain employees in the United States. Components of plan obligations and assets, and the recorded asset (liability) at December 31 are as follows:

                                                          PENSION           OTHER POSTRETIREMENT
                                                          BENEFITS                BENEFITS
                                                    --------------------    --------------------
                                                      1999        2000        1999        2000
                                                    --------    --------    --------    --------
Benefit obligation at beginning of year...........  $(15,318)   $(13,524)   $(9,369)    $(5,243)
Service cost......................................      (189)       (162)      (425)       (217)
Interest cost.....................................      (977)     (1,022)      (470)       (426)
Participant contributions.........................                              (89)       (103)
Actuarial (loss) gain.............................     2,160         (91)     4,746         433
Benefits paid.....................................       800         816        364         425
                                                    --------    --------    -------     -------
Benefit obligation at end of year.................  $(13,524)   $(13,983)   $(5,243)    $(5,131)
                                                    --------    --------    -------     -------
Fair value of plan assets at beginning of year....  $ 14,767    $ 14,983    $     0     $     0
Actual return on plan assets......................       944          15
Employer contributions............................        72         483        275         322
Participant contributions.........................                               89         103
Benefits paid.....................................      (800)       (816)      (364)       (425)
                                                    --------    --------    -------     -------
Fair value of plan assets at end of year..........  $ 14,983    $ 14,665    $     0     $     0
                                                    --------    --------    -------     -------
Plan assets exceeding (less than) benefit
  obligations.....................................  $  1,459    $    682    $(5,243)    $(5,131)
Unamortized:
  Net loss (gain).................................      (443)        972     (2,009)     (2,023)
  Prior service cost..............................                            1,389       1,295
  Employer contributions..........................                               69          81
                                                    --------    --------    -------     -------
Recorded asset (liability)........................  $  1,016    $  1,654    $(5,794)    $(5,778)
                                                    ========    ========    =======     =======

                                 OM GROUP, INC.

     The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $2,885, $2,885 and $2,328, respectively, as of December 31, 1999 and $3,137, $3,137 and $2,616, respectively, as of December 31, 2000.

     The components of net periodic benefit cost (income) for the years ended December 31 are as follows:

                                                              PENSION BENEFITS
                                                        -----------------------------
                                                         1998       1999       2000
                                                        -------    -------    -------
Service cost..........................................  $   158    $   189    $   162
Interest cost.........................................      991        977      1,022
Expected return on plan assets........................   (1,182)    (1,249)    (1,321)
                                                        -------    -------    -------
                                                            (33)       (83)      (137)
Curtailment gain......................................   (2,664)
                                                        -------    -------    -------
                                                        $(2,697)   $   (83)   $  (137)
                                                        =======    =======    =======

                                                              OTHER POSTRETIREMENT BENEFITS
                                                             -------------------------------
                                                               1998        1999       2000
                                                             ---------    -------    -------
Service cost...............................................   $  474       $425       $217
Interest cost..............................................      443        470        426
Net amortization...........................................       90         94         13
                                                              ------       ----       ----
                                                              $1,007       $989       $656
                                                              ======       ====       ====

     During 1998, the Company froze its salaried pension plan, resulting in a curtailment gain.

     Actuarial assumptions used in the calculation of the recorded amounts are as follows:

                                                              1999     2000
                                                              -----    -----
Discount rate...............................................   7.75%    7.75%
Return on pension plan assets...............................   9.00%    9.00%
Projected health care cost trend rate.......................   8.50%    8.00%
Ultimate health care trend rate.............................   5.50%    5.50%
Year ultimate health care trend rate is achieved............   2006     2006

     Assumed health care cost trend rates have a significant effect on the amounts reported for other postretirement benefits. A one percentage point change in the assumed health care cost trend rate would have the following effect:

                                                            1% INCREASE    1% DECREASE
                                                            -----------    -----------
2000 benefit cost.........................................    $  162          $139
Recorded liability at December 31, 2000...................    $1,052          $813

G. STOCKHOLDERS' EQUITY / EARNINGS PER SHARE

     In 1996, the Company's Board of Directors adopted a Stockholder Rights Agreement. Under this plan, rights were distributed as a dividend at the rate of one right for each outstanding share of common stock of the Company. The rights become exercisable if a person or group (Acquiring Person) acquires or attempts to acquire 15% or more of the outstanding shares of the Company's common stock. In the event that the rights become exercisable, each right (except for rights beneficially owned by the Acquiring Person, which become null and void) would entitle the holder to purchase one one-hundredth share of Series A Participating Preferred Stock at an initial purchase price of $160 per share, subject to adjustment.

                                 OM GROUP, INC.

     If a person or group acquires the threshold percentage of common stock, each right will entitle the holder, other than the acquiring party, to receive, upon exercise, shares of common stock having a value equal to two times the exercise price of the right. For example, at an exercise price of $160 per right, each right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $320 worth of common stock (or other consideration, as noted above) for $160. Assuming that the common stock had a per share value of $40 at such time, the holder of each valid right would be entitled to purchase 8 shares of common stock for $160. If the Company is acquired in a merger or other business combination, each right will entitle the holder, other than the acquiring person, to purchase securities of the surviving company having a market value equal to twice the exercise price of the rights.

     The rights may be redeemed by the Board of Directors in whole, but not in part, at a price of $0.01 per right. The rights have no voting or dividend privileges and are attached to, and do not trade separately from, the common stock. The rights expire on November 14, 2006.

     During 1999, the Company granted 15,000 shares of restricted stock to an officer. One-third of these shares vest on the third anniversary of the date of grant; the remainder vest on the fifth anniversary. The market value of the restricted stock award was $570, and has been recorded as a separate component of stockholders' equity.

     The following table sets forth the computation of net income per common share and net income per common share -- assuming dilution:

                                                          YEAR ENDED DECEMBER 31,
                                                       -----------------------------
                                                        1998       1999       2000
                                                       -------    -------    -------
Net income...........................................  $48,358    $55,825    $71,500
                                                       =======    =======    =======
Weighted average shares outstanding..................   22,874     23,767     23,843
Dilutive effect of stock options.....................      672        557        408
                                                       -------    -------    -------
Weighted average shares outstanding -- assuming
  dilution...........................................   23,546     24,324     24,251
                                                       =======    =======    =======
Net income per common share..........................  $  2.11    $  2.35    $  2.99
                                                       =======    =======    =======
Net income per common share -- assuming dilution.....  $  2.05    $  2.30    $  2.95
                                                       =======    =======    =======

     The Company's 1998 Long-Term Incentive Compensation Plan authorizes the annual grant of options to management personnel of up to one and one-half percent of the total number of issued and outstanding shares of common stock of the Company. The Company's 1995 Non-Employee Directors' Equity Compensation Plan has also authorized the grant of options to non-employee members of the Board of Directors for up to 250,000 shares of the Company's common stock. All options granted have 10-year terms and vest and become fully exercisable at the end of the next fiscal year following the year of grant.

     Pro forma information regarding net income and earnings per share is required by FASB Statement No. 123, "Accounting for Stock Based Compensation", and has been determined as if the Company had accounted for its employee and non-employee stock options under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using a Black-Scholes options pricing model with the following weighted-average assumptions:

                                 OM GROUP, INC.

                                                             YEAR ENDED DECEMBER 31,
                                                             -----------------------
                                                             1998     1999     2000
                                                             -----    -----    -----
Risk-free interest rate....................................    5.5%     7.0%     6.0%
Dividend yield.............................................    1.2%     1.2%     1.2%
Volatility factor of Company common stock..................    .25      .25      .25
Weighted-average expected option life (years)..............      5        5        5

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                        1998       1999       2000
                                                       -------    -------    -------
Net income...........................................  $46,718    $53,610    $68,974
Net income per common share..........................  $  2.04    $  2.26    $  2.89
Net income per common share -- assuming dilution.....  $  1.98    $  2.20    $  2.84

     A summary of the Company's stock option activity, and related information follows:

                                       1998                    1999                    2000
                               --------------------    --------------------    --------------------
                                           WEIGHTED                WEIGHTED                WEIGHTED
                                           AVERAGE                 AVERAGE                 AVERAGE
                                           EXERCISE                EXERCISE                EXERCISE
                                OPTIONS     PRICE       OPTIONS     PRICE       OPTIONS     PRICE
                               ---------   --------    ---------   --------    ---------   --------
Outstanding at January 1.....  1,367,773    $17.89     1,606,534    $22.01     1,725,862    $25.83
  Granted....................    341,513     34.60       333,999     35.85       398,251     46.22
  Exercised..................   (102,752)     7.00      (214,671)    12.83      (273,850)    24.87
                               ---------    ------     ---------    ------     ---------    ------
Outstanding at December 31...  1,606,534    $22.01     1,725,862    $25.83     1,850,263    $30.33
Exercisable at end of year...  1,288,534               1,423,362               1,462,763
Weighted-average fair value
  of options granted during
  the year...................               $10.05                  $11.39                  $13.69

     The weighted-average remaining contractual life of options outstanding is approximately seven years.

     The following table summarizes information about stock options outstanding and exercisable at December 31, 2000:

                                                    OUTSTANDING                     EXERCISABLE
                                         ----------------------------------     --------------------
                                                      WEIGHTED
                                                       AVERAGE     WEIGHTED                 WEIGHTED
                                                      REMAINING    AVERAGE                  AVERAGE
                                         NUMBER OF   CONTRACTUAL   EXERCISE     NUMBER OF   EXERCISE
                                          SHARES        LIFE        PRICE        SHARES      PRICE
                                         ---------   -----------   --------     ---------   --------
  Range of exercise prices:
       $5.04  -- $13.00................    428,118       2.3        $ 8.38       428,118     $ 8.38
       $17.31 -- $29.96................    282,145       6.0        $23.59       282,145     $23.59
       $35.38 -- $46.75................  1,140,000       8.5        $40.22       752,500     $36.86

H. COMMITMENTS AND CONTINGENCIES

     The Company has a supply agreement with La Generale des Carriers et des Mines (Gecamines) to purchase all of the concentrate produced by the Luiswishi mine in Shaba, Democratic Republic of Congo (DRC). Annual production from this facility is estimated to contain approximately 5,000 metric tons of cobalt and 9,000 metric tons of copper. The cost of the cobalt and copper obtained will be based upon the prevailing market price as material is processed.

                                 OM GROUP, INC.

     In order to develop a long-term nickel raw material source for the OKN nickel refinery, the Company announced on February 25, 2000 a preliminary joint agreement with Weda Bay Minerals, Inc. (Weda). The agreement provides for the Company to provide financing, up to $18 million, to complete a bankable feasibility study for the development of the Halmahera Island, Indonesia (Halmahera) nickel and cobalt laterite deposits. The Company has agreed to purchase all production at Halmahera, which Weda has estimated to yield approximately 30,000 tons of nickel and 3,000 tons of cobalt annually, beginning in 2004. At December 31, 2000, the Company had invested approximately $4.6 million in Weda, representing a 19% interest.

     The Company is a party to various legal proceedings incidental to its business and is subject to a variety of environmental and pollution control laws and regulations in the jurisdictions in which it operates. As is the case with other companies in similar industries, the Company faces exposure from actual or potential claims and legal proceedings involving environmental matters. Although it is difficult to quantify the potential impact of compliance with or liability under environmental protection laws, management believes that the ultimate aggregate cost to the Company of environmental remediation, as well as other legal proceedings arising out of operations in the normal course of business, will not result in a material adverse effect upon its financial condition or results of operations.

I. REPORTABLE SEGMENT AND GEOGRAPHIC INFORMATION

     The Company and its operating subsidiaries manufacture and sell organics, inorganics, powders and metal products that are primarily derived from cobalt, copper and nickel. Organics are essential components in numerous complex chemical and industrial processes, and are used in many end markets, such as coatings, custom catalysts, liquid detergents, lubricant and fuel additives, plastic stabilizers, polyester promoters and adhesion promoters for rubber tires. Inorganics are used in a wide variety of end products, including catalysts, colorants, rechargeable batteries, petroleum additives, magnetic media and metal finishing agents. High specification metal powders have several important characteristics that make them essential components in cemented carbides for mining and machine tools, diamond tools used in construction, rechargeable batteries, and alloyed materials for automotive, electronics, transportation and catalyst applications. Metal products are important components in stainless steel applications. The Company operates in a single business segment serving numerous customers and industries.

                                                 1998        1999        2000
                                               --------    --------    --------
INFORMATION ABOUT PRODUCTS
Net Sales
  Organics...................................  $115,895    $127,246    $129,610
  Inorganics.................................   247,896     215,963     241,466
  Powders....................................   157,435     163,746     202,405
  Metals.....................................                           314,262
                                               --------    --------    --------
                                               $521,226    $506,955    $887,743
                                               ========    ========    ========
GEOGRAPHIC INFORMATION
Net Sales(1)
  United States..............................  $295,791    $286,503    $318,621
  Finland....................................   201,059     192,317     532,456
  Other......................................    24,376      28,135      36,666
                                               --------    --------    --------
                                               $521,226    $506,955    $887,743
                                               ========    ========    ========

                                 OM GROUP, INC.

                                                 1998        1999        2000
                                               --------    --------    --------
Long-Lived Assets
  United States..............................  $114,441    $121,178    $117,303
  Finland....................................    95,755     118,341     246,840
  Other......................................    35,149      79,296     121,209
                                               --------    --------    --------
                                               $245,345    $318,815    $485,352
                                               ========    ========    ========
Net Sales(2)
  Americas...................................  $271,038    $258,547    $312,486
  Europe.....................................   166,792     158,676     452,749
  Asia Pacific and Other.....................    83,396      89,732     122,508
                                               --------    --------    --------
                                               $521,226    $506,955    $887,743
                                               ========    ========    ========

---------------

(1) Net sales are attributed to the geographic area based on the location of the manufacturing facility.

(2) Net sales are attributed to the geographic area based on the location of the customer.

     Sales to one customer were approximately 18% of the Company's net sales in 2000.

J. QUARTERLY DATA (UNAUDITED)

                                                             QUARTER ENDED
                                 ---------------------------------------------------------------------
                                    MARCH 31,         JUNE 30,        SEPTEMBER 30,     DECEMBER 31,
                                 ---------------   ---------------   ---------------   ---------------
1999
Net sales......................         $114,113          $123,706          $132,092          $137,044
Gross profit...................           37,109            39,462            40,885            42,049
Income from operations.........           22,803            24,630            25,820            25,484
Net income.....................           12,973            14,048            14,260            14,544
Net income per common share....             $.55              $.59              $.60              $.61
Net income per common share --
  assuming dilution............             $.54              $.58              $.59              $.60
Market price: high-low.........    36.563-26.875     42.500-32.500     40.063-33.750     40.500-31.500
Dividends paid per share.......             $.10              $.10              $.10              $.10


2000
Net sales......................         $148,285          $273,522          $233,384          $232,552
Gross profit...................           42,002            55,400            56,830            59,634
Income from operations.........           27,041            36,912            37,529            37,011
Net income.....................           15,150            18,428            18,627            19,295
Net income per common share....             $.63              $.77              $.78              $.81
Net income per common share --
  assuming dilution............             $.63              $.76              $.77              $.79
Market price: high-low.........    46.250-33.750     50.875-41.500     48.500-40.250     57.000-40.130
Dividends paid per share.......             $.11              $.11              $.11              $.11

                                 OM GROUP, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                   (THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                              SEPTEMBER 30,
                                                                  2001
                                                              -------------
ASSETS
Current assets:
  Cash and cash equivalents.................................   $   36,361
  Accounts receivable.......................................      451,429
  Inventories...............................................      746,492
  Committed metal positions.................................      139,409
  Other current assets......................................      109,234
                                                               ----------
TOTAL CURRENT ASSETS........................................    1,482,925
Property, plant and equipment:
  Land......................................................       25,480
  Buildings and improvements................................      206,828
  Machinery and equipment...................................      624,116
  Furniture and fixtures....................................       28,706
                                                               ----------
                                                                  885,130
  Less accumulated depreciation.............................      177,965
                                                               ----------
                                                                  707,165
Other assets:
  Goodwill..................................................      210,175
  Other assets..............................................      177,798
                                                               ----------
TOTAL ASSETS................................................   $2,578,063
                                                               ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt and current portion of long-term debt.....   $  428,043
  Accounts payable..........................................      169,160
  Other accrued expenses....................................      200,532
  Hedged metal obligations..................................      102,031
                                                               ----------
TOTAL CURRENT LIABILITIES...................................      899,766
Long-term liabilities:
  Long-term debt............................................      841,184
  Deferred income taxes.....................................      116,845
  Other long-term liabilities...............................      101,262
  Minority interests........................................       61,958
Stockholders' equity:
  Preferred stock, $0.01 par value:
     Authorized 2,000,000 shares; no shares issued or
      outstanding
  Common stock, $0.01 par value:
     Authorized 60,000,000 shares; issued 24,145,377 shares
      in 2001 and 23,959,346 shares in 2000.................          241
  Capital in excess of par value............................      258,987
  Retained earnings.........................................      303,625
  Treasury stock (5,459 shares in 2001 and 105,065 shares in
     2000, at cost).........................................         (563)
  Accumulated other comprehensive loss......................       (4,941)
  Unearned compensation.....................................         (301)
                                                               ----------
TOTAL STOCKHOLDERS' EQUITY..................................      557,048
                                                               ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................   $2,578,063
                                                               ==========

See notes to condensed consolidated financial statements.

                                 OM GROUP, INC.
                  CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                 (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                 2001        2000
                                                              ----------   --------
Net sales...................................................  $1,285,507   $655,191
Cost of products sold.......................................   1,067,418    500,959
                                                              ----------   --------
                                                                 218,089    154,232
Selling, general and administrative expenses................      94,174     52,750
                                                              ----------   --------
Income from operations......................................     123,915    101,482
Other income (expense)
Interest expense............................................     (39,943)   (28,722)
Interest income.............................................       2,076      1,950
Foreign exchange gain (loss)................................        (479)      (571)
                                                              ----------   --------
                                                                 (38,346)   (27,343)
Income before income taxes, minority interests and equity
  income....................................................      85,569     74,139
Income taxes................................................     (24,272)   (21,934)
Minority interests..........................................      (2,143)
Equity in income of affiliates..............................       1,117
                                                              ----------   --------
Net income..................................................  $   60,271   $ 52,205
                                                              ==========   ========
Net income per common share.................................  $     2.51   $   2.19
Net income per common share -- assuming dilution............  $     2.47   $   2.15
Weighted average shares outstanding (000)...................      23,980     23,839
Weighted average shares outstanding (000) -- assuming
  dilution..................................................      24,432     24,240
Dividends paid per common share.............................  $     0.39   $   0.33

See notes to condensed consolidated financial statements.

                                 OM GROUP, INC.

                CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
                             (THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                                                   NINE MONTHS ENDED
                                                                     SEPTEMBER 30,
                                                                -----------------------
                                                                   2001         2000
                                                                ----------    ---------
OPERATING ACTIVITIES
  Net income................................................    $   60,271    $  52,205
  Items not affecting cash:
     Depreciation and amortization..........................        43,873       29,286
     Foreign exchange (gain) loss...........................           479          571
     Deferred income taxes..................................           523        3,923
  Changes in operating assets and liabilities...............       (88,573)     (40,403)
                                                                ----------    ---------
     NET CASH PROVIDED BY OPERATING ACTIVITIES..............        16,573       45,582
INVESTING ACTIVITIES
  Expenditures for property, plant and equipment, net.......       (63,335)     (33,583)
  Acquisitions of businesses................................    (1,100,030)    (187,700)
  Divestiture of businesses.................................       525,473            0
  Investment in unconsolidated joint ventures...............        (4,743)      (4,620)
                                                                ----------    ---------
     NET CASH USED IN INVESTING ACTIVITIES..................      (642,635)    (225,903)
FINANCING ACTIVITIES
  Dividend payments.........................................        (9,358)      (7,869)
  Long-term borrowings......................................     1,193,664      223,750
  Payments of long-term debt................................      (535,223)     (25,294)
  Purchase of treasury stock................................        (5,331)      (8,133)
  Proceeds from exercise of stock options...................         6,152        4,809
                                                                ----------    ---------
     NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES....       649,904      187,263
Effect of exchange rate changes on cash and cash
  equivalents...............................................          (963)        (662)
                                                                ----------    ---------
Increase in cash and cash equivalents.......................        22,879        6,280
Cash and cash equivalents at beginning of period............        13,482        9,433
                                                                ----------    ---------
Cash and cash equivalents at end of period..................    $   36,361    $  15,713
                                                                ==========    =========

See notes to condensed consolidated financial statements.

                                 OM GROUP, INC.

    NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)
                               SEPTEMBER 30, 2001
                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair financial presentation have been included. Past operating results are not necessarily indicative of the results which may occur in future periods. For further information refer to the consolidated financial statements and notes thereto for the year ended December 31, 2000 included in pages F-2 through F-17 in this offering circular.

     Statements of Financial Accounting Standards (SFAS) No. 141 "Business Combinations" and No. 142 "Goodwill and Other Intangible Assets" were approved by the Financial Accounting Standards Board effective June 30, 2001. SFAS No. 141 eliminates the pooling-of-interests method for business combinations and requires use of the purchase method. SFAS No. 142 changes the accounting for goodwill from an amortization approach to a non-amortization (impairment) approach. The Statement requires amortization of goodwill recorded in connection with previous business combinations to cease upon adoption of the Statement by calendar year companies on January 1, 2002. The Company is currently studying the impact of the Statements on its financial position, results of operations and cash flows.

NOTE B -- FINANCIAL INSTRUMENTS

     Effective January 1, 2001, the Company adopted SFAS No. 133 "Accounting for Derivatives and Hedging Activities", as amended. SFAS No. 133 requires that derivatives be recognized in the balance sheet and measured at fair value. The Company's derivatives consist of interest rate swaps and commodity and foreign currency forward contracts.

NOTE C -- INVENTORIES

     Inventories consist of the following:

                                                              SEPTEMBER 30,
                                                                  2001
                                                              -------------
Raw materials and supplies..................................    $260,639
Finished goods..............................................     396,711
                                                                --------
                                                                 657,350
LIFO reserve................................................      89,142
                                                                --------
Total inventories...........................................    $746,492
                                                                ========

NOTE D -- CONTINGENT MATTERS

     The Company is a party to various legal proceedings incidental to its business and is subject to a variety of environmental and pollution control laws and regulations in the jurisdictions in which it operates. As is the case with other companies in similar industries, the Company faces exposure from actual or potential claims and legal proceedings involving environmental matters. Although it is very difficult to quantify the potential impact of compliance with or liability under environmental protection laws, management believes that the ultimate aggregate cost to the Company of environmental remediation, as well as other legal proceedings arising out of operations in the normal course of business, will not result in a material adverse effect upon its financial condition or results of operations.

                                 OM GROUP, INC.

          NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                            (UNAUDITED) -- CONTINUED
                               SEPTEMBER 30, 2001

NOTE E -- COMPUTATION OF EARNINGS PER SHARE

     The following table sets forth the computation of net income per common share and net income per common share -- assuming dilution (shares in thousands):

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                            ------------------
                                                             2001       2000
                                                            -------    -------
Net income................................................  $60,271    $52,205
                                                            =======    =======
Weighted average number of shares outstanding.............   23,980     23,839
Dilutive effect of stock options..........................      452        401
                                                            -------    -------
Weighted average number of shares outstanding -- assuming
  dilution................................................   24,432     24,240
                                                            =======    =======
Net income per common share...............................  $  2.51    $  2.19
                                                            =======    =======
Net income per common share -- assuming dilution..........  $  2.47    $  2.15
                                                            =======    =======

NOTE F -- COMPREHENSIVE INCOME

     Total comprehensive income consists of the following:

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                            ------------------
                                                             2001       2000
                                                            -------    -------
Net income................................................  $60,271    $52,205
Foreign currency translation..............................    6,150       (987)
Cumulative effect of change in method of accounting.......   (1,558)        --
Change in fair value of derivatives.......................   (5,566)        --
                                                            -------    -------
Total comprehensive income................................  $59,297    $51,218
                                                            =======    =======

     The components of accumulated other comprehensive loss are as follows:

                                                              SEPTEMBER 30,
                                                                  2001
                                                              -------------
Foreign currency translation adjustments....................     $ 2,183
Fair value of derivatives...................................      (7,124)
                                                                 -------
Total accumulated other comprehensive income................     $(4,941)
                                                                 =======

  INDEX TO dmc(2) DEGUSSA METALS CATALYSTS CERDEC AKTIENGESELLSCHAFT FINANCIAL
                                   STATEMENTS

                                  dmc(2) GROUP

                                                               PAGE
                                                               ----
Independent Auditors' Report................................    A-2
Combined Statements of Operations for the years ended
  September 30, 1998 and 1999, three months ended December
  31, 1999 and year ended December 31, 2000.................    A-3
Combined Balance Sheets as of September 30, 1999, December
  31, 1999 and December 31, 2000............................    A-4
Combined Statements of Shareholder's Equity for the years
  ended September 30, 1998 and 1999, three months ended
  December 31, 1999 and year ended December 31, 2000........    A-5
Combined Statements of Cash Flows for the years ended
  September 30, 1998 and 1999, three months ended December
  31, 1999 and year ended December 31, 2000.................    A-6
Notes to Combined Financial Statements......................    A-7
Interim Condensed Combined Statements of Operations for the
  six months ended June 30, 2000 and 2001 (unaudited).......   A-44
Interim Condensed Combined Balance Sheet as of June 30, 2001
  (unaudited)...............................................   A-45
Interim Condensed Combined Statements of Shareholder's
  Equity for the six months ended June 30, 2000 and 2001
  (unaudited)...............................................   A-46
Interim Condensed Combined Statements of Cash Flows for the
  six months ended June 30, 2000 and 2001 (unaudited).......   A-47
Notes to Condensed Combined Interim Financial Statements
  (unaudited)...............................................   A-48

                          INDEPENDENT AUDITORS' REPORT

To the Supervisory Board of
dmc(2) Degussa Metals Catalysts Cerdec Aktiengesellschaft:

     We have audited the accompanying combined balance sheets of dmc(2) Degussa Metals Catalysts Cerdec Aktiengesellschaft and subsidiaries as of December 31, 2000 and 1999, and September 30, 1999, and the related combined statements of operations, shareholder's equity, and cash flows for the year ended December 31, 2000, three months ended December 31, 1999, and the years ended September 30, 1999 and 1998. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of dmc(2) Degussa Metals Catalysts Cerdec Aktiengesellschaft and subsidiaries as of December 31, 2000 and 1999, and September 30, 1999 and the results of their operations and their cash flows for the year ended December 31, 2000, the three months ended December 31, 1999, and the years ended September 30, 1999 and 1998 in conformity with accounting principles generally accepted in Germany.

     Accounting principles generally accepted in Germany vary in certain respects from accounting principles generally accepted in the United States of America. Application of accounting principles generally accepted in the United States of America would have affected shareholder's equity as of December 31, 2000 and 1999 and September 30, 1999 and results of operations for the year ended December 31, 2000, the three months ended December 31, 1999, and the year ended September 30, 1999 to the extent summarized in Note 33 to the combined financial statements.

                                          KPMG DEUTSCHE TREUHAND-GESELLSCHAFT
                                          AKTIENGESELLSCHAFT
                                          WIRTSCHAFTSPRUEFUNGSGESELLSCHAFT

Frankfurt, Germany
November 30, 2001
                                  dmc(2) GROUP

                       COMBINED STATEMENTS OF OPERATIONS

                                  GERMAN GAAP

                               (IN DEM THOUSANDS)

                                                                            THREE MONTHS
                                             YEAR ENDED      YEAR ENDED         ENDED        YEAR ENDED
                                            SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,    DECEMBER 31,
                                     NOTE       1998            1999            1999            2000
                                     ----   -------------   -------------   -------------   ------------
SALES..............................    7      7,509,897       8,144,355       2,230,468       12,127,588
Cost of sales......................    8     (6,966,900)     (7,574,302)     (2,078,472)     (11,385,746)
                                             ----------      ----------      ----------     ------------
GROSS PROFIT.......................             542,997         570,053         151,996          741,842

Selling expenses...................    8       (279,152)       (275,338)        (75,003)        (296,967)
General administrative expenses....    8       (149,774)       (160,949)        (49,697)        (158,056)
Research and development
  expenses.........................    8        (67,740)        (72,389)        (20,849)        (117,838)
Other operating income.............    9         75,644          86,452          29,610          115,276
Other operating expenses...........   10        (67,713)        (94,968)        (38,937)         (80,082)
                                             ----------      ----------      ----------     ------------
NET OPERATING INCOME (LOSS)........              54,262          52,861          (2,880)         204,175

Income (loss) from investments,
  net..............................   11         (1,115)         11,612           2,495           17,549
Write-down of investments..........                  --              --              40             (683)
Interest expense, net..............   12        (15,709)        (27,540)         (6,577)         (53,875)
                                             ----------      ----------      ----------     ------------
INCOME (LOSS) FROM ORDINARY
  ACTIVITIES BEFORE EXTRAORDINARY
  ITEMS AND INCOME TAXES...........              37,438          36,933          (6,922)         167,166

Extraordinary income (expenses)....   13        119,716         (15,728)        (67,107)         (36,820)
Income taxes.......................             (47,654)         (9,168)          9,168          (44,655)
                                             ----------      ----------      ----------     ------------
NET INCOME (LOSS)..................             109,500          12,037         (64,861)          85,691
                                             ==========      ==========      ==========

Dividend payment...................                                                                   --
Minority interests.................   14                                                         (28,309)
Loss brought forward upon
  formation........................                                                               (7,042)
Transfer to reserves, net..........                                                              (42,340)
                                                                                            ------------
PROFIT AVAILABLE FOR
  DISTRIBUTION.....................                                                                8,000
                                                                                            ============

     The accompanying notes are an integral part of the combined financial statements.

                                  dmc(2) GROUP

                            COMBINED BALANCE SHEETS

                                  GERMAN GAAP

                               (IN DEM THOUSANDS)

                                                          SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                   NOTE       1999            1999           2000
                                                   ----   -------------   ------------   ------------
                                               ASSETS
Intangible assets................................   16         16,682         11,403         11,623
Property, plant and equipment, net...............   17        524,336        547,662        597,179
Investments......................................   18         88,723        102,697        128,720
                                                            ---------      ---------      ---------
NON-CURRENT ASSETS...............................   19        629,741        661,762        737,522

Inventories, net.................................   20        575,442        680,597        866,851

Trade accounts receivable, net...................             426,079        444,053        734,363
Accounts receivable from affiliated companies....              58,084         23,483         56,678
Other accounts receivable and other assets.......              54,705         54,706         90,869
                                                            ---------      ---------      ---------
ACCOUNTS RECEIVABLE AND OTHER ASSETS.............   21        538,868        522,242        881,910
Cash and cash equivalents........................   22         49,361         70,605         47,146
                                                            ---------      ---------      ---------
CURRENT ASSETS...................................           1,163,671      1,273,444      1,795,907

Deferred charges.................................   23         66,411         61,798         32,995
                                                            ---------      ---------      ---------

TOTAL ASSETS.....................................           1,859,823      1,997,004      2,566,424
                                                            =========      =========      =========

                                SHAREHOLDER'S EQUITY AND LIABILITIES
Issued capital...................................                  --             --         50,000
Reserves.........................................   25             --             --        483,885
Profit available for distribution................                  --             --          8,000
Investments by and advances from Degussa.........           1,076,675      1,168,391             --
Minority interests...............................   26             --             --        110,214
                                                            ---------      ---------      ---------
SHAREHOLDER'S EQUITY.............................   24      1,076,675      1,168,391        652,099

Provisions for pensions and similar
  obligations....................................              78,125         68,758        126,119
Other accrued liabilities........................             220,251        252,349        247,967
                                                            ---------      ---------      ---------
ACCRUED LIABILITIES..............................   27        298,376        321,107        374,086

Liabilities to banks.............................             184,019        184,664        938,726
Advance payments received on orders..............                  --             49          2,102
Trade accounts payable...........................             103,600        106,473        252,442
Liabilities to affiliated companies..............             121,821        146,785        277,497
Other liabilities................................              73,335         67,374         67,501
                                                            ---------      ---------      ---------
LIABILITIES......................................   28        482,775        505,345      1,538,268

Deferred income..................................               1,997          2,161          1,971
                                                            ---------      ---------      ---------
TOTAL SHAREHOLDER'S EQUITY AND LIABILITIES.......           1,859,823      1,997,004      2,566,424
                                                            =========      =========      =========

     The accompanying notes are an integral part of the combined financial statements.

                                  dmc(2) GROUP

                  COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY

                                  GERMAN GAAP

                               (IN DEM THOUSANDS)

                                                                                          INVESTMENTS
                                                                                            BY AND
                                                                  PROFIT                   ADVANCES
                                ISSUED    CAPITAL   REVENUE    AVAILABLE FOR   MINORITY      FROM
                                CAPITAL   RESERVE   RESERVES   DISTRIBUTION    INTEREST     DEGUSSA       TOTAL
                                -------   -------   --------   -------------   --------   -----------   ---------
AS OF SEPTEMBER 30, 1997......      --         --        --            --           --       796,459      796,459
Net income....................      --         --        --            --           --       109,500      109,500
Contribution by Degussa,
  net.........................      --         --        --            --           --       106,507      106,507
                                ------    -------   -------       -------      -------     ---------    ---------
AS OF SEPTEMBER 30, 1998......      --         --        --            --           --     1,012,466    1,012,466
Net income....................      --         --        --            --           --        12,037       12,037
Contribution by Degussa,
  net.........................      --         --        --            --           --        52,172       52,172
                                ------    -------   -------       -------      -------     ---------    ---------
AS OF SEPTEMBER 30, 1999......      --         --        --            --           --     1,076,675    1,076,675
Net loss......................      --         --        --            --           --       (64,861)     (64,861)
Contribution by Degussa,
  net.........................      --         --        --            --           --       156,577      156,577
                                ------    -------   -------       -------      -------     ---------    ---------
AS OF DECEMBER 31, 1999.......      --         --        --            --           --     1,168,391    1,168,391
Formation (former Cerdec
  AG).........................  32,000    109,346     2,685        (7,042)          --      (136,989)          --
Contribution of precious
  metals and automotive
  catalysts divisions by
  Degussa.....................  18,000    149,000        --            --           --      (167,000)          --
Conversion of advances to
  liabilities.................      --         --        --            --           --      (689,269)    (689,269)
Conversion of advances to
  reserves....................      --         --    93,228            --           --       (93,228)          --
Conversion of advances to
  minority interest...........      --         --        --            --       81,905       (81,905)          --
Contribution by Degussa,
  net.........................      --    100,458        --            --           --            --      100,458
Net income....................      --         --        --        57,382       28,309            --       85,691
Dividends paid................      --         --   (23,732)           --           --            --      (23,732)
Foreign currency translation
  adjustment..................      --         --    10,560            --           --            --       10,560
Reclassifications.............      --         --    42,340       (42,340)          --            --           --
                                ------    -------   -------       -------      -------     ---------    ---------
AS OF DECEMBER 31, 2000.......  50,000    358,804   125,081         8,000      110,214            --      652,099
                                ======    =======   =======       =======      =======     =========    =========

     The accompanying notes are an integral part of the combined financial statements.

                                  dmc(2) GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                  GERMAN GAAP

                               (IN DEM THOUSANDS)

                                                                                     THREE MONTHS
                                                      YEAR ENDED      YEAR ENDED        ENDED        YEAR ENDED
                                                     SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                         1998            1999            1999           2000
                                                     -------------   -------------   ------------   ------------
NET INCOME (LOSS)..................................     109,500          12,037        (64,861)         85,691
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
Depreciation and amortization......................      94,600          91,369         24,561         100,141
(Gain)/loss on disposal of non-current assets......    (127,831)         (1,265)         1,150           7,639
Provision for deferred taxes.......................      (6,147)         (8,755)        (6,627)         19,726
(Income)/loss from investments, net................       1,115         (11,612)        (2,495)        (17,549)
Write-down of non-current assets...................          --              --         23,507           1,743

CHANGES IN OPERATING ASSETS AND LIABILITIES:
Inventories, net...................................     (17,358)          7,752       (108,176)       (181,411)
Trade accounts receivable, net.....................      (1,493)        (72,862)       (20,215)       (285,256)
Accounts receivable from affiliated companies......      13,673          46,728         34,498         (33,256)
Other accounts receivable and assets...............        (961)        (20,084)          (391)        (31,108)
Deferred charges...................................      24,216         (12,726)        11,807          10,020
Provisions for pensions and similar obligations....       3,683           8,759         (9,717)         59,151
Other accrued liabilities..........................       8,032          (5,796)        31,525          (2,147)
Advance payments received on orders................          --              --             49           2,053
Trade accounts payable.............................      (2,465)         17,801          1,999         148,182
Liabilities to affiliated companies................     (84,867)         19,220         21,916          48,818
Other liabilities..................................     (13,969)         (9,833)        (5,751)            338
Deferred income....................................      13,605         (10,598)         1,065             161
                                                       --------        --------        -------        --------

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES....      13,333          50,135        (66,156)        (67,064)

INVESTING ACTIVITIES:
Purchase of intangible assets......................        (194)         (8,150)            --          (2,847)
Capital expenditures...............................    (150,668)       (108,036)       (52,547)       (152,788)
Dividends from investments.........................       9,513           1,457             --           8,437
Acquisition of business, net of cash acquired......          --              --             --          (8,745)
Proceeds from disposal of non-current assets.......     154,617          16,593         14,272          11,980
                                                       --------        --------        -------        --------

CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES....      13,268         (98,136)       (38,275)       (143,963)

FINANCING ACTIVITIES:
Borrowing from banks, net..........................     (11,653)         (2,652)        (3,810)        750,515
Net cash from (to) Degussa.........................     (43,092)         53,771        125,159        (562,669)
                                                       --------        --------        -------        --------

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES....     (54,745)         51,119        121,349         187,846
Effect of exchange rate movements on cash..........      (1,807)           (415)         4,326            (278)
                                                       --------        --------        -------        --------

CHANGE IN CASH AND CASH EQUIVALENTS................     (29,951)          2,703         21,244         (23,459)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...      76,609          46,658         49,361          70,605
                                                       --------        --------        -------        --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD.........      46,658          49,361         70,605          47,146
                                                       ========        ========        =======        ========

     The accompanying notes are an integral part of the combined financial statements.

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

(1)  FORMATION OF dmc(2) GROUP, DESCRIPTION OF BUSINESS AND BASIS OF
     PRESENTATION

  FORMATION OF dmc(2) GROUP

     Effective January 1, 2000, Degussa-Huels AG ("Degussa") transferred assets and liabilities constituting its precious metals and automotive catalysts businesses to its wholly-owned subsidiary, Cerdec AG, and its subsidiaries (the "Formation"). Following the Formation, Cerdec AG was renamed dmc(2) Degussa Metals Catalysts Cerdec AG ("dmc(2) AG", together with its subsidiaries collectively referred to as "dmc(2) Group").

  DESCRIPTION OF BUSINESS

     dmc(2) Group produces functional materials using mainly precious metals, base metals and ceramic materials. dmc(2) Group refines precious metals from used materials and precious metals management services. dmc(2) Group also engages in proprietary trading of precious metals.

  BASIS OF PRESENTATION

     The accompanying combined financial statements were prepared in accordance with the provisions of the German Commercial Code ("Handelsgesetzbuch" -- "HGB") and the German Stock Corporation Act ("Aktiengesetz" -- "AktG"). The combined financial statements of the dmc(2) Group have been prepared in accordance with German generally accepted accounting principles as if dmc(2) Group had been an established legal group during all periods presented.

  PRESENTATION OF YEARS PRIOR TO dmc(2) GROUP FORMATION

     These combined financial statements have been prepared with respect to the sale on August 10, 2001 of all the assets and liabilities of dmc(2) Group to OM Group, Inc. Prior to Formation, dmc(2) Group operations were conducted and accounted for as part of Degussa and of its various subsidiaries. The accompanying combined financial statements as of and for the three month period ended December 31, 1999 and as of and for the years ended September 30, 1999 and 1998 ("carve-out periods") are presented as if dmc(2) Group activities carved out of Degussa had been conducted by separate legal entities for all periods presented. The carve-out periods include the historical assets, liabilities and results of operations allocated to dmc(2) Group prepared from the Degussa historical accounting records and the historical assets, liabilities and results of operations of Cerdec AG. The combined financial statements for the periods presented prior to the Formation may not necessarily be indicative of the results of operations, financial position, and cash flows of dmc(2) Group had it operated as a separate independent company, nor are they an indicator of future performance.

     During the carve-out periods all revenue and expenses attributable to dmc(2) Group are included in the statements of operations. Prior to Formation, the statements of operations also include allocations from Degussa of general corporate overhead, central organizational costs, and other expenses. In all cases, management believes the allocation methods used were reasonable.

  INDEBTEDNESS AND INTEREST

     dmc(2) Group has historically been, and continues to be, dependent upon Degussa for their financing and capital requirements. Financing is provided by Degussa in the form of equity contributions, interest and non-interest bearing intercompany advances and loans. Degussa also guarantees financing obtained from third parties. Additionally, certain legal subsidiaries comprising dmc(2) Group had external indebtedness during the carve-out periods and dmc(2) Group operations incurred interest expense on precious metal lease transactions. Such indebtedness and interest expense is included in the carve-out periods. The capital structure and related

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

interest expense may not necessarily be indicative of the interest expense that dmc(2) Group would have incurred as a separate independent company.

  TAXATION

     Income taxes have been calculated as if dmc(2) Group was a stand-alone entity filing separate tax returns during all periods presented. Income taxes as calculated may not be indicative of income tax expense that dmc(2) Group would have incurred had dmc(2) Group been a separate legal entity.

     In October 2000, the German government enacted new tax legislation which, among other changes, will reduce the dmc(2) Group's statutory corporate tax rate for German companies from 40% on retained earnings and from 30% on distributed earnings to a uniform 25%, effective for dmc(2) Group's year beginning January 1, 2001. The effects of the rate changes were recorded in 2000.

  SHAREHOLDER'S EQUITY

     Prior to Formation, the difference between assets and liabilities allocated to dmc(2) Group is shown as investments by and advances from Degussa within the combined statements of shareholder's equity. Investments by and advances from Degussa prior to Formation include indebtedness, provisions for pensions and similar obligations, trade accounts payable, and other liabilities which could not be reasonably allocated to dmc(2) Group because these amounts were managed on a group basis by Degussa.

     As of the Formation, issued capital, reserves and profit available for distribution are that of dmc(2) AG.

  CHANGE IN FISCAL YEAR

     Effective January 1, 2000, dmc(2) Group's fiscal year end was changed from September 30 to December 31 to conform with Degussa's fiscal year end. As a result, the accompanying financial statements present a three month period ended December 31, 1999.

  CLASSIFICATION

     To improve clarity, certain balance sheet and statement of operations items have been combined with the detail provided in the footnotes. The statements of operations were prepared using the cost-of-sales format. Under the cost-of-sales format, operating expenses are assigned to one of four areas: manufacturing, selling, research and development, and general administration.

  AFFILIATION WITH THE DEGUSSA AG AND E.ON AG GROUPS

     Prior to August 10, 2001, dmc(2) AG was a wholly-owned subsidiary of Degussa, Frankfurt am Main. dmc(2) AG and the companies consolidated are included in the exempting consolidated financial statements of Degussa AG, Frankfurt am Main. The consolidated Degussa group financial statements are on public record with the District Court (Amtsgericht) of Frankfurt am Main. E.ON AG, Duesseldorf, prepared the group financial statements for the largest group of companies of which dmc(2) AG was a part. These group financial statements are on record with the Commercial Registers in Berlin and Duesseldorf and have been published in the Federal Bulletin (Bundesanzeiger). Companies controlled directly and indirectly by E.ON AG are deemed affiliated companies of dmc(2) Group.

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

(2)  dmc(2) GROUP STRUCTURE

     In connection with the Formation of dmc(2) Group as of January 1, 2000, the following precious metals and automotive catalysts businesses of Degussa were transferred to dmc(2) Group:

           TRANSFERRING COMPANY           RECEIVING COMPANY              NAME CHANGED TO
           --------------------           -----------------              ---------------
       Degussa-Huels AG, Frankfurt   Cerdec AG, Frankfurt          dmc(2) AG, Frankfurt
       Degussa-Huels France S.A.     Cerdec France S.A.            dmc(2) France S.A.
       Degussa-Huels Ltda., Brazil   Cerdec Produtos Ceramicos     dmc(2) Ltda., Brazil
                                     Ltda., Brazil
       Degussa-Huels CEE GmbH        Oegussa GmbH, Vienna
         Vienna
       Degussa-Huels Corporation,    Cerdec Corporation, USA       dmc(2) Corporation, USA
         USA
       Degussa-Huels Corporation,    dmc(2) L.P., USA*
         USA
       Degussa-Huels Mexico S.A. de  Cerdec Mexico S.A. de C.V.    dmc(2) S.A. de C.V., Mexico
         CV
       Degussa-Huels Japan Co.,      Cerdec Japan Co. Ltd.         dmc(2) Japan Ltd.
         Ltd.
       Degussa-Huels Ltd., UK        Cerdec (UK) Ltd.              dmc(2) (UK) Ltd.
       Degussa-Huels Canada Ltd.     dmc(2) Canada Corp.*
       Algorax (Pty.) Limited,       dmc(2) Catalyst Ltd., South
         South Africa                Africa*
       Degussa-Huels China Ltd.,     dmc(2) China Ltd., Hong
         Hong Kong                   Kong*

     --------------------

     * Newly formed company

     Furthermore, shares in the following companies were transferred to the dmc(2) Group during 2000 in accordance with the transfer and acceptance agreement:

     Allgemeine Gold- und Silberscheideanstalt AG, Pforzheim
     Degussa-NA Edelmetall GmbH, Hanau
     Norddeutsche Affinerie AG, Hamburg
     Prometron GmbH Produkte fuer Elektronik und Elektrotechnik GmbH, Hanau International Catalyst Technology, Inc., Calvert City/USA
     Coimpa Sociedade Industrial de Metais Preciosos da Amazonia Ltda., Guarulhos/Brazil
     Newtechnos Argentina S.A. (NASA), Buenos Aires/Argentina dmc(2) Metals (Thailand), Bangkok/Thailand
     Nadir Allgemeine Soymetaller, Istanbul/Turkey
     Allgemeine France S.A.R.L., Brunstatt/France
     ICT Co. Ltd., Osaka/Japan
     Schoene Edelmetaal B.V., Amsterdam/Netherlands
     Degussa Galvanotechnik GmbH, Schwaebisch-Gmuend
     Clarex S.A., Guarulhos/Brazil
     Icomeq Industria e Comercio Ltda., Guarulhos/Brazil dmc(2) Electronic Materials B.V., Uden/Netherlands dmc Catalyst Ltd., Port Elizabeth/South Africa

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

  dmc(2) L.P.

     Through a subsidiary, dmc(2) AG owns a 1% interest in dmc(2) L.P. The remaining 99% interest is owned by dmc(2) AG's parent, Degussa. However, pursuant to the transfer and acceptance agreement with Degussa, dmc(2) L.P. is subject to the management authority of dmc(2) AG and thus, control is exercised by dmc(2) AG. Degussa's interest in dmc(2) L.P.'s equity and profits are accordingly shown as minority interests in the combined financial statements as of December 31, 2000. During the carve-out periods, Degussa's interest in dmc(2) L.P.'s equity is included as investments by and advances from Degussa.

(3)  COMBINED AND ASSOCIATED COMPANIES

     Besides dmc(2) AG, the dmc(2) Group combined financial statements include three domestic and thirty-two foreign group companies, which include carved-out businesses (September 30, 1998: three domestic, twenty-four foreign; September 30, 1999 and December 31, 1999: three domestic, twenty-five foreign). Inclusion was based on a voting rights majority held either directly or indirectly. dmc(2) L.P., Washington/U.S.A. was an exception in this respect and was included pursuant to ss. 290 (2) no. 2 of HGB. Colorificio Pardo, S.p.A., Corlo/Italy, Degussa Skandinavien Katalysator AB, Karlskoga/Sweden, Cerpart S.R.L., Mailand/Italy, Cerdec Holding Co., Las Vegas/USA and Cerdec Royalty Co., Las Vegas/USA were first included in the scope of consolidation during the year ended September 30, 1998. dmc(2) Electronic Materials B.V., Uden/Netherlands was consolidated following acquisition during the year ended September 30, 1999. Demeca, Mexico was founded in the year ended December 31, 2000. dmc(2) Electronic Components USA was consolidated following acquisition during the year ended December 31, 2000.

     The 30% minority interest of Cerdec AG, formerly held by Ciba Geigy, was acquired in the year ended September 30, 1999 and the resulting goodwill was offset against investments by and advances from Degussa.

     Certain carved-out businesses were not established as legal companies prior to fiscal 2000. These businesses included dmc(2) Iberica S.A., dmc(2) Italia S.p.A., Cerdec Ceramics Brasil, Cerdec Ceramics Mexico and Cerdec Ceramics Inc., USA.

     Twelve subsidiaries and carved-out businesses (September 30, 1998: 12; September 30, 1999: 13; December 31, 1999: 13) have not been consolidated as they are not material to the dmc(2) Group's net assets, financial position and operating results.

     Nine foreign companies, of which three are subsidiaries, (September 30, 1998: two foreign companies; September 30, 1999: five foreign companies, of which one is a subsidiary; December 31, 1999: five foreign companies, of which one is a subsidiary) have been included as equity investments in the combined financial statements in accordance with the regulations on associated companies under ss. 311 ff. HGB in conjunction with ss. 312 (1) no. 1 HGB. No adjustments to comply with uniform Group accounting and valuation guidelines or elimination of intercompany profits were made in relation to these companies. Investments in two companies (September 30, 1998: seven companies; September 30, 1999: seven companies; December 31, 1999: seven companies), were not included as associated companies because they are not material. As of December 31, 2000, Norddeutsche Affinerie AG, Hamburg, is included as an other investment due to the discontinuation of gold and silver refining operations and the decline in mutual business transactions. Norddeutsche Affinerie AG was included as an equity investment as of December 31, 1999 and September 30, 1999.

(4)  PRINCIPLES OF COMBINATION

     In the process of combination, the acquisition cost of subsidiaries is offset against the book value of the pro rata share of shareholder's equity at the date of acquisition or initial combination. The resulting difference

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

between the cost of acquisition and shareholder's equity is allocated to the relevant assets or liabilities insofar as their fair market value differs from their book value. In general, the excess of the purchase price over the fair value of the net assets acquired is offset against shareholder's equity without impacting the dmc(2) Group operating results. In general, negative goodwill arising from combinations is shown as a component of shareholder's equity except when the particular circumstances indicate that a liability exists, in which case such differences are allocated to liabilities. The initial full combination of subsidiaries and carved-out businesses resulted in positive (debit) differences of DM 0.7 million as of December 31, 2000 (September 30, 1998: positive (debit) differences of DM 8.1 million and negative (credit) differences of DM 1.7 million; September 30, 1997: DM 0.0 million; December 31, 1999: DM 0.0 million).

     The initial inclusion of equity investments in the year ended December 31, 2000 resulted in positive (asset side) differences of DM 10.1 million which are being amortized as goodwill over 15 years, and negative (equity side) differences of DM 31.0 million (year ended September 30, 1999: DM 4.1 million) which were added to shareholder's equity without impacting earnings.

     Accounts receivable and accounts payable between combined companies have been eliminated. The valuation of assets has been adjusted to eliminate unrealized intercompany profits. Accordingly, such assets are valued at their cost to the dmc(2) Group as a whole. Intercompany sales and other income from transactions within the dmc(2) Group have been offset against the corresponding expenditure.

     Deferred taxes are recorded if any difference in the tax charge resulting from combination measures is expected to be reversed in subsequent financial years. In this process, prepaid and deferred taxes have been netted, taking into account the tax adjusting entries in the individual balance sheets.

(5)  ACCOUNTING AND VALUATION PRINCIPLES

     The combined financial statements of the dmc(2) Group are prepared on a uniform basis of accounting with respect to combined subsidiaries.

  INTANGIBLE ASSETS

     Acquired intangible assets, other than goodwill, are shown at the acquisition cost less scheduled depreciation over a maximum period of 5 years. Goodwill is depreciated over 15 years. Unscheduled depreciation is taken where declines in value are expected to be other than temporary.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at historical cost. The production cost of self-manufactured assets includes an allocation of overhead and depreciation on production plant and equipment in addition to the cost of materials and labor.

     Depreciation is recorded on a scheduled basis over the useful life that is usual in the relevant industry sector. Where permissible for tax purposes, the declining balance method is used until the residual book value over the remaining useful life of the asset results in a higher straight-line depreciation charge. Unscheduled depreciation is taken where a loss in value is expected to be permanent. Low-value items are expensed in full in the year of acquisition.

  INVESTMENTS

     Shares in affiliated companies and investments in other companies are valued at cost of acquisition or at their lower assignable value on the balance sheet date if declines in value are other than temporary. The book values of associated enterprises have been adjusted for the pro rata amount of changes in shareholder's equity. Generally, the accounting policies locally applied by the associated enterprises were kept unchanged. The cost of acquisition was generally netted against pro rata shareholder's equity at the time of acquisition.

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

  INVENTORY

     The valuation of raw materials and supplies is based on the lower of average purchase cost or market price. Write-downs are recorded to reflect declines in value resulting from obsolete and slow moving items. Precious metals have generally been accounted for under the LIFO method. Write-downs are reversed where necessary. Work in progress and finished goods, other than precious metals are valued at cost of production. The cost of production of work in progress and finished goods includes all amounts required to be capitalized for German tax purposes. These include the cost of labor and materials, appropriate overhead costs, and a pro rata share of depreciation.

  RECEIVABLES

     Receivables are stated at nominal value less discounts and allowances. dmc(2) Group covers specific risks relating to accounts receivable with valuation allowances. The general credit risk is reflected in a general allowance. For the periods ending September 30, 1998, September 30 and December 31, 1999, the general allowance for receivables not otherwise provided for was 4% of accounts receivable. In the period ended December 31, 2000, the allowance was revised to 1% for certain subsidiaries to conform with internationally accepted accounting practices, which focus more directly on the specific recovery risk. This led to a reduction in the general allowance by approximately DM 4,700 with respect to accounts receivable as of January 1, 2000.

  DEFERRED TAXES

     Deferred tax assets and liabilities are calculated for temporary differences between the valuation of assets and liabilities in the financial statements of combined companies and the carrying amounts for tax purposes using the tax rates either in effect or expected to apply in the period of reversal. Deferred tax assets are calculated with respect to tax loss carry forwards if there are offsetting deferred tax liabilities. Deferred tax assets are recognized to the extent they are expected to be realized.

  PENSION PROVISIONS

     Pension provisions and similar obligations including health care commitments are actuarially determined utilizing the projected unit credit method customarily used in international accounting. Thus, pension provisions are calculated as the present value of the vested pension rights.

     Pension provisions are calculated on the basis of local economic conditions. The German pension calculation used the following rates:

                                  SEPTEMBER 30,     DECEMBER 31,      DECEMBER 31,
                                       1999             1999              2000
                                  --------------   --------------   ----------------
Interest rate...................      6.00%            6.25%             6.25%
Annual pension increase.........      1.00%            1.25%             1.25%
Annual wage and salary
  increase......................      2.50%            2.75%             2.75%
Average staff fluctuation
  rate..........................      2.00%            2.00%             2.00%
Actuarial table.................  Bode & Grabner   Bode & Grabner       Heubeck
                                  PK Chemie 1996   PK Chemie 1996   Richttafeln 1998

  ACCRUED LIABILITIES

     Other accrued liabilities are shown in the balance sheet at the expected payable amount. Liabilities are stated at the higher of nominal value or at the amount repayable.

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

(6)  CURRENCY TRANSLATION

     Accounts receivable and payable in foreign currencies, that are not hedged against changes in exchange rates, are initially recorded at the rates of exchange in force when first entered in the accounts. Unrealized losses due to changes in exchange rates are taken into account as of the balance sheet date. Gains are recognized when realized.

     The financial statements of foreign subsidiaries and associated companies are translated in the group financial statements using the concept of functional currencies. As a rule, the functional currency is the local currency as these companies conduct their business independently from a financial, economic and organizational point of view. Assets and liabilities are therefore translated at closing rates on the balance sheet date. Shareholder's equity is translated at historical rates, while income and expenses are translated using average reporting period rates. Differences arising from the currency translation of assets and liabilities compared to the previous period and translation differences between the balance sheet and statement of operations are recorded in shareholder's equity.

     The exchange rates for the more significant currencies for the dmc(2) Group are as follows:

                                                                        CLOSING RATE
           (DEM)                               --------------------------------------------------------------
                                                                                 THREE MONTHS
                                                YEAR ENDED       YEAR ENDED         ENDED         YEAR ENDED
                                               SEPTEMBER 30,    SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                                                   1998             1999             1999            2000
                                               -------------    -------------    ------------    ------------
    1 USA               USD.................      1.67590          1.83380         1.94690         2.10191
    1 Brazil            BRL.................      1.40770          0.94510         1.08740         1.07790
    100 Japan           JPY.................      1.23450          1.74070         1.90390         1.82920
    100 Mexico          MXN.................      16.8649          19.5192         20.5106         21.9235
    1 Canada            CAD.................      1.10070          1.24960         1.33890         1.40052
    1 S. Africa         ZAR.................      0.28500          0.30470         0.31650         0.27770

                                                                        AVERAGE RATE
                                               --------------------------------------------------------------
                                                                                 THREE MONTHS
                                                YEAR ENDED       YEAR ENDED         ENDED         YEAR ENDED
                                               SEPTEMBER 30,    SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                                                   1998             1999             1999            2000
                                               -------------    -------------    ------------    ------------
    1 USA               USD.................      1.78290          1.78030         1.88330         2.11759
    1 Brazil            BRL.................      1.56790          1.11840         0.98510         1.15872
    100 Japan           JPY.................      1.35150          1.51770         1.80270         1.96620
    100 Mexico          MXN.................      20.8920          18.5220         20.0317         22.3865
    1 Canada            CAD.................      1.23130          1.18580         1.27910         1.42701
    1 S. Africa         ZAR.................      0.34060          0.29620         0.30880         0.30582

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

(7)  SALES

                                                                           THREE MONTHS
                                            YEAR ENDED      YEAR ENDED        ENDED        YEAR ENDED
                                           SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                               1998            1999            1999           2000
              (IN DEM MILLION)             -------------   -------------   ------------   ------------
    SALES BY ACTIVITY
    Industrial Products..................      2,769           3,058            873           4,408
    Metals Management....................      4,741           5,086          1,357           7,720
                                               -----           -----          -----          ------
    TOTAL GROUP..........................      7,510           8,144          2,230          12,128
                                               =====           =====          =====          ======

    SALES BY REGION
    Germany..............................      4,025           4,455          1,185           5,071
      Other European countries...........        475             489            149             553
      NAFTA..............................      2,422           2,657            750           5,330
      Latin America......................        359             262             57             466
      Asia...............................        153             195             59             374
      Africa, Australia, Oceania.........         76              86             30             334
                                               -----           -----          -----          ------
    Foreign..............................      3.485           3,689          1,045           7,057
                                               -----           -----          -----          ------
    TOTAL GROUP..........................      7,510           8,144          2,230          12,128
                                               =====           =====          =====          ======

     Sales are reported according to their nature into business activity:
Industrial Products (Advanced Materials, Chemicals & Catalysts) and Metals Management.

     Advanced Materials consists of the following divisions: Electronic Materials, Technical Materials, Performance Colors and Pigments, Glass Systems, Jewelry and Electroplating, and Cerdec Ceramics. These divisions concentrate primarily on the production of functional materials, multi-layer systems, and surfaces for different markets.

     Chemicals and Catalysts constitutes the chemical sector of the dmc(2) Group. Its three closely related divisions -- Automotive Catalysts, Precious Metals Chemistry, and Fuel Cells -- deal primarily with the catalytic effects of precious metals and their recycling.

     Metals Management includes revenue from precious metals trading.

(8)  FUNCTIONAL COSTS

     Costs of sales consist of manufacturing costs and the cost of purchased goods sold including costs associated with precious metal trading. Costs of sales also includes cost of materials, external services and payroll costs, depreciation relating to manufacturing operations, machinery repairs, taxes and write-downs on inventories.

     Selling expenses include the costs of maintaining sales and distribution departments and advertising expense. Research and development expenses include the cost of maintaining the research departments and product and process development costs. General administrative expenses relate to management and administrative functions which are not included in manufacturing, selling and distribution, or research and development departments.

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

(9)  OTHER OPERATING INCOME

     Other operating income includes insurance reimbursements, release of accrued liabilities, exchange gains, and income related to other accounting periods. Income relating to other accounting periods amounts to DM 10,731 for the year ended December 31, 2000 (September 30, 1998: DM 20,781; September 30, 1999: DM 5,772; December 31, 1999: DM 4,248) and includes primarily income from the disposal of non-current assets, the reversal of write-downs of accounts receivable, and reimbursements for costs incurred in prior years.

                                                                           THREE MONTHS
                                            YEAR ENDED      YEAR ENDED        ENDED        YEAR ENDED
                                           SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                               1998            1999            1999           2000
                                           -------------   -------------   ------------   ------------
    Other operating income...............     75,644          86,452          29,610        115,276
                                              ======          ======          ======        =======

(10)  OTHER OPERATING EXPENSES

     Other operating expenses include expenses arising from allowances and write-downs of accounts receivable, additions to accrued liabilities, and expenses relating to other accounting periods. Expenses relating to other accounting periods amount to DM 5,913 for the year ended December 31, 2000 (September 30, 1998: DM 25,756; September 30, 1999: DM 752; December 31, 1999:
DM 10,496).

                                                                           THREE MONTHS
                                            YEAR ENDED      YEAR ENDED        ENDED        YEAR ENDED
                                           SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                               1998            1999            1999           2000
                                           -------------   -------------   ------------   ------------
    Other operating expenses.............     (67,713)        (94,968)       (38,937)       (80,082)
                                              =======         =======        =======        =======

(11)  INCOME (LOSS) FROM INVESTMENTS, NET

                                                                           THREE MONTHS
                                            YEAR ENDED      YEAR ENDED        ENDED        YEAR ENDED
                                           SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                               1998            1999            1999           2000
                                           -------------   -------------   ------------   ------------
    Income from investments..............      3,513           1,323             --             531
      (of which from affiliated
         companies)......................     (2,764)           (611)            --            (354)
    Equity income (loss)
      from associated companies..........     (4,628)         10,289          2,495          17,018
                                              ------          ------          -----          ------
    TOTAL................................     (1,115)         11,612          2,495          17,549
                                              ======          ======          =====          ======

(12)  INTEREST EXPENSE, NET

                                                                           THREE MONTHS
                                            YEAR ENDED      YEAR ENDED        ENDED        YEAR ENDED
                                           SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                               1998            1999            1999           2000
                                           -------------   -------------   ------------   ------------
    Interest and similar income..........      40,216          15,604          7,251         43,771
      (of which from affiliated
         companies)......................      (7,266)         (1,204)          (311)        (5,012)
      (of which relate to precious metal
         leases).........................     (16,037)         (7,801)        (4,997)       (31,716)
    Interest and similar expenses........     (55,925)        (43,144)       (13,828)       (97,646)
      (of which from affiliated
         companies)......................      (8,282)        (18,839)        (5,279)       (29,160)
      (of which relate to precious metal
         leases).........................     (28,751)        (14,585)        (5,777)       (24,209)
                                              -------         -------        -------        -------
    INTEREST EXPENSE, NET................     (15,709)        (27,540)        (6,577)       (53,875)
                                              =======         =======        =======        =======

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

     The metals management segment is responsible for managing the metal position of dmc(2) Group utilizing forward contracts and metal lease contracts with suppliers, banks, customers and other third parties. Metals management also finances the production needs of dmc(2) Group entities through the use of metal leases.

(13)  EXTRAORDINARY INCOME (EXPENSES)

     The extraordinary income in fiscal year 1998 primarily relates to the sale of a 10% interest in Norddeutsche Affinerie AG, Hamburg. The extraordinary expenses shown in the year ended December 31, 2000 reflect primarily the impact of LIFO valuation of precious metals inventories, the costs of forming the dmc(2) Group, unscheduled depreciation and expenses related to the transfer of the Cerdec Ceramics operations. The extraordinary expenses shown in prior periods resulted primarily from restructuring measures which took place at different locations in the dmc(2) Group.

                                                                           THREE MONTHS
                                            YEAR ENDED      YEAR ENDED        ENDED        YEAR ENDED
                                           SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                               1998            1999            1999           2000
                                           -------------   -------------   ------------   ------------
    Extraordinary income.................     123,199              --            944          9,237
    Extraordinary expense................      (3,483)        (15,728)       (68,051)       (46,057)
                                              -------         -------        -------        -------
    EXTRAORDINARY INCOME (EXPENSES)......     119,716         (15,728)       (67,107)       (36,820)
                                              =======         =======        =======        =======

(14)  MINORITY INTERESTS

                                                                           THREE MONTHS
                                            YEAR ENDED      YEAR ENDED        ENDED        YEAR ENDED
                                           SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                               1998            1999            1999           2000
                                           -------------   -------------   ------------   ------------
    MINORITY INTERESTS...................       --              --             --           (28,309)
                                                 ==              ==             ==          =======

     Minority interests primarily relate to dmc(2) L.P., Coimpa Sociedade Industrial de Metais Preciosos da Amazonia Ltda., Allgemeine Gold- und Silberscheideanstalt AG, Degussa Galvanotechnik GmbH, Degussa Catalyst (Pty.) Ltd., and Schoene Edelmetaal B.V.

(15)  ADDITIONAL OPERATING INFORMATION

  COST OF MATERIALS

                                                                           THREE MONTHS
                                            YEAR ENDED      YEAR ENDED        ENDED        YEAR ENDED
                                           SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                               1998            1999            1999           2000
                                           -------------   -------------   ------------   ------------
    Cost of raw materials, supplies and
      merchandise purchased..............    6,484,049       7,023,576      1,863,538      10,640,983
    Cost of external services............       44,768          43,675         12,460          59,646
                                             ---------       ---------      ---------      ----------
    TOTAL................................    6,528,817       7,067,251      1,875,998      10,700,629
                                             =========       =========      =========      ==========

     Costs of raw materials, supplies and merchandise purchased includes precious metal trading activity.

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

  PAYROLL COSTS

                                                                           THREE MONTHS
                                            YEAR ENDED      YEAR ENDED        ENDED        YEAR ENDED
                                           SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                               1998            1999            1999           2000
                                           -------------   -------------   ------------   ------------
    PERSONNEL EXPENSES
    Wages and salaries...................     343,799         366,987         92,682        453,924
    Social security contributions and
      expenses for pensions and similar
      obligations........................     110,838         109,539         31,260        126,050
      (of which from pensions)...........     (35,899)        (35,874)       (10,425)       (41,013)
                                              -------         -------        -------        -------
    TOTAL................................     454,637         476,526        123,942        579,974
                                              =======         =======        =======        =======

  UNSCHEDULED DEPRECIATION OF INTANGIBLE ASSETS AND PROPERTY PLANT AND EQUIPMENT

     Unscheduled depreciation of intangible assets and property plant and equipment totaled DM 23,547 for the three months ended December 31, 1999.

  AVERAGE NUMBER OF EMPLOYEES DURING THE FINANCIAL PERIODS

                                                                           THREE MONTHS
                                            YEAR ENDED      YEAR ENDED        ENDED        YEAR ENDED
                                           SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                               1998            1999            1999           2000
                                           -------------   -------------   ------------   ------------
    Germany..............................      2,221           2,203          2,165          2,342
    Abroad...............................      2,735           2,869          2,867          3,102
                                               -----           -----          -----          -----
    TOTAL................................      4,956           5,072          5,032          5,444
                                               =====           =====          =====          =====

  AVERAGE NUMBER OF EMPLOYEES BY PRODUCT LINE DURING THE FINANCIAL PERIODS

                                                                           THREE MONTHS
                                            YEAR ENDED      YEAR ENDED        ENDED        YEAR ENDED
                                           SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                               1998            1999            1999           2000
                                           -------------   -------------   ------------   ------------
    Advanced Materials...................      3,608           3,690          3,663          4,087
    Chemicals and Catalysts..............      1,318           1,352          1,340          1,304
    Metals Management....................         30              30             29             53
                                               -----           -----          -----          -----
    TOTAL................................      4,956           5,072          5,032          5,444
                                               =====           =====          =====          =====

(16)  INTANGIBLE ASSETS

  BOOK VALUE, NET

                                                         SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                             1999            1999           2000
                                                         -------------   ------------   ------------
    Franchises, licenses and industrial property rights
      and similar rights and assets....................      2,603           3,553          3,644
    Goodwill...........................................     14,061           7,472          7,979
    Advance payments...................................         18             378             --
                                                            ------          ------         ------
    TOTAL..............................................     16,682          11,403         11,623
                                                            ======          ======         ======

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

  DEVELOPMENT

                                                                        THREE MONTHS
                                                         YEAR ENDED        ENDED        YEAR ENDED
                                                        SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                            1999            1999           2000
                                                        -------------   ------------   ------------
    COSTS OF ACQUISITION OR PRODUCTION
    Opening balance...................................     29,845          32,774         37,284
    Exchange differences..............................       (828)            859           (277)
    Changes in scope of combination...................      1,769              --             --
    Additions.........................................      8,150           5,099          5,215
    Disposals.........................................     (6,469)         (1,448)       (16,414)
    Reclassifications.................................        307              --            477
                                                           ------          ------        -------
    Closing balance...................................     32,774          37,284         26,285

    ACCUMULATED DEPRECIATION
    Opening balance...................................     18,863          16,092         25,881
    Exchange differences..............................     (1,078)            333           (210)
    Additions.........................................      2,681           9,820          3,840
    Disposals.........................................     (4,374)           (364)       (14,723)
    Reclassifications.................................         --              --           (126)
                                                           ------          ------        -------
    Closing balance...................................     16,092          25,881         14,662
                                                           ------          ------        -------
    BOOK VALUE, NET...................................     16,682          11,403         11,623
                                                           ======          ======        =======

     Depreciation of DM 9,820 for the three months ended December 31, 1999 includes DM 9,176 of unscheduled depreciation of goodwill relating to Colorificio Pardo S.p.A. reducing the related goodwill to zero.

(17)  PROPERTY, PLANT AND EQUIPMENT

  BOOK VALUE, NET

                                                         SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                             1999            1999           2000
                                                         -------------   ------------   ------------
    Land, land rights, buildings, including buildings
      on leased land...................................     200,501        205,284        215,449
    Technical equipment and machinery..................     218,181        220,922        242,805
    Other plant, factory and office equipment..........      49,859         48,250         53,137
    Advance payments and construction work in
      progress.........................................      55,795         73,206         85,788
                                                            -------        -------        -------
    TOTAL..............................................     524,336        547,662        597,179
                                                            =======        =======        =======

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

  DEVELOPMENT

                                                                        THREE MONTHS
                                                         YEAR ENDED        ENDED        YEAR ENDED
                                                        SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                            1999            1999           2000
                                                        -------------   ------------   ------------
    COSTS OF ACQUISITION OR PRODUCTION
    Opening balance...................................    1,265,516      1,333,001      1,391,146
    Exchange differences..............................      (28,463)        38,508         (6,990)
    Changes in scope of combination...................       17,231             --          5,881
    Additions.........................................      108,036         52,547        158,720
    Disposals.........................................      (29,012)       (32,910)       (54,579)
    Reclassifications.................................         (307)            --           (477)
                                                          ---------      ---------      ---------
    Closing balance...................................    1,333,001      1,391,146      1,493,701

    ACCUMULATED DEPRECIATION
    Opening balance...................................      756,183        808,665        843,484
    Exchange differences..............................      (20,098)        20,357         (4,012)
    Additions.........................................       88,688         38,288         97,361
    Disposals.........................................      (16,108)       (23,826)       (40,437)
    Reclassifications.................................           --             --            126
                                                          ---------      ---------      ---------
    Closing balance...................................      808,665        843,484        896,522
                                                          ---------      ---------      ---------
    BOOK VALUE, NET...................................      524,336        547,662        597,179
                                                          =========      =========      =========

(18)  INVESTMENTS

  BOOK VALUE, NET

                                                        SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                            1999            1999           2000
                                                        -------------   ------------   ------------
    Shares in affiliated companies....................        5,211          9,555         10,173
    Loans to affiliated companies.....................           --          1,010          2,020
    Shares in associated companies....................       67,240         78,431         59,995
    Other investments.................................        9,476         10,773         53,985
    Long-term securities held as investments..........        2,514          1,091          1,198
    Other loans.......................................        4,282          1,837          1,349
                                                          ---------      ---------      ---------
    TOTAL.............................................       88,723        102,697        128,720
                                                          =========      =========      =========

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

  DEVELOPMENT

                                                                        THREE MONTHS
                                                         YEAR ENDED        ENDED        YEAR ENDED
                                                        SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                            1999            1999           2000
                                                        -------------   ------------   ------------
    COSTS OF ACQUISITION OR PRODUCTION
    Opening balance...................................      89,574        109,522        123,714
    Exchange differences..............................       1,099          1,332          2,044
    Additions.........................................      19,178         18,114         28,437
                                                           -------        -------        -------
    Disposals.........................................        (329)        (5,254)        (3,786)
    Closing balance...................................     109,522        123,714        150,409
    ACCUMULATED DEPRECIATION
    Opening balance...................................      21,509         20,799         21,017
    Exchange differences..............................        (710)           258            (11)
    Additions.........................................          --            (40)           683
                                                           -------        -------        -------
    Closing balance...................................      20,799         21,017         21,689
                                                           -------        -------        -------
    BOOK VALUE........................................      88,723        102,697        128,720
                                                           =======        =======        =======

(19)  NON-CURRENT ASSETS

     The sum of shareholder's equity, long-term accrued liabilities, and long-term liabilities exceeded non-current assets in all reporting periods. Liabilities are defined as long-term if not maturing within one year.

(20)  INVENTORIES, NET

                                                         SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                             1999            1999           2000
                                                         -------------   ------------   ------------
    Inventories are as follows:

    Raw material and supplies..........................     151,131        174,790        292,510
    Work in progress...................................     123,106        129,888        168,909
    Finished products and merchandise..................     293,788        372,756        395,224
    Advance payments...................................       7,417          3,163         10,208
                                                            -------        -------        -------
    TOTAL..............................................     575,442        680,597        866,851
                                                            =======        =======        =======

     Inventory provisions have been established for obsolete and slow moving inventories.

     Borrowed precious metals and the obligation to return similar metal are excluded from the balance sheet. In connection with dmc(2) Group's precious metal activities, dmc(2) Group pays and receives interest with respect to precious metal leases.

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

(21)  ACCOUNTS RECEIVABLE AND OTHER ASSETS

                                                                DUE WITHIN   DUE AFTER
    SEPTEMBER 30, 1999                                            1 YEAR      1 YEAR      TOTAL
    ------------------                                          ----------   ---------   -------
    Trade accounts receivable.................................   425,999          80     426,079
    Accounts receivable from affiliated companies.............    58,084          --      58,084
    Accounts receivable from companies in which investments
      are held and other assets...............................   (47,939)      6,766     (54,705)
                                                                 -------      ------     -------
    TOTAL.....................................................   532,022       6,846     538,868
                                                                 =======      ======     =======

                                                                DUE WITHIN   DUE AFTER
    DECEMBER 31, 1999                                             1 YEAR      1 YEAR      TOTAL
    -----------------                                           ----------   ---------   -------
    Trade accounts receivable.................................   443,974          79     444,053
    Accounts receivable from affiliated companies.............    23,163         320      23,483
    Accounts receivable from companies in which investments
      are held................................................     6,240          --       6,240
    Other assets..............................................    39,692       8,774      48,466
                                                                 -------      ------     -------
    TOTAL.....................................................   513,069       9,173     522,242
                                                                 =======      ======     =======

                                                                DUE WITHIN   DUE AFTER
    DECEMBER 31, 2000                                             1 YEAR      1 YEAR      TOTAL
    -----------------                                           ----------   ---------   -------
    Trade accounts receivable.................................   734,326          37     734,363
    Accounts receivable from affiliated companies.............    56,678          --      56,678
    Accounts receivable from companies in which investments
      are held................................................    11,233          --      11,233
    Other assets..............................................    69,386      10,250      79,636
                                                                 -------      ------     -------
    TOTAL.....................................................   871,623      10,287     881,910
                                                                 =======      ======     =======

     Accounts receivable from affiliated companies relate primarily to trade receivables. Other assets include loans, advance payments, receivables from suppliers, and tax refund claims.

(22)  CASH AND CASH EQUIVALENTS

     This item is comprised of checks, cash on hand, and bank balances.

(23)  DEFERRED CHARGES

                                                         SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                             1999            1999           2000
                                                         -------------   ------------   ------------
    Deferred taxes.....................................     44,485          51,679         30,341
    Other deferred charges.............................     21,926          10,119          2,654
                                                            ------          ------         ------
    TOTAL..............................................     66,411          61,798         32,995
                                                            ======          ======         ======

     Deferred taxes include charges relating to temporary differences in net income arising from combination entries and interperiod tax allocation in the financial statements of individual companies. The other deferred charges also include prepaid expenses.

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

(24)  SHAREHOLDER'S EQUITY

  ORDINARY SHARE CAPITAL

     At December 31, 2000 dmc(2) AG had outstanding 1,000,000 shares of bearer stock with a nominal value of DM 50.00 each. At December 31, 2000, Degussa AG owns all of the outstanding shares of dmc(2) AG.

  CAPITAL TRANSACTIONS

     Prior to Formation, the difference between all allocable assets and liabilities for the carved-out businesses is treated as investments by and advances from Degussa in the combined statements of shareholder's equity.

     Cerdec AG, the predecessor to dmc(2) AG, had 640,000 ordinary shares outstanding with a total nominal value of DM 32,000. At the Formation, dmc(2) AG issued 360,000 additional ordinary shares with a nominal value of DM 18,000 to Degussa AG in exchange for the transfer of the precious metals and automotive catalysts divisions. Capital reserves were increased DM 149,000 representing the excess of the historical book value of the transferred assets and liabilities over the nominal value of the issued ordinary shares.

(25)  RESERVES

                                                         SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                             1999            1999           2000
                                                         -------------   ------------   ------------
    THE RESERVE ACCOUNTS ARE AS FOLLOWS:
    Capital reserve....................................          --             --        358,804
    Revenue reserves...................................          --             --        125,081
                                                            -------        -------        -------
    TOTAL..............................................          --             --        483,885
                                                            =======        =======        =======

     The dmc(2) Group reserve accounts comprise revenue reserves of the dmc(2) Group companies and the capital reserve of dmc(2) AG. The reserves furthermore include net assets that Degussa has contributed to the shareholder's equity of subsidiaries, the profits available for distribution of the subsidiaries of the dmc(2) Group, differences from currency translation, and combination adjustments.

(26)  MINORITY INTERESTS

     Third parties and affiliates hold equity interests in the following, and other, consolidated subsidiaries: dmc(2) L.P., Coimpa Sociedade Industrial de Metais Preciosos da Amazonia Ltda., Allgemeine Gold- und Silberscheideanstalt AG, Degussa Galvanotechnik GmbH, Degussa Catalyst (Pty.) Ltd., and Schoene Edelmetaal B.V.

(27)  ACCRUED LIABILITIES

                                                         SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                             1999            1999           2000
                                                         -------------   ------------   ------------
    Provisions for pensions and similar obligations....      78,125         68,758        126,119
    Accrued taxes......................................      27,413         15,556         30,131
      (thereof deferred taxes).........................      (9,265)        (1,612)            --
    Other accrued liabilities..........................     192,838        236,793        217,836
                                                            -------        -------        -------
    TOTAL..............................................     298,376        321,107        374,086
                                                            =======        =======        =======

     Provision for pensions prior to 2000 includes pensions directly attributable to Cerdec AG and its subsidiaries. In addition, Degussa maintained pension plans for which the provision could not be allocated to

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

the carve-out businesses. The provisions for pensions also include the severance payment commitments of certain foreign subsidiaries.

     Corresponding with the Formation of dmc(2) Group as a separate legal entity during 2000, certain pension plans were amended to increase employee benefits as well as expand the number of plan participants.

     Accrued taxes include the estimated liabilities for current year taxes which have not yet been assessed. It also includes deferred taxes for timing differences resulting as a consequence of combination and otherwise existing for combined entities.

     Other accrued liabilities include provisions for bonuses, guarantee obligations, obligations under early retirement arrangements, restructuring accruals, and future repairs. For employees already covered by semi-retirement employment arrangements or who have already signed contracts, accruals were established in the full amount for supplementary and settlement payments and pro rata for wages and salaries in the permanent leave of absence phase. The obligations were calculated under actuarial principles and discounted at 5.5%.

     Furthermore, based on the collective bargaining agreement entered into in 2000, liabilities were also established in 2000 up to a 5% workforce maximum limit for potential semi-retirement of employees qualifying as of December 31, 2000. No accruals have been set up for employees that may qualify after December 31, 2000 until December 31, 2009 (expiring date of collective bargaining agreement). As of December 31, 2000 this accrual included future supplementary and settlement obligations and was likewise calculated under actuarial principles and discounted at 5.5%.

(28)  LIABILITIES

                                                                  DUE AFTER 1
                                                     DUE WITHIN   AND WITHIN    DUE AFTER
    AS OF SEPTEMBER 30, 1999                           1 YEAR       5 YEARS      5 YEARS     TOTAL
    ------------------------                         ----------   -----------   ---------   -------
    Liabilities to banks...........................   135,971       47,425          623     184,019
    Trade accounts payable.........................    88,333       15,267           --     103,600
    Liabilities to affiliated companies............   121,821           --           --     121,821
    Liabilities to companies in which investments
      are held.....................................     7,967           --           --       7,967
    Other liabilities..............................    59,960        1,780        3,628      65,368
      (of which relating to taxation)..............    (9,317)          --           --      (9,317)
      (of which relating to social security).......   (22,183)          --           --     (22,183)
                                                      -------       ------        -----     -------
    TOTAL..........................................   414,052       64,472        4,251     482,775
                                                      =======       ======        =====     =======

                                                                  DUE AFTER 1
                                                     DUE WITHIN   AND WITHIN    DUE AFTER
    AS OF DECEMBER 31, 1999                            1 YEAR       5 YEARS      5 YEARS     TOTAL
    -----------------------                          ----------   -----------   ---------   -------
    Liabilities to banks...........................   154,150       29,141        1,373     184,664
    Advance payments received on orders............        49           --           --          49
    Trade accounts payable.........................    92,291       14,182           --     106,473
    Liabilities to affiliated companies............   146,785           --           --     146,785
    Liabilities to companies in which investments
      are held.....................................     3,807           --           --       3,807
    Other liabilities..............................    58,586        2,588        2,393      63,567
      (of which relating to taxation)..............   (10,836)          --           --     (10,836)
      (of which relating to social security).......   (25,047)          --           --     (25,047)
                                                      -------       ------        -----     -------
    TOTAL..........................................   455,668       45,911        3,766     505,345
                                                      =======       ======        =====     =======

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

                                                                DUE AFTER 1
                                                   DUE WITHIN   AND WITHIN    DUE AFTER
    AS OF DECEMBER 31, 2000                          1 YEAR       5 YEARS      5 YEARS      TOTAL
    -----------------------                        ----------   -----------   ---------   ---------
    Liabilities to banks.........................    872,908      62,784        3,034       938,726
    Advance payments received on orders..........      2,102          --           --         2,102
    Trade accounts payable.......................    252,442          --           --       252,442
    Liabilities to affiliated companies..........    277,497          --           --       277,497
    Liabilities to companies in which investments
      are held...................................      2,263          84           --         2,347
    Liabilities from the acceptance of notes and
      notes issued...............................      3,769       1,117           --         4,886
    Other liabilities............................     57,040       2,221        1,007        60,268
      (of which relating to taxation)............     (8,721)         --           --        (8,721)
      (of which relating to social security).....    (11,823)         --           --       (11,823)
                                                   ---------      ------        -----     ---------
    TOTAL........................................  1,468,021      66,206        4,041     1,538,268
                                                   =========      ======        =====     =========

     Prior to 2000 the liabilities to affiliated companies relate primarily to trade payables. As of December 31, 2000, liabilities to affiliated companies also include an interest bearing loan of DM 249,833 to Degussa AG. Other liabilities include mainly social security contributions, commissions, and accrued salaries and bonuses. No security in the form of mortgages or other security interests was given for the liabilities.

(29)  CONTINGENT LIABILITIES

                                                         SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                             1999            1999           2000
                                                         -------------   ------------   ------------
    Notes receivable discounted........................      6,417          3,511           2,894
    Guarantee commitments..............................      5,096          5,716          11,983
                                                            ------          -----          ------
    TOTAL..............................................     11,513          9,227          14,877
                                                            ======          =====          ======

     The liability on discounted notes receivable relates to Allgemeine Gold-und Silberscheideanstalt AG.

(30)  OTHER FINANCIAL COMMITMENTS

                                                         SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                             1999            1999           2000
                                                         -------------   ------------   ------------
    Commitments under rent and leasing agreements due
      for payment in the next financial year...........      5,789           4,875          4,465
      due for payment in 2 to 5 financial years........     12,774          10,971         17,712
    Non-security repurchase agreement due in next
      financial year...................................     10,216              --             --
                                                            ------          ------        -------
    TOTAL..............................................     28,779          15,846         22,177
                                                            ======          ======        =======

     The commitments arising from leasing agreements mainly relate to Degussa and its affiliated companies.

(31)  DERIVATIVE FINANCIAL INSTRUMENTS

     The dmc(2) Group utilizes derivative financial instruments in the form of futures contracts in order to economically hedge the operating business against risks arising from changes in precious metals prices. The

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

precious metals futures contracts primarily are for gold and silver, but also include platinum and palladium. The dmc(2) Group also makes use of these instruments on a limited scale to optimize the precious metals trading result. The following table summarizes the precious metals futures contracts:

                                     NOMINAL CONTRACT VOLUME                            MARKET VALUE
                           -------------------------------------------   -------------------------------------------
                           SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                               1999            1999           2000           1999            1999           2000
                           -------------   ------------   ------------   -------------   ------------   ------------
    Remaining term up to
      1 year.............     505,386        568,951       1,098,977        (16,038)       (17,407)       (11,000)
    Remaining term 1 - 5
      years..............       7,628          4,890          11,067           (978)          (391)           820
                              -------        -------       ---------        -------        -------        -------
    PRECIOUS METALS
      FUTURES............     513,014        573,841       1,110,044        (17,016)       (17,798)       (10,180)
                              =======        =======       =========        =======        =======        =======

     To economically hedge against fluctuations in currency exchange rates and interest rates, the dmc(2) Group also employs, on a limited basis, currency futures contracts, currency option contracts, and interest rate swaps. The nominal value of currency futures contracts at December 31, 2000 was DM 162,683 with a market value of DM 1,481. The nominal value of currency option contracts amounted to DM 4,204 as of December 31, 2000 with a market value of DM 239. Interest rate swaps as of December 31, 2000 had a nominal value of DM 19,146 and a market value of DM (799).

     Nominal value is the sum of all purchase and sale transactions relating to derivative financial instruments. Market value is calculated on the basis of market quotations or customary market prices or the value for derivative financial instruments derived therefrom. Market value shows how closing out the derivatives position (entry into offsetting transactions) would affect earnings (ignoring the underlying transactions).

(32) TOTAL COMPENSATION OF THE BOARD OF MANAGEMENT AND THE SUPERVISORY BOARD; LOANS GRANTED

     For the year ended December 31, 2000, the Board of Management's total compensation amounted to DM 3,722 for active board members and DM 1,010 for former board members. The pension accrual for former board members amounted to DM 2,566. An accrual of DM 396 was established for the compensation of the members of the Supervisory Board. No loans or advance payments were made.

(33)  RECONCILIATION TO U.S. GAAP

     dmc(2) Group's combined financial statements are presented in accordance with German GAAP, which differ in certain significant respects from U.S. GAAP.

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

     The significant differences that affect net income and shareholder's equity of the dmc(2) Group are set forth below:

                                                                          THREE MONTHS
                                                           YEAR ENDED        ENDED        YEAR ENDED
                                                          SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                   NOTE       1999            1999           2000
                                                   ----   -------------   ------------   ------------
RECONCILIATION OF NET INCOME (LOSS) FROM GERMAN
  GAAP TO U.S. GAAP:
Net income (loss) as reported in the combined
  statements of operations under German GAAP: ...             12,037        (64,861)        85,691
  Provisions and loss contingencies..............   (a)      (14,256)        24,435        (21,945)
  Valuation of inventory.........................   (b)          664            (97)         1,695
  Deferred taxes.................................   (c)       28,368          3,093         93,483
  Foreign currency revaluation...................   (d)          626           (430)           873
  Pensions and post retirement benefits..........   (e)            0           (372)        (7,465)
  Allowance for doubtful accounts................   (f)        2,119            644         (2,482)
  Valuation of securities........................   (g)        3,291              0          3,072
  Valuation fixed assets.........................   (h)          686         (1,222)         2,229
  Financial instruments..........................   (i)       (4,218)           347          3,582
  Purchase accounting of dmc(2) Group............   (j)      (27,069)        (9,594)       (40,594)
  Purchase of minority interest in Cerdec AG.....   (k)       (1,952)          (835)        (3,347)
  Combination of majority-owned subsidiaries.....   (l)        6,900            290          8,364
  Minority interests.............................   (m)         (931)        (1,948)       (14,424)
  Equity method accounting.......................   (n)       (7,272)        (6,359)       (13,305)
  Goodwill.......................................   (o)       (5,610)         6,910         (5,538)
                                                   ---       -------        -------        -------
Net Income (Loss) in Accordance With U.S. GAAP...             (6,617)       (49,999)        89,889
                                                             =======        =======        =======

                                                          SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                   NOTE       1999            1999           2000
                                                   ----   -------------   ------------   ------------
RECONCILIATION OF SHAREHOLDER'S EQUITY FROM
  GERMAN GAAP TO U.S. GAAP:
Shareholder's equity as reported in the combined
  statements of shareholder's equity under German
  GAAP:..........................................           1,076,675      1,168,391        652,099
  Provisions and loss contingencies..............   (a)        39,929         68,025         35,157
  Valuation of inventory.........................   (b)           629          1,292          2,066
  Deferred taxes.................................   (c)      (195,176)      (221,000)       (89,446)
  Foreign currency revaluation...................   (d)            99            616          2,299
  Pensions and post retirement benefits..........   (e)            --            718          3,597
  Allowance for doubtful accounts................   (f)         6,962          7,916          3,118
  Valuation of securities........................   (g)        77,477         68,062         38,438
  Valuation of fixed assets......................   (h)         3,359          6,990          6,372
  Financial instruments..........................   (i)            --            347          5,046

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

                                                          SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                   NOTE       1999            1999           2000
                                                   ----   -------------   ------------   ------------
  Purchase accounting of dmc(2) Group............   (j)       658,639        649,045        580,273
  Purchase of minority interest in Cerdec AG.....   (k)        48,231         47,396         44,049
  Combination of majority-owned subsidiaries.....   (l)        20,254         22,292         21,303
  Minority interests.............................   (m)       (23,330)       (27,705)       (26,242)
  Equity method accounting.......................   (n)        (9,451)       (15,716)         5,095
  Goodwill.......................................   (o)          (614)       (22,791)        10,370
                                                            ---------      ---------      ---------
Shareholder's Equity in Accordance with U.S.
  GAAP...........................................           1,703,683      1,753,878      1,293,594
                                                            =========      =========      =========

  (a)  PROVISIONS AND LOSS CONTINGENCIES

     In accordance with German GAAP, dmc(2) Group recognized provisions for expected costs to be incurred for certain restructurings and other anticipated future costs. Under U.S. GAAP, the recognition criteria for such provisions are more stringent and require a number of prescribed conditions be satisfied before a liability can be recorded.

  (b)  VALUATION OF INVENTORY

     Under German GAAP, dmc(2) Group capitalizes overhead costs in accordance with German tax law, which excludes certain indirect and other costs. Under U.S. GAAP, manufacturing overhead costs include all indirect material, labor and overhead costs.

     Under German GAAP, raw materials inventory is valued at the lower of average purchase cost or market price. For German GAAP purposes, market price is the lower of replacement cost and net realizable value. Differences may arise where sales prices are contracted at period end.

     In accordance with German GAAP, LIFO layers are created in each period for each metal. A lower of cost or market assessment is performed every period for each metal layer. For U.S. GAAP purposes, the lower of cost or market assessment is applied to an entire metal position. Under U.S. GAAP, the inventory was revalued as a result of the purchase accounting described in Note 33j).

  (c)  DEFERRED TAXES

     Under German GAAP, deferred tax assets and liabilities are generally recognized for temporary differences between book carrying values and tax bases of assets and liabilities, with the exception of deferred tax assets relating to net operating loss carry forwards which are recognized to the extent of offsetting deferred tax liabilities. Deferred tax assets are recognized to the extent they are expected to be realized.

     Under U.S. GAAP, deferred tax assets and liabilities for temporary differences using enacted tax rates in effect at period-end are recognized in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS No. 109"). Under SFAS No. 109, net operating loss carryforwards that are available to reduce future taxes are recognized as deferred tax assets. Such amounts are reduced by a valuation allowance to the extent that it is more likely than not that the deferred tax assets will not be realized.

     The deferred tax adjustment included in the above reconciliation to U.S. GAAP also contains the income tax effects of the U.S. GAAP adjustments, where appropriate.

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

  (d)  FOREIGN CURRENCY REVALUATION

     Under German GAAP, foreign currency denominated receivables (payables) are translated at the lower (higher) of the period-end spot rate or contracted rate, respectively.

     Under U.S. GAAP, assets and liabilities denominated in a foreign currency are recorded at current exchange rates at period-end with any resulting adjustment recognized in operating results.

  (e)  PENSIONS AND POST RETIREMENT BENEFITS

     For German GAAP, certain increases in pension and other similar obligations are recognized immediately in earnings. Under U.S. GAAP, changes in pension and similar obligations (including those resulting from plan amendments) as are not recognized as they occur but are recognized systematically and gradually over subsequent periods. Following the Formation of dmc(2) Group as a legal entity in 2000, certain pension plans were amended to increase benefits as well as expand the number of participants.

     As part of the Formation of the dmc(2) Group, Degussa assumed the liability for certain dmc(2) Group employees retired as of January 1, 2000. Under German GAAP the pension expense associated with these retired employees is not included in income for the year ended December 2000. For U.S. GAAP, pension costs associated with the retired employees has been reflected in the U.S. GAAP reconciliation.

  (f)  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     In addition to specific reserves, dmc(2) Group also maintains a general allowance as well as a country risk allowance for German GAAP purposes. For U.S. GAAP purposes, these allowances were reversed except for the amounts based upon dmc(2) Group's historical loss experience.

  (g)  VALUATION OF SECURITIES

     Under German GAAP, marketable debt and equity securities are generally carried at the lower of cost or market value. Under U.S. GAAP, marketable debt and equity securities other than investments accounted for by the equity method, are categorized as either trading, available-for-sale, or held to maturity. Securities classified as trading or available-for-sale are reported at fair value at the balance sheet date and held to maturity securities are reported at historical cost. Unrealized gains and losses on trading securities are recorded in net income while unrealized gains and losses on securities categorized as available-for-sale are recorded in shareholder's equity, net of income tax.

  (h)  VALUATION OF FIXED ASSETS

     Under German GAAP, capitalization of certain construction project costs is not required. Under U.S. GAAP, certain project costs are required to be capitalized. Further, capitalization of interest during the construction phase of the project is permitted but not required under German GAAP. Under U.S. GAAP, interest is capitalized during the construction phase of major construction projects. Capitalized interest and other costs are added to the cost of underlying assets and are depreciated over the useful life of the asset.

  (i)  FINANCIAL INSTRUMENTS

     Under German GAAP, the fair values of precious metal futures contracts are netted amongst their respective metal portfolios with any resultant unrealized loss recognized in earnings. Under U.S. GAAP, each metal future contract is marked to market with both positive or negative fair values recognized in earnings.

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

     Under German GAAP, negative fair values of foreign currency forwards and interest rate swaps contracted with third parties are recognized in earnings. For U.S. GAAP, positive and negative fair values are recognized in earnings.

  (j)  PURCHASE ACCOUNTING OF dmc(2) GROUP

     E.ON AG (formerly Veba AG) acquired Degussa, including the related assets and liabilities of the dmc(2) Group, in two separate transactions. The initial 36,4% ownership interest was acquired in December 1997 with the remaining 63,6% interest acquired in February 1999. For German GAAP purposes, the recorded amounts of dmc(2) Group's assets acquired and liabilities assumed by E.ON AG remained at historical cost basis. For U.S. GAAP purposes, a new basis of accounting is established for dmc(2) Group's assets and liabilities based upon the fair values of the respective assets acquired and liabilities assumed by E.ON AG at each acquisition date as reflected below:

                                                            USEFUL
                                                             LIFE        STEP I          STEP II
                                                            (YEARS)   DECEMBER 1997   FEBRUARY 1999
                                                            -------   -------------   -------------
Inventory.................................................      --        53,700         149,605
Property, plant and equipment.............................    5-15        13,989          24,441
Land......................................................      --         4,897           8,557
Licenses..................................................      10         5,159           9,015
Patents and Trademarks....................................   13-20        24,672          43,108
Deferred Taxes............................................      --       (58,378)       (133,794)
Goodwill..................................................      15       130,652         228,282

     As a result of the new basis of accounting, shareholder's equity was increased and additional charges reflected in the reconciliation of net income for the effects of increases in cost of sales, depreciation expense of tangible and intangible assets, and related deferred income tax effects. The deferred tax effects are reflected in Note 33(c).

  (k)  PURCHASE OF MINORITY INTEREST IN CERDEC AG

     In March 1999, Degussa AG purchased the remaining minority interest of 30% in Cerdec AG from Ciba Geigy. In accordance with German GAAP, the excess of the acquisition cost of the minority interest acquired over the fair value of the net assets acquired is offset against shareholder's equity. Under U.S. GAAP, goodwill is capitalized and depreciated over its useful life. dmc(2) Group's policy is to depreciate goodwill over 15 years.

  (l)  COMBINATION OF MAJORITY-OWNED SUBSIDIARIES

     As explained in Note 3, under German GAAP dmc(2) Group does not combine a number of investments in domestic and foreign companies in its combined financial statements under German GAAP. For U.S. GAAP, the number of companies consolidated in the combined financial statements has been increased. The remaining companies not included in the scope of the consolidation for U.S. GAAP purposes are not material to the combined shareholder's equity, financial position and net operating results.

     Combination of dmc(2) L.P.

     As discussed in Note 2, dmc(2) L.P. is consolidated under German GAAP with Degussa's 99% interest in equity and earnings shown as minority interests. As these combined financial statements are prepared with respect to the sale of dmc(2) Group to OMG and OMG has purchased the remaining 99% interest of dmc(2) L.P.

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

from Degussa as part of this agreement, dmc(2) L.P. has been fully consolidated with no minority interests for U.S. GAAP purposes.

  (m)  MINORITY INTERESTS

     Under German GAAP, minority interest is included as a separate component of shareholder's equity and is not adjusted in determining net income. Under U.S. GAAP, minority interest is not shown as equity and is adjusted in determining net income.

  (n)  EQUITY METHOD ACCOUNTING

     In accordance with German GAAP, investments in associated companies subject to significant influence (generally entities which are 20 - 50% owned) are not required to be accounted for under the equity method, if certain materiality tests are met, and can be recorded under the cost method (and, if applicable, the lower of cost or market value).

     Under U.S. GAAP, investments in associated companies are recorded using the equity method of accounting if the investor has significant influence over the operating or financial decisions of the investee. For both German GAAP and U.S. GAAP the balance of each investment is increased or decreased, as appropriate, to account for the investor's proportionate share of the investee earnings, less dividends received.

     Under German GAAP, based on materiality it is permissible to consolidate foreign associated companies on the basis of their local accounting principles, not restated for German GAAP. Foreign associated companies have been converted to U.S. GAAP for consolidation purposes in the U.S. GAAP reconciliation.

     For German GAAP, in cases where the associated company's financial year end differs from the investor's year end, the associated company's previous financial information is utilized for consolidation. For U.S. GAAP, financial information of associated companies for periods ended within 90 days of the year end of the associated investor's financial year end is used.

  (o)  GOODWILL

     In accordance with German GAAP, goodwill was either charged directly to shareholder's equity or capitalized and depreciated over 15 years. For U.S. GAAP purposes all goodwill is capitalized and depreciated over 15 years. The effect of goodwill adjustments arising from the E.ON AG acquisition of Degussa and the acquisition of the minority interest in Cerdec AG is included in notes 33(j) and 33(k), respectively.

    EXTRAORDINARY INCOME (EXPENSE)

     The items classified as extraordinary income (expense) under German GAAP would not be presented as extraordinary items for U.S. GAAP purposes.

(34)  SUBSEQUENT EVENTS

     As discussed in Note 1, dmc(2) Group has been sold to OM Group, Inc. on August 10, 2001. In addition, certain assets and liabilities which constitute the electronic materials, performance, pigments and colors, glass systems and Cerdec ceramic businesses of dmc(2) Group have been subsequently sold by OM Group, Inc. to Ferro Corporation on September 7, 2001. As a result of purchase accounting which will be applied to these transactions by OM Group, significant changes can be expected to the recorded assets and liabilities of dmc(2) Group.

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

SHAREHOLDINGS OF THE dmc(2) GROUP

                                                                   AS OF SEPTEMBER 30, 1998
                                                          ------------------------------------------
                                                           EQUITY                     NET INCOME
                                                          HOLDINGS    EQUITY IN         (LOSS)
NAME AND LOCATION OF THE COMPANY                            IN %      MILL. DEM      IN MILL. DEM
--------------------------------                          --------   -----------   -----------------
Magmalor GmbH,
  Colditz/Germany.......................................   100.0         5.0             (0.8)
dmc(2) Holding Co.,
  Las Vegas/USA*........................................      --          --               --
  (formerly: Cerdec Holding Co., Las Vegas/USA)
dmc(2) France S.A.,
  Limoges/France........................................      --          --               --
  (formerly: Cerdec France S.A., Limoges/France)
Cerdec Iberica S.A., Castellon de la Plana/Spain........   100.0        12.8              0.3
Cerdec Italia S.p.A.,
  Fiorano/Italy.........................................   100.0        14.9             (3.9)
dmc(2) Ltda.,
  Americana/Brazil......................................      --          --               --
  (formerly: Cerdec Produtos Ceramicos Ltda.,
     Americana/Brazil)
dmc(2) S.A. de C.V.,
  Mexico City/Mexico....................................      --          --               --
  (formerly: Cerdec Mexico S.A. de C.V., Mexico
     City/Mexico)
Cerpart S.R.L.
  Milan/Italy...........................................   100.0        23.9               --
Colorificio Pardo S.p.A.,
  Corlo/Italy...........................................   100.0         8.9             (1.1)
dmc(2) (UK) Ltd.,
  Stoke-on-Trent/Great Britain..........................      --          --               --
  (formerly: Cerdec (UK) Ltd., Stoke-on-Trent/Great
     Britain)
dmc(2) Japan Ltd., Tokio/Japan..........................      --          --               --
  (formerly: Cerdec Japan Co. Ltd., Tokio/Japan)
Degussa Skandinavien Katalysator AB,
  Karlskoga/Sweden......................................   100.0         1.1             (2.5)
Italbras S.p.A
  Vicenza/Italy.........................................   100.0         2.2              0.5
Icomeq Industria e Comercio Ltda.,
  Guarulhos/Brazil......................................   100.0        11.2             (1.1)
dmc(2) Canada Corp.,
  Burlington/Canada.....................................      --          --               --
Prometron GmbH Produkte fuer Elektronik und
  Elektrotechnik
  Hanau/Germany.........................................    30.0         0.3              0.0
Newtechnos Argentina S.A. (NASA),
  Buenos Aires/Argentina................................   100.0         1.1              0.6
dmc(2) Degussa Metals Catalyst Cerdec
  Southern Africa Ltd., Midrand/South Africa............      --          --               --

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

                                                                   AS OF SEPTEMBER 30, 1998
                                                          ------------------------------------------
                                                           EQUITY                     NET INCOME
                                                          HOLDINGS    EQUITY IN         (LOSS)
NAME AND LOCATION OF THE COMPANY                            IN %      MILL. DEM      IN MILL. DEM
--------------------------------                          --------   -----------   -----------------
Oesterreichische Gold- und Silberscheideanstalt
  GmbH, Vienna/Austria**................................      --          --               --
Schilling's Graphics Inc., Galion,
  Ohio/USA..............................................   100.0         1.3             (0.6)
dmc(2) Degussa Metals Catalysts Cerdec China Ltd.,
  Hong Kong/China.......................................      --          --               --
Degussa Catalyst (Thailand) Ltd.,
  Bangkok/Thailand......................................    99.4         0.4             (0.1)
Clarex S.A.,
  Guarulhos/Brazil......................................   100.0         0.6             (0.5)
Degussa-NA Edelmetall GmbH,
  Hanau/Germany.........................................   100.0         0.2             (1.0)
dmc(2) Istanbul Degussa Metal Katalizor
  Seramik Boyalari Ticaret Limited Sirketi
     Istanbul/Turkey....................................      --          --               --
  (formerly: Cerdec Istanbul Seramic Bogalari Ticaret,
     Istanbul/Turkey)
Schoene Edelmetaal B.V.,
  Amsterdam/Netherlands.................................    90.8        11.6              1.9
Degussa Galvanotechnik GmbH,
  Schwaebisch-Gmuend/Germany............................    90.8         5.0              2.6
Allgemeine Gold- und Silberscheideanstalt AG,
  Pforzheim/Germany.....................................    90.8        48.5              2.4
Allgemeine France S.A.R.L
  Brunstatt/France......................................    90.8         0.3               --
Coimpa Sociedade Industrial de Metais
  Preciosos da Amazonia Ltda., Guarulhos/Brazil.........    78.0        48.4              7.8
Zibo Cerdec Ceramic Colours Co. Ltd.,
  Zibo City, Shandong/China.............................    60.0        13.4              1.4
PT Cerdec Indonesia,
  Sidoarjo/Indonesia....................................    51.0        (3.8)            (6.3)
Degussa Catalyst Ltd.,
  Port Elisabeth/South Africa...........................    55.0        (0.7)            (0.6)
dmc Catalyst Port Elisabeth (Pty) Ltd.,
  Port Elizabeth/South Africa...........................      --          --               --
Thai Ceramic Colors Co. Ltd.,
  Bangkok/Thailand......................................    51.0         0.9              0.2
dmc(2) L.P., Washington/USA
  (consolidated pursuant to ss. 290 (2) HGB)............      --          --               --

---------------

* After consolidation of Cerdec Sales Corporation, Virgin Islands/USA, Cerdec Royalty Co., Las Vegas/ USA, and dmc(2) Corporation, Washington/USA (formerly: Cerdec Corporation, Washington/USA).

** Constitutes businesses which have been carved out of Degussa.

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

                                                                   AS OF SEPTEMBER 30, 1998
                                                          ------------------------------------------
                                                           EQUITY                     NET INCOME
                                                          HOLDINGS    EQUITY IN         (LOSS)
NAME AND LOCATION OF THE COMPANY                            IN %      MILL. DEM      IN MILL. DEM
--------------------------------                          --------   -----------   -----------------
Ordeg Co., Limited
  Seoul/South Korea.....................................    50.0         5.3              0.2
ICT-International Catalyst Technology Inc.,
  Calvert City/USA......................................    50.0        24.1              6.2
ICT Co. Ltd.,
  Osaka/Japan...........................................    50.0         7.0              3.1
Cerdec (Thailand) Co., Ltd.,
  Bangkok/Thailand......................................    49.0         5.3              1.4
dmc(2) Metals (Thailand)
  Bangkok/Thailand......................................    44.5         4.0             (0.1)
Smaltochimica S.R.L.,
  Spezzano di Fiorano M./Italy..........................    40.0         1.4              2.2
Gardenia-Quimica S.A.
  Castellon/Spain.......................................    36.0         7.0              0.0
Chilches Materials, S.A.
  Alcora/Spain..........................................    20.0          --               --
Nadir Allgemeine Soymetaller,
  Istanbul/Turkey.......................................    13.6          --               --
Norddeutsche Affinerie AG
  Hamburg/Germany.......................................    10.0       458.2             (9.0)

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

SHAREHOLDINGS OF THE dmc(2) GROUP

                                                                   AS OF SEPTEMBER 30, 1999
                                                              -----------------------------------
                                                               EQUITY                 NET INCOME
                                                              HOLDINGS   EQUITY IN      (LOSS)
NAME AND LOCATION OF THE COMPANY                                IN %     MILL. DEM   IN MILL. DEM
--------------------------------                              --------   ---------   ------------
Magmalor GmbH,
  Colditz/Germany...........................................   100.0        3.7          (1.3)
dmc(2) Holding Co., Las Vegas/USA*..........................      --         --            --
  (formerly: Cerdec Holding Co., Las Vegas/USA)
dmc(2) France S.A., Limoges/France..........................      --         --            --
  (formerly: Cerdec France S.A., Limoges/France)
Cerdec Iberica S.A., Castellon de la Plana/Spain............   100.0       14.4          (1.6)
Cerdec Italia S.p.A., Fiorano/Italy.........................   100.0       (7.1)         (8.1)
dmc(2) Ltda., Americana/Brazil..............................      --         --            --
  (formerly: Cerdec Produtos Ceramicos Ltda.,
     Americana/Brazil)
dmc(2) S.A. de C.V., Mexico City/Mexico.....................      --         --            --
  (formerly: Cerdec Mexico S.A. de C.V., Mexico City/Mexico)
Cerpart S.R.L
  Milan/Italy...............................................   100.0       24.0          (0.3)
Colorificio Pardo S.p.A., Corlo/Italy.......................   100.0        2.8          (6.0)
dmc(2) (UK) Ltd., Stoke-on-Trent/Great Britain..............      --         --            --
  (formerly: Cerdec (UK) Ltd., Stoke-on-Trent/Great Britain)
dmc(2) Japan Ltd., Tokio/Japan..............................      --         --            --
  (formerly: Cerdec Japan Co. Ltd., Tokio/Japan)
Degussa Skandinavien Katalysator AB, Karlskoga/Sweden.......   100.0        1.2           0.0
Italbras S.p.A
  Vicenza/Italy.............................................   100.0        2.7           0.9
Icomeq Industria e Comercio Ltda., Guarulhos/Brazil.........   100.0        8.0           0.2
dmc(2) Canada Corp., Burlington/Canada......................      --         --            --
Prometron GmbH Produkte fuer Elektronik und Elektrotechnik
  Hanau/ Germany............................................   100.0        0.3            --
Newtechnos Argentina S.A. (NASA), Buenos Aires/Argentina....   100.0        0.0          (0.1)
dmc(2) Degussa Metals Catalyst Cerdec Southern Africa Ltd.,
  Midrand/ South Africa.....................................      --         --            --

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

                                                                   AS OF SEPTEMBER 30, 1999
                                                              -----------------------------------
                                                               EQUITY                 NET INCOME
                                                              HOLDINGS   EQUITY IN      (LOSS)
NAME AND LOCATION OF THE COMPANY                                IN %     MILL. DEM   IN MILL. DEM
--------------------------------                              --------   ---------   ------------
dmc(2) Electronic Materials B.V., Uden/Netherlands..........   100.0        8.9           2.3
Oesterreichische Gold- und Silberscheideanstalt GmbH,
  Vienna/ Austria**.........................................      --         --            --
Schilling's Graphics Inc., Galion, Ohio/USA.................   100.0        1.5           0.1
dmc(2) Degussa Metals Catalysts Cerdec China Ltd., Hong
  Kong/China................................................      --         --            --
Degussa Catalyst (Thailand) Ltd., Bangkok/Thailand..........    99.4        1.2            --
Clarex S.A., Guarulhos/Brazil...............................   100.0        0.3          (0.1)
Degussa-NA Edelmetall GmbH, Hanau/Germany...................   100.0        0.7           0.5
dmc(2) Istanbul Degussa Metal Katalizor Seramik Boyalari
  Ticaret Limited Sirketi Istanbul/Turkey...................      --         --            --
  (formerly: Cerdec Istanbul Seramic Bogalari Ticaret,
     Istanbul/Turkey)
Schoene Edelmetaal B.V., Amsterdam/Netherlands..............    90.8       11.0           1.1
Degussa Galvanotechnik GmbH, Schwaebisch-Gmuend/Germany.....    90.8        7.7           2.7
Allgemeine Gold- und Silberscheideanstalt AG,
  Pforzheim/Germany.........................................    90.8       67.0           7.7
Allgemeine France S.A.R.L
  Brunstatt/France..........................................    90.8        0.3            --
Coimpa Sociedade Industrial de Metais Preciosos da Amazonia
  Ltda., Guarulhos/Brazil...................................    78.0       18.3         (10.7)
Zibo Cerdec Ceramic Colours Co. Ltd., Zibo City,
  Shandong/China............................................    60.0       15.7           1.9
PT Cerdec Indonesia, Sidoarjo/Indonesia.....................    59.0        1.3           0.7
Degussa Catalyst Ltd., Port Elisabeth/South Africa..........    55.0        3.4          (1.5)
dmc(2) Catalyst Port Elisabeth (Pty) Ltd., Port
  Elizabeth/South Africa....................................      --         --            --
Thai Ceramic Colors Co. Ltd., Bangkok/Thailand..............    51.0        0.9           0.2
dmc(2) L.P., Washington/USA.................................      --         --            --
  (consolidated pursuant to ss. 290 (2) HGB)

---------------

* After consolidation of Cerdec Sales Corporation, Virgin Islands/USA, Cerdec Royalty Co., Las Vegas/ USA, and dmc(2) Corporation, Washington/USA (formerly: Cerdec Corporation, Washington/USA).

** Constitutes businesses which have been carved out of Degussa.

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

                                                                   AS OF SEPTEMBER 30, 1999
                                                              -----------------------------------
                                                               EQUITY                 NET INCOME
                                                              HOLDINGS   EQUITY IN      (LOSS)
NAME AND LOCATION OF THE COMPANY                                IN %     MILL. DEM   IN MILL. DEM
--------------------------------                              --------   ---------   ------------
Ordeg Co., Limited
  Seoul/South Korea.........................................    50.0        11.8          3.9
ICT-International Catalyst Technology Inc.,
  Calvert City/USA..........................................    50.0        25.8         (1.3)
ICT Co. Ltd.,
  Osaka/Japan...............................................    50.0        18.8          1.7
Cerdec (Thailand) Co., Ltd.,
  Bangkok/Thailand..........................................    49.0         6.4          1.3
dmc(2) Metals (Thailand)
  Bangkok/Thailand..........................................    44.5         3.3         (0.3)
Smaltochimica S.R.L.,
  Spezzano di Fiorano M./Italy..............................    40.0         2.4          2.5
Gardenia-Quimica S.A.
  Castellon/Spain...........................................    20.0         8.5          1.8
Chilches Materials, S.A.
  Alcora/Spain..............................................    20.0         9.4           --
Nadir Allgemeine Soymetaller,
  Istanbul/Turkey...........................................    13.6          --           --
Norddeutsche Affinerie AG
  Hamburg/Germany...........................................    10.0       470.2         60.0

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

SHAREHOLDINGS OF THE dmc(2) GROUP

                                                                    AS OF DECEMBER 31, 1999
                                                              -----------------------------------
                                                               EQUITY                 NET INCOME
                                                              HOLDINGS   EQUITY IN      (LOSS)
              NAME AND LOCATION OF THE COMPANY                  IN %     MILL. DEM   IN MILL. DEM
              --------------------------------                --------   ---------   ------------
Magmalor GmbH,
  Colditz/Germany...........................................   100.0         3.3         (3.8)
dmc(2) Holding Co.,
  Las Vegas/USA*............................................      --          --           --
  (formerly: Cerdec Holding Co., Las Vegas/USA)
dmc(2) France S.A.,
  Limoges/France............................................      --          --           --
  (formerly: Cerdec France S.A., Limoges/France)
Cerdec Iberica S.A.,
  Castellon de la Plana/Spain...............................   100.0        15.4         (2.5)
Cerdec Italia S.p.A.,
  Fiorano/Italy.............................................   100.0         3.9        (11.6)
dmc(2) Ltda.,
  Americana/Brazil..........................................      --          --           --
  (formerly: Cerdec Produtos Ceramicos Ltda.,
     Americana/Brazil)
dmc(2) S.A. de C.V.,
  Mexico City/Mexico........................................      --          --           --
  (formerly: Cerdec Mexico S.A. de C.V., Mexico City/Mexico)
Cerpart S.R.L.
  Milan/Italy...............................................   100.0        25.1        (18.9)
Colorificio Pardo S.p.A.,
  Corlo/Italy...............................................   100.0         3.4          0.9
dmc(2) (UK) Ltd.,
  Stoke-on-Trent/Great Britain..............................      --          --           --
  (formerly: Cerdec (UK) Ltd., Stoke-on-Trent/Great Britain)
dmc(2) Japan Ltd.,
  Tokio/Japan...............................................      --          --           --
  (formerly: Cerdec Japan Co. Ltd., Tokio/Japan)
Degussa Skandinavien Katalysator AB,
  Karlskoga/Sweden..........................................   100.0         1.3          0.2
Italbras S.p.A
  Vicenza/Italy.............................................   100.0         1.6          0.2
Icomeq Industria e Comercio Ltda.,
  Guarulhos/Brazil..........................................   100.0         9.2          0.4
dmc(2) Canada Corp.,
  Burlington/Canada.........................................      --          --           --
Prometron GmbH Produkte fuer Elektronik und Elektrotechnik
  Hanau/Germany.............................................   100.0         0.3           --
Newtechnos Argentina S.A. (NASA),
  Buenos Aires/Argentina....................................   100.0         0.0         (1.1)
dmc(2) Degussa Metals Catalyst Cerdec Southern Africa Ltd.,
  Midrand/South Africa......................................      --          --           --
dmc(2) Electronic Materials B.V.,
  Uden/Netherlands..........................................   100.0         9.2          0.2

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

                                                                    AS OF DECEMBER 31, 1999
                                                              -----------------------------------
                                                               EQUITY                 NET INCOME
                                                              HOLDINGS   EQUITY IN      (LOSS)
              NAME AND LOCATION OF THE COMPANY                  IN %     MILL. DEM   IN MILL. DEM
              --------------------------------                --------   ---------   ------------
Oesterreichische Gold- und Silberscheideanstalt
  GmbH, Vienna/Austria **...................................      --          --           --
dmc(2) Degussa Metals Catalysts Cerdec China Ltd.,
  Hong Kong/China...........................................      --          --           --
Degussa Catalyst (Thailand) Ltd.,
  Bangkok/Thailand..........................................    99.4         0.7          0.0
Clarex S.A.,
  Guarulhos/Brazil..........................................   100.0         0.3         (0.1)
Degussa-NA Edelmetall GmbH,
  Hanau/Germany.............................................   100.0         0.7          0.5
dmc(2) Istanbul Degussa Metal Katalizor
  Seramik Boyalari Ticaret Limited Sirketi
  Istanbul/Turkey...........................................      --          --           --
  (formerly: Cerdec Istanbul Seramic Bogalari Ticaret,
  Istanbul/Turkey)
Schoene Edelmetaal B.V.,
  Amsterdam/Netherlands.....................................    90.8        11.4          0.4
Degussa Galvanotechnik GmbH,
  Schwaebisch-Gmuend/Germany................................    90.8         5.0          0.6
Allgemeine Gold- und Silberscheideanstalt AG,
  Pforzheim/Germany.........................................    90.8        79.3         12.3
Allgemeine France S.A.R.L
  Brunstatt/France..........................................    90.8         0.3           --
Coimpa Sociedade Industrial de Metais
  Preciosos da Amazonia Ltda.,
  Guarulhos/Brazil..........................................    78.0        29.2          7.3
Zibo Cerdec Ceramic Colours Co. Ltd.,
  Zibo City, Shandong/China.................................    60.0        16.8          0.5
PT Cerdec Indonesia,
  Sidoarjo/Indonesia........................................    59.0         1.9          0.2
Degussa Catalyst Ltd.,
  Port Elisabeth/South Africa...............................    55.0         3.9          0.4
dmc(2) Catalyst Port Elisabeth (Pty) Ltd.,
  Port Elizabeth/South Africa...............................      --          --           --
Thai Ceramic Colors Co. Ltd.,
  Bangkok/Thailand..........................................    51.0         1.1          0.1
dmc(2) L.P., Washington/USA
  (consolidated pursuant to ss. 290 (2) HGB)................      --          --           --

---------------

* After consolidation of Cerdec Sales Corporation, Virgin Islands/USA, Cerdec Royalty Co., Las Vegas/ USA, dmc(2) Corporation, Washington/USA (formerly:
   Cerdec Corporation, Washington/USA), and Schilling's Graphics, Inc., Galion, Ohio/USA.

** Constitutes businesses which have been carved out of Degussa.

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

SHAREHOLDINGS OF THE dmc(2) GROUP

                                                                   AS OF SEPTEMBER 30, 1999
                                                              -----------------------------------
                                                               EQUITY                 NET INCOME
                                                              HOLDINGS   EQUITY IN      (LOSS)
NAME AND LOCATION OF THE COMPANY                                IN %     MILL. DEM   IN MILL. DEM
--------------------------------                              --------   ---------   ------------
Ordeg Co., Limited
  Seoul/South Korea.........................................    50.0        30.2          1.2
ICT-International Catalyst Technology Inc.,
  Calvert City/USA..........................................    50.0        27.2         (0.2)
ICT Co. Ltd.,
  Osaka/Japan...............................................    50.0        20.7          0.1
Cerdec (Thailand) Co., Ltd.,
  Bangkok/Thailand..........................................    49.0         7.7          0.6
dmc(2) Metals (Thailand)
  Bangkok/Thailand..........................................    44.5         3.8         (0.3)
Smaltochimica S.R.L.,
  Spezzano di Fiorano M./Italy..............................    40.0         2.7          0.3
Gardenia-Quimica S.A.
  Castellon/Spain...........................................    20.0         0.4          0.2
Chilches Materials, S.A.
  Alcora/Spain..............................................    20.0         0.9           --
Nadir Allgemeine Soymetaller,
  Istanbul/Turkey...........................................    13.6          --           --
Norddeutsche Affinerie AG
  Hamburg/Germany...........................................    10.0       457.0        (13.0)

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

SHAREHOLDINGS OF THE dmc(2) GROUP

                                                                    AS OF DECEMBER 31, 2000
                                                              -----------------------------------
                                                               EQUITY                 NET INCOME
                                                              HOLDINGS   EQUITY IN      (LOSS)
              NAME AND LOCATION OF THE COMPANY                  IN %     MILL. DEM   IN MILL. DEM
              --------------------------------                --------   ---------   ------------
Magmalor GmbH,
  Colditz/Germany...........................................   100.0         3.7          0.3
dmc(2) Holding Co.,
  Las Vegas/USA*............................................   100.0       179.0         (4.7)
  (formerly: Cerdec Holding Co., Las Vegas/USA)
dmc(2) France S.A.,
  Limoges/France............................................   100.0        21.9          1.1
  (formerly: Cerdec France S.A., Limoges/France)
Cerdec Iberica S.A.,
  Castellon de la Plana/Spain**.............................   100.0        15.5          2.2
Cerdec Italia S.p.A.,
  Fiorano/Italy.............................................   100.0         9.3          0.7
dmc(2) Ltda.,
  Americana/Brazil***.......................................   100.0        90.1         15.9
  (formerly: Cerdec Produtos Ceramicos Ltda.,
     Americana/Brazil)
dmc(2) S.A. de C.V.,
  Mexico City/Mexico****....................................   100.0        18.0          1.1
  (formerly: Cerdec Mexico S.A. de C.V., Mexico City/Mexico)
Cerpart S.R.L
  Milan/Italy...............................................   100.0        13.1         (0.4)
Colorificio Pardo S.p.A.,
  Corlo/Italy...............................................   100.0         4.8          1.3
dmc(2) (UK) Ltd.,
  Stoke-on-Trent/Great Britain..............................   100.0         1.8          0.8
  (formerly: Cerdec (UK) Ltd., Stoke-on-Trent/Great Britain)
dmc(2) Japan Ltd.,
  Tokio/Japan...............................................   100.0        18.8          2.5
  (formerly: Cerdec Japan Co. Ltd., Tokio/Japan)
Degussa Skandinavien Katalysator AB,
  Karlskoga/Sweden..........................................   100.0         1.9          0.7
Italbras S.p.A
  Vicenza/Italy.............................................   100.0         2.7          1.1
Icomeq Industria e Comercio Ltda.,
  Guarulhos/Brazil..........................................   100.0         9.2           --
dmc(2) Canada Corp.,
  Burlington/Canada.........................................   100.0        22.3          3.0
Prometron GmbH Produkte fuer Elektronik und Elektrotechnik
  Hanau/Germany*****........................................   100.0         0.3           --
Newtechnos Argentina S.A. (NASA),
  Buenos Aires/Argentina....................................   100.0         0.5         (1.1)
dmc(2) Degussa Metals Catalyst Cerdec
  Southern Africa Ltd., Midrand/South Africa................   100.0         0.7          0.8
dmc(2) Electronic Materials B.V.,
  Uden/Netherlands..........................................   100.0        12.2          3.1
dmc(2) Degussa Metals Catalysts Cerdec China Ltd.,
  Hong Kong/China...........................................   100.0         2.5          0.2

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

                                                                    AS OF DECEMBER 31, 2000
                                                              -----------------------------------
                                                               EQUITY                 NET INCOME
                                                              HOLDINGS   EQUITY IN      (LOSS)
              NAME AND LOCATION OF THE COMPANY                  IN %     MILL. DEM   IN MILL. DEM
              --------------------------------                --------   ---------   ------------
Degussa Catalyst (Thailand) Ltd.,
  Bangkok/Thailand..........................................    99.4         0.5          0.3
Clarex S.A.,
  Guarulhos/Brazil..........................................   100.0         0.9         (0.2)
Cerdec Ceramics GmbH,
  Oberursel, Germany........................................   100.0         0.1           --
Braze Tec GmbH,
  Hanau/Germany.............................................   100.0         0.2           --
dmc(2) Italia S.p.A.,
  Fiorano/Italy.............................................   100.0         2.8         (0.4)
dmc(2) Pte Ltd.,
  Singapore.................................................   100.0         0.4           --
Degussa-NA Edelmetall GmbH,
  Hanau/Germany.............................................   100.0         1.4          0.7
dmc(2) Istanbul Degussa Metal Katalizor
Seramik Boyalari Ticaret Limited Sirketi
  Istanbul/Turkey...........................................    99.0         0.9          0.1
  (formerly: Cerdec Istanbul Seramic Bogalari Ticaret,
     Istanbul/Turkey)
Schoene Edelmetaal B.V.,
  Amsterdam/Netherlands.....................................    90.8        10.8          1.2
Degussa Galvanotechnik GmbH,
  Schwaebisch-Gmuend/Germany................................    90.8        12.7          4.4
Oesterreichische Gold- und Silberscheideanstalt GmbH,
  Vienna/Austria............................................    90.8         8.2          3.0
Allgemeine Gold- und Silberscheideanstalt AG,
  Pforzheim/Germany.........................................    90.8        88.4         14.1
Allgemeine France S.A.R.L
  Brunstatt/France******....................................    90.8         0.3           --
Coimpa Sociedade Industrial de Metais Preciosos da Amazonia
  Ltda.,
  Guarulhos/Brazil..........................................    78.0        23.6         16.5
Zibo Cerdec Ceramic Colours Co. Ltd.,
  Zibo City, Shandong/China.................................    60.0        21.2          5.0
PT Cerdec Indonesia,
  Sidoarjo/Indonesia........................................    59.0         2.7          1.5
Degussa Catalyst Ltd.,
  Port Elisabeth/South Africa...............................    55.0        21.1         19.5
dmc(2) Catalyst Port Elisabeth (Pty) Ltd.,
  Port Elizabeth/South Africa...............................    55.0         2.5          2.8
Thai Ceramic Colors Co. Ltd.,
  Bangkok/Thailand..........................................    51.0         0.7          0.3
dmc(2) L.P., Washington/USA
  (consolidated pursuant to ss. 290 (2) HGB)................     1.0       110.1         34.3
dmc(2) Electronic Components Inc.,
  Newark (Delaware)/USA.....................................   100.0         3.2         (5.2)

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

---------------
      * After consolidation of Cerdec Sales Corporation, Virgin Islands/USA, Cerdec Royalty Co., Las Vegas/USA, dmc(2) Corporation, Washington/USA (formerly: Cerdec Corporation, Washington/USA), Schilling's Graphics, Inc., Galion, Ohio/USA and Cerdec Ceramics Inc., Dallas/USA.

     ** After consolidation of dmc(2) Degussa Metals Catalysts Cerdec Iberica,
        S.A., Castellon, Spain.

   *** After consolidation of Cerdec Ceramics do Brasil Ltda., Americana/Brazil.

  **** After consolidation of Cerdec Ceramics Mexico S.A. de C.V., Puebla,
       Mexico, and Demeca S.A. de C.V. San Juan Xalpa, Mexico.

 ***** Figure as of December 31, 1999.

****** Net result before taxes.

                                  GERMAN GAAP

                   (IN DEM THOUSANDS, UNLESS OTHERWISE NOTED)

                                                                   AS AT DECEMBER 31, 2000
                                                              ----------------------------------
                                                               EQUITY                NET INCOME
                                                              HOLDINGS   EQUITY IN     (LOSS)
              NAME AND LOCATION OF THE COMPANY                  IN %     MILL. DM    IN MILL. DM
              --------------------------------                --------   ---------   -----------
Ordeg Co., Limited
  Seoul/South Korea*........................................    50.0        28.9          5.1
ICT-International Catalyst Technology Inc.,
  Calvert City/USA..........................................    50.0        23.9         (5.4)
ICT Co. Ltd.,
  Osaka/Japan**.............................................    50.0        18.6         (0.2)
Cerdec (Thailand) Co., Ltd.,
  Bangkok/Thailand..........................................    49.0         9.6          2.6
dmc(2) Metals (Thailand)
  Bangkok/Thailand***.......................................    44.5         4.3          0.4
Smaltochimica S.R.L.,
  Spezzano di Fiorano M./Italy..............................    40.0         9.0          2.9
Gardenia-Quimica S.A.
  Castellon/Spain...........................................    36.0         5.7          1.7
Chilches Materials, S.A.
  Alcora/Spain..............................................    20.0         9.4         (0.1)
Nadir Allgemeine Soymetaller,
  Istanbul/Turkey****.......................................    13.6          --           --
Norddeutsche Affinerie AG
  Hamburg/Germany*****......................................    10.0       489.5         79.7

---------------

      * Figure as of December 31, 1999.

     ** Financial year from April 1, 1999 to March 31, 2000.

   *** Net result before taxes.

  **** No other information available.

 ***** Financial year from October 1, 1999 to September 30, 2000.

BOARD MANAGEMENT

Richard Adante
                                  dmc(2) GROUP

              INTERIM CONDENSED COMBINED STATEMENTS OF OPERATIONS

                                  GERMAN GAAP

                               (IN DEM THOUSANDS)

                                  (UNAUDITED)

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              -----------------------
                                                                 2000         2001
                                                              ----------   ----------
SALES.......................................................   5,993,876    6,784,068
Cost of sales...............................................  (5,607,059)  (6,449,300)
                                                              ----------   ----------
GROSS PROFIT................................................     386,817      334,768
Selling expenses............................................    (137,336)    (146,705)
General administrative expenses.............................     (85,659)    (118,405)
Research and development expenses...........................     (47,242)     (60,226)
Other operating income......................................      46,009      102,102
Other operating expenses....................................     (60,258)     (48,307)
                                                              ----------   ----------
NET OPERATING INCOME........................................     102,331       63,227
Income from investments, net................................      10,152        9,444
Write-down of investments...................................          --         (252)
Interest expense, net.......................................     (26,128)     (35,322)
                                                              ----------   ----------
INCOME FROM ORDINARY ACTIVITIES BEFORE EXTRAORDINARY ITEMS
  AND INCOME TAXES..........................................      86,355       37,097
Extraordinary expense.......................................      (2,700)      (4,859)
Income taxes................................................     (36,641)     (19,886)
                                                              ----------   ----------
NET INCOME..................................................      47,014       12,352
Dividend payment............................................          --       (7,953)
Minority interests..........................................     (22,182)       2,035
(Loss) profit brought forward...............................      (7,042)       8,000
Transfer to reserves, net...................................     (13,790)      (4,951)
                                                              ----------   ----------
PROFIT AVAILABLE FOR DISTRIBUTION...........................       4,000        9,483
                                                              ==========   ==========

 The accompanying notes are an integral part of the interim condensed combined financial statements.

                                  dmc(2) GROUP

                    INTERIM CONDENSED COMBINED BALANCE SHEET

                                  GERMAN GAAP

                               (IN DEM THOUSANDS)

                                  (UNAUDITED)

                                                               JUNE 30,
                                                                 2001
                                                               ---------
                                 ASSETS
Intangible assets...........................................      14,622
Property, plant and equipment, net..........................     660,125
Investments.................................................     121,409
                                                               ---------
NON-CURRENT ASSETS..........................................     796,156
Inventories, net............................................     830,191
Trade accounts receivable, net..............................     803,459
Accounts receivable from affiliated companies...............      78,638
Other accounts receivable and other assets..................      69,161
                                                               ---------
ACCOUNTS RECEIVABLE AND OTHER ASSETS........................     951,258
Cash and cash equivalent....................................      55,133
                                                               ---------
CURRENT ASSETS..............................................   1,836,582
Deferred charges............................................      72,264
                                                               ---------
TOTAL ASSETS................................................   2,705,002
                                                               =========

                  SHAREHOLDER'S EQUITY AND LIABILITIES
Issued capital..............................................      50,000
Reserves....................................................     534,198
Profit available for distribution...........................       9,483
Minority interests..........................................     129,619
                                                               ---------
SHAREHOLDER'S EQUITY........................................     723,300
Provisions for pensions and similar obligations.............     130,016
Other accrued liabilities...................................     254,573
                                                               ---------
ACCRUED LIABILITIES.........................................     384,589
Liabilities to banks........................................     102,874
Trade accounts payable......................................     290,613
Liabilities to affiliated companies.........................   1,107,633
Other liabilities...........................................      93,394
                                                               ---------
LIABILITIES.................................................   1,594,514
Deferred income.............................................       2,599
                                                               ---------
TOTAL SHAREHOLDER'S EQUITY AND LIABILITIES..................   2,705,002
                                                               =========

 The accompanying notes are an integral part of the interim condensed combined financial statements.

                                  dmc(2) GROUP

         INTERIM CONDENSED COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY

                                  GERMAN GAAP

                               (IN DEM THOUSANDS)

                                  (UNAUDITED)

                                                                                          INVESTMENTS
                                                                  PROFIT                    BY AND
                                                                AVAILABLE                  ADVANCES
                                ISSUED    CAPITAL   REVENUE        FOR        MINORITY       FROM
                                CAPITAL   RESERVE   RESERVES   DISTRIBUTION   INTERESTS     DEGUSSA       TOTAL
                                -------   -------   --------   ------------   ---------   -----------   ---------
AS OF DECEMBER 31, 1999.......      --         --        --           --            --     1,168,391    1,168,391
Formation (former Cerdec
  AG).........................  32,000    109,346     2,685       (7,042)           --      (136,989)          --
Contribution of precious
  metals and automotive
  catalysts divisions by
  Degussa.....................  18,000    149,000        --           --            --      (167,000)          --
Conversion of advances to
  liabilities.................      --         --        --           --            --      (689,269)    (689,269)
Conversion of advances to
  reserves....................      --         --    93,228           --            --       (93,228)          --
Conversion of advances to
  minority interest...........      --         --        --           --        81,905       (81,905)          --
Contribution from Degussa,
  net.........................      --    100,458        --           --            --            --      100,458
Net income....................      --         --        --       24,832        22,182            --       47,014
Dividends paid................      --         --   (18,110)          --            --            --      (18,110)
Foreign currency translation
  adjustment..................      --         --    20,952           --            --            --       20,952
Reclassifications.............      --         --    13,790      (13,790)           --            --           --
                                ------    -------   -------      -------       -------     ---------    ---------
AS OF JUNE 30, 2000...........  50,000    358,804   112,545        4,000       104,087            --      629,436
                                ======    =======   =======      =======       =======     =========    =========

                                                                       PROFIT
                                                                     AVAILABLE
                                     ISSUED    CAPITAL   REVENUE        FOR        MINORITY
                                     CAPITAL   RESERVE   RESERVES   DISTRIBUTION   INTERESTS    TOTAL
                                     -------   -------   --------   ------------   ---------   -------
AS OF DECEMBER 31, 2000............  50,000    358,804   125,081        8,000       110,214    652,099
Net income.........................      --         --        --       14,387        (2,035)    12,352
Dividends paid.....................      --         --        --       (7,953)           --     (7,953)
Contribution by minority partner...      --         --        --           --        21,440     21,440
Foreign currency translation
  adjustment.......................      --         --    45,362           --            --     45,362
Reclassifications..................      --         --     4,951       (4,951)           --         --
                                     ------    -------   -------      -------       -------    -------
AS OF JUNE 30, 2001................  50,000    358,804   175,394        9,483       129,619    723,300
                                     ======    =======   =======      =======       =======    =======

 The accompanying notes are an integral part of the interim condensed combined financial statements.

                                  dmc(2) GROUP

              INTERIM CONDENSED COMBINED STATEMENTS OF CASH FLOWS

                                  GERMAN GAAP

                               (IN DEM THOUSANDS)

                                  (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                2000        2001
                                                              --------    --------
NET INCOME..................................................    47,014      12,352
Adjustments to reconcile net income to
  net cash provided by (used in) operating activities:
Depreciation and amortization...............................    41,146      46,362
(Gain)/loss on disposal of non-current assets...............     1,326        (255)
Provision for deferred taxes................................    15,573       9,784
Loss from investments, net..................................   (10,152)     (9,444)
Write-down of non-current assets............................        --         252
CHANGES IN OPERATING ASSETS AND LIABILITIES:
Inventories, net............................................   (52,611)     42,322
Trade accounts receivable, net..............................  (193,188)    (66,850)
Accounts receivable from affiliated companies...............  (118,859)    (17,042)
Other accounts receivable and assets........................       495      21,940
Deferred charges............................................     8,170     (26,782)
Provisions for pensions and similar obligations.............    77,366       6,067
Other accrued liabilities...................................   (23,397)    (13,518)
Advance payments received on orders.........................       (49)     (2,102)
Trade accounts payable......................................    87,861      38,979
Liabilities to affiliated companies.........................    49,707      37,194
Other liabilities...........................................    17,135      13,567
Deferred income.............................................    12,361         636
                                                              --------    --------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES.............   (40,102)     93,462
INVESTING ACTIVITIES:
Elimination of goodwill.....................................        --      30,841
Purchase of intangible assets...............................        --      (3,804)
Capital expenditures........................................   (71,714)   (107,746)
Acquisition of business, net of cash acquired...............    (8,745)         --
Proceeds from disposal of non-current assets................     7,569      22,097
                                                              --------    --------
CASH USED IN INVESTING ACTIVITIES...........................   (72,890)    (58,612)
FINANCING ACTIVITIES:
Borrowings from banks, net..................................   750,119    (836,716)
Net cash from (to) Degussa..................................  (636,406)    786,620
Contribution by minority interest...........................        --      21,440
                                                              --------    --------
CASH PROVIDED BY (USED IN) FINANCING
  ACTIVITIES................................................   113,713     (28,656)
Effect of exchange rate movements on cash...................      (803)      1,793
                                                              --------    --------

CHANGE IN CASH AND CASH EQUIVALENTS.........................       (82)      7,987
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............    70,605      47,146
                                                              --------    --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD..................    70,523      55,133
                                                              ========    ========

 The accompanying notes are an integral part of the interim condensed combined financial statements.

               NOTES TO THE COMBINED INTERIM FINANCIAL STATEMENTS

                                  dmc(2) GROUP

                               (IN DEM THOUSANDS)

                                  (UNAUDITED)

(1)   BASIS OF PREPARATION

     The accompanying combined financial statements were prepared in accordance with the provisions of the German Commercial Code ("Handelsgesetzbuch" -- "HGB") and the German Stock Corporation Act ("Aktiengesetz" -- "AktG"). These combined financial statements of the dmc(2) Group have been prepared in accordance with accounting principles generally accepted in Germany (German GAAP) as if the dmc(2) Group had always been an established legal group.

(2)   RECONCILIATION TO U.S. GAAP

     The interim combined financial statements are presented in accordance with German GAAP, which differ in certain significant respects from accounting principles generally accepted in the United States of America ("U.S. GAAP").

     The significant differences that affect net income and shareholder's equity of dmc(2) Group are set forth below:

                                                               SIX MONTHS ENDED JUNE 30,
                                                              ---------------------------
                                                              NOTE      2000       2001
                                                              -----   --------   --------
RECONCILIATION OF NET INCOME (LOSS) TO U.S. GAAP:
Net income as reported in the combined statements of
  operations under German GAAP..............................           47,014     12,352
     Provisions and loss contingencies......................   a)      (2,550)    (6,190)
     Valuation of inventory.................................   b)         503       (203)
     Deferred taxes.........................................   c)       1,096     13,517
     Foreign currency revaluation...........................   d)       3,652     (2,069)
     Pensions and post retirement benefits..................   e)      (3,240)    (4,796)
     Allowance for doubtful accounts........................   f)       8,541     (4,359)
     Valuation of securities................................   g)       3,072         10
     Valuation of fixed assets..............................   h)          24      2,713
     Financial instruments..................................   i)       1,671     30,188
     Purchase accounting of dmc(2) Group....................   j)     (17,093)   (17,094)
     Purchase of minority interest in Cerdec AG.............   k)      (1,675)    (1,672)
     Combination of majority-owned subsidiaries.............   l)       5,171      4,779
     Minority interests.....................................   m)      (7,058)   (11,627)
     Equity method accounting...............................   n)      (9,697)    (3,322)
     Goodwill...............................................   o)      (2,913)     1,883
                                                                      -------    -------
NET INCOME IN ACCORDANCE WITH U.S. GAAP.....................           26,518     14,110
                                                                      =======    =======

                                  dmc(2) GROUP

                                                          SIX MONTHS ENDED JUNE 30,
                                                         ----------------------------
                                                         NOTE     2000        2001
                                                         ----   ---------   ---------
RECONCILIATION OF SHAREHOLDER'S EQUITY TO U.S. GAAP:
Shareholder's equity as reported in the combined
  statements of shareholder's equity under German
  GAAP.................................................           629,436     723,300
     Provisions and loss contingencies.................   (a)      47,057      24,691
     Valuation of inventory............................   (b)       5,009       3,453
     Deferred taxes....................................   (c)    (149,579)   (137,792)
     Foreign currency revaluation......................   (d)       7,453         (13)
     Pensions and post retirement benefits.............   (e)      (3,721)     (1,384)
     Allowance for doubtful accounts...................   (f)      17,877       4,497
     Valuation of securities...........................   (g)      92,385      46,114
     Valuation of fixed assets.........................   (h)       3,051      12,065
     Financial instruments.............................   (i)        (415)     31,685
     Purchase accounting of dmc(2) Group...............   (j)     618,200     577,605
     Purchase of minority interest in Cerdec AG........   (k)      45,721      42,377
     Combination of majority -- owned subsidiaries.....   (l)      25,162      13,291
     Minority interests................................   (m)     (24,129)    (57,189)
     Equity method accounting..........................   (n)     (19,787)      4,591
     Goodwill..........................................   (o)     (24,883)     (2,268)
                                                                ---------   ---------
SHAREHOLDER'S EQUITY IN ACCORDANCE WITH U.S. GAAP......         1,268,837   1,285,023
                                                                =========   =========

  (a)  PROVISIONS AND LOSS CONTINGENCIES

     In accordance with German GAAP, dmc(2) Group recognized provisions for expected costs to be incurred for certain restructurings and other anticipated future costs. Under U.S. GAAP, the recognition criteria for such provisions are more stringent and require a number of prescribed conditions be satisfied before a liability can be recorded.

  (b)  VALUATION OF INVENTORY

     Under German GAAP, dmc(2) Group capitalizes overhead costs in accordance with German tax law, which excludes certain indirect and other costs. Under U.S. GAAP, manufacturing overhead costs include all indirect material, labor and overhead costs.

     Under German GAAP, raw materials inventory is valued at the lower of average purchase cost or market price, similar to U.S. GAAP. However, for German GAAP purposes, market price is the lower of replacement cost and net realizable value. Differences may arise where sales prices are contracted at period end.

     In accordance with German GAAP, LIFO layers are created in each period for each metal. A lower of cost or market assessment is performed every period for each metal layer. For U.S. GAAP purposes, the lower of cost or market assessment is applied to an entire metal position. Under U.S. GAAP, the inventory was revalued as a result of the purchase accounting described in Note 33(j).

  (c)  DEFERRED TAXES

     Under German GAAP, deferred tax assets and liabilities are generally recognized for temporary differences between book carrying values and tax bases of assets and liabilities, with the exception of dmc(2) GROUP

deferred tax assets relating to net operating loss carry forwards which are recognized to the extent of offsetting deferred tax liabilities. Deferred tax assets are recognized to the extent they are expected to be realized.

     Under U.S. GAAP, deferred tax assets and liabilities for temporary differences using enacted tax rates in effect at period-end are recognized in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS No. 109"). Under SFAS No. 109, net operating loss carryforwards that are available to reduce future taxes are recognized as deferred tax assets. Such amounts are reduced by a valuation allowance to the extent that it is more likely than not that the deferred tax assets will not be realized.

     The deferred tax adjustment included in the above reconciliation to U.S. GAAP also contains the income tax effects of the above U.S. GAAP adjustments, where appropriate.

  (d)  FOREIGN CURRENCY REVALUATION

     Under German GAAP, foreign currency denominated receivables (payables) are translated at the lower (higher) of the period-end spot rate or contracted rate, respectively.

     Under U.S. GAAP, assets and liabilities denominated in a foreign currency are recorded at current exchange rates at period-end with any resulting adjustments in operating results.

  (e)  PENSIONS AND POST RETIREMENT BENEFITS

     For German GAAP, certain increases in pension and other similar obligations are recognised immediately in earnings. Under U.S. GAAP, changes in pension and similar obligations (including those resulting from plan amendments) are not recognised as they occur but are recognised systematically and gradually over subsequent periods. Following the Formation of dmc(2) Group as a legal entity in 2000, certain pension plans were amended to increase benefits as well as expand the number of participants.

     As part of the Formation of the dmc(2) Group, Degussa assumed the liability for certain dmc(2) Group employees retired as of January 1, 2000. Under German GAAP the pension expense associated to these retired employees is not included in income for the year ended December 2000. For U.S. GAAP, pension costs associated with the retired employees has been reflected in the U.S. GAAP reconciliation.

  (f)  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     In addition to specific reserves, dmc(2) Group also maintains a general allowance as well as a country risk allowance for German GAAP purposes. For U.S. GAAP purposes, these allowances were reversed except for the amounts based upon dmc(2) Group's historical loss experience.

  (g)  VALUATION OF SECURITIES

     Under German GAAP, marketable debt and equity securities are generally carried at the lower of cost or market value. Under U.S. GAAP, marketable debt and equity securities other than investments accounted for by the equity method, are categorized as either trading, available-for-sale, or held to maturity. Securities classified as trading or available-for-sale are reported at fair value at the balance sheet date and held to maturity securities are reported at historical cost. Unrealized gains and losses on trading securities are recorded in net income while unrealized gains and losses on securities categorized as available-for-sale are recorded in shareholder's equity, net of income tax.

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        NOTES TO THE COMBINED INTERIM FINANCIAL STATEMENTS -- CONTINUED

                                  dmc(2) GROUP

  (h)  VALUATION OF FIXED ASSETS

     Under German GAAP, capitalization of certain construction project costs is not required. Under U.S. GAAP, certain project costs are required to be capitalized. Further, capitalization of interest during the construction phase of the project is permitted but not required under German GAAP. Under U.S. GAAP, interest is capitalized during the construction phase of major construction projects. Capitalized interest and other costs are added to the cost of underlying assets and are depreciated over the useful life of the asset.

  (i)  FINANCIAL INSTRUMENTS

     Under German GAAP, the fair values of precious metal futures contracts are netted amongst their respective metal portfolios with any resultant unrealized loss recognized in earnings. Under U.S. GAAP, each metal future contract is marked to market with both positive or negative fair values recognized in earnings.

     Under German GAAP, negative fair values of foreign currency forwards and interest rate swaps contracted with third parties are recognized in earnings. For U.S. GAAP, positive and negative fair values are recognized in earnings.

     Precious metal leases are treated off balance sheet under German GAAP since title and ownership of the leased metal do not pass to the lessee. Precious metal leases were similarly treated for U.S. GAAP until the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended on January 1, 2000. After adoption, precious metal leases are treated as derivative instruments. Therefore, changes in fair values are reported in earnings.

  (j)  PURCHASE ACCOUNTING OF DMC(2) GROUP

     E.ON AG (formerly Veba AG) acquired Degussa, including the related assets and liabilities of the dmc(2) Group, in two separate transactions. The initial 36,4% ownership interest was acquired in December 1997 with the remaining 63,6% interest acquired in February 1999. For German GAAP purposes, the recorded amounts of dmc(2) Group's assets acquired and liabilities assumed by E.ON AG remained at historical cost basis. For U.S. GAAP purposes, a new basis of accounting is established for dmc(2) Group's assets and liabilities based upon the fair values of the respective assets acquired and liabilities assumed by E.ON AG at each acquisition date.

     As a result of the new basis of accounting, shareholder's equity was increased and additional charges reflected in the reconciliation of net income for the effects of increases in cost of sales, depreciation expense of tangible and intangible assets, and related deferred taxes. The deferred tax effect is reflected in Note 2(c) above.

  (k)  PURCHASE OF MINORITY INTEREST IN CERDEC AG

     In March 1999, Degussa AG purchased the remaining minority interest of 30% in Cerdec AG from Ciba Geigy. In accordance with German GAAP, the excess of the acquisition cost of the minority interest acquired over the fair value of the net assets acquired is offset against shareholder's equity. Under U.S. GAAP, goodwill is capitalized and depreciated over its useful life. dmc(2) Group's policy is to depreciate goodwill over 15 years.

  (l)  COMBINATION OF MAJORITY-OWNED SUBSIDIARIES

     dmc(2) Group does not combine a number of investments in domestic and foreign companies in its combined financial statements under German GAAP. For U.S. GAAP, the number of companies consolidated in the combined financial statements has been increased. The remaining companies not included in the scope dmc(2) GROUP

of the consolidation for U.S. GAAP purposes are not material to the combined shareholder's equity, financial position, and net operating results.

     Combination of dmc(2) L.P.

     dmc(2) L.P. is consolidated under German GAAP with Degussa's 99% interest in equity and earnings shown as minority interests. As these combined financial statements are prepared with respect to the sale of dmc(2) Group to OMG and OMG has purchased the remaining 99% interest of dmc(2) L.P. from Degussa as part of this agreement, dmc(2) L.P. has been fully consolidated with no minority interests for U.S. GAAP purposes.

  (m)  MINORITY INTERESTS

     Under German GAAP, minority interest is included as a separate component of shareholder's equity and is not adjusted in determining net income. Under U.S. GAAP, minority interest is not shown as equity and is adjusted in determining net income.

  (n)  EQUITY METHOD ACCOUNTING

     In accordance with German GAAP, investments in associated companies subject to significant influence (generally entities which are 20 - 50% owned) are not required to be accounted for under the equity method, if certain materiality tests are met, and can be recorded under the cost method (and, if applicable, the lower of cost or market value).

     Under U.S. GAAP, investments in associated companies are recorded using the equity method of accounting if the investor has significant influence over the operating or financial decisions of the investee. For both German GAAP and U.S. GAAP, the balance of each investment is increased or decreased, as appropriate, to account for the investor's proportionate share of the investee earnings, less dividends received.

     Under German GAAP, based on materiality it is permissible to consolidate foreign associated companies on the basis of their local accounting principles, not restated for German GAAP. Foreign associated companies have been converted to U.S. GAAP for consolidation purposes in the U.S. GAAP reconciliation.

     For German GAAP, in cases where the associated company's financial year end differs from the investor's year end, the associated company's previous financial information is utilized for consolidation. For U.S. GAAP, financial information of associated companies for periods ended within 90 days of the year end of the associated investor's financial year end.

  (o) GOODWILL

     In accordance with German GAAP, goodwill was either charged directly to shareholder's equity or capitalized and depreciated over 15 years. For U.S. GAAP purposes all goodwill is capitalized and depreciated over 15 years. The effect of goodwill adjustments arising from the E.ON AG acquisition of Degussa and the acquisition of the minority interest in Cerdec AG is included in notes 33(j) and 33(k), respectively.

       Extraordinary Income (Expense)

     The items classified as extraordinary income (expense) under German GAAP would not be presented as extraordinary items for U.S. GAAP purposes.

(3)   SUBSEQUENT EVENT

     On August 10, 2001, Degussa forgave approximately DM 1,109,427 of affiliate advances due from dmc(2) Group to Degussa AG.

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